   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999


                                                      REGISTRATION NO. 333-65963
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                 AMENDMENT 5 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         EXPRESS CAPITAL CONCEPTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          6770                         84-1107140
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
      OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)
         ORGANIZATION)

                         EXPRESS CAPITAL CONCEPTS, INC.
                      26 WEST DRY CREEK CIRCLE, SUITE 600
                           LITTLETON, COLORADO 80120
                           TELEPHONE: (303) 794-9450
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              EARNEST MATHIS, JR.
                 PRESIDENT, CHAIRMAN OF THE BOARD AND TREASURER
                         EXPRESS CAPITAL CONCEPTS, INC.
                      26 WEST DRY CREEK CIRCLE, SUITE 600
                           LITTLETON, COLORADO 80120
                           TELEPHONE: (303) 794-9450
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           AARON A. GRUNFELD, ESQ.                         H. WAYNE TAYLOR, ESQ.
             RESCH POLSTER ALPERT                     MITCHELL SILBERBERG & KNUPP LLP
                 & BERGER LLP                           11377 WEST OLYMPIC BOULEVARD
     10390 SANTA MONICA BLVD., 4TH FLOOR               LOS ANGELES, CALIFORNIA 90064
        LOS ANGELES, CALIFORNIA 90025                    TELEPHONE: (310) 312-3120
          TELEPHONE: (310) 277-8300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As promptly as practicable after this Registration Statement becomes effective and after the effective time of the proposed merger described in this Registration Statement.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY APPLICABLE STATE SECURITIES COMMISSION BECOME EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999


                       GREYSTONE TECHNOLOGY, INCORPORATED

                   PROXY STATEMENT FOR THE SPECIAL MEETING OF
            SHAREHOLDERS TO BE HELD ON                       , 1999
                            ------------------------

                         EXPRESS CAPITAL CONCEPTS, INC.

                                   PROSPECTUS
                            ------------------------

     A special meeting of the shareholders of GreyStone Technology,
Incorporated, will be held at 9:00 a.m. on                     , 1999. At the
meeting, GreyStone's shareholders will vote on a merger with Express Capital Concepts, Inc. The common stock of Express Capital is quoted on the Over-the-Counter Bulletin Board(R) under the symbol "EXCC." The market for EXCC is thinly traded and often illiquid. If the merger takes place:

     - GreyStone will become a wholly-owned subsidiary of Express Capital;

     - Express Capital will not have any significant liabilities or assets;

     - GreyStone's shareholders will receive one share of Express Capital's common stock in exchange for each share of GreyStone's common stock they owned before the merger;

     - GreyStone's shareholders will own approximately 97% of Express Capital;

     - GreyStone's officers and directors will become the officers and directors of Express Capital; and

     - Express Capital will change its name to "GreyStone Digital Technology, Inc."

     GreyStone's board of directors has unanimously approved the merger and determined that it is fair to GreyStone and in its stockholders' best interests. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER. The directors and officers of GreyStone, as a group, own a majority of the outstanding shares, and they have said they intend to vote for the merger. Since the shares they own are more than the minimum needed to approve the merger, approval is assured. Under California law, holders of GreyStone common stock are not entitled to dissenters' rights in connection with the merger.

     Whether or not you plan to attend the special meeting, please take the time to vote on the merger by completing and mailing the enclosed proxy card to us. If your proxy card does not indicate how you wish to vote, your proxy will be counted as a vote in favor of the merger.

     The merger is a complex transaction with a number of risks and uncertainties. This document includes detailed information about the merger. We strongly urge you to read it in its entirety and consider it carefully, especially the matters referred to under "Risk Factors."

                                          Richard A. Smith
                                          Chairman of the Board and Chief
                                          Executive Officer
--------------------------------------------------------------------------------

        Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved the merger or the
   Express Capital common stock to be issued in the merger, determined that this proxy statement/prospectus is truthful or complete, or determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense. This proxy statement/prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where offers or sales are not permitted.
--------------------------------------------------------------------------------

     The date of this proxy statement/prospectus is                     , 1999,
and it is first being mailed to GreyStone shareholders on or about
                    , 1999.

                       GREYSTONE TECHNOLOGY, INCORPORATED
                            4950 MURPHY CANYON ROAD
                          SAN DIEGO, CALIFORNIA 92123

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON                         , 1999

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of GreyStone Technology, Incorporated, a California corporation, will be held on
                 , 1999 at 9:00 a.m., California time, at GreyStone's executive offices located at 4950 Murphy Canyon Road, San Diego, California 92123.

     The special meeting is being called to consider and vote upon a proposal to approve:

     - the agreement and plan of merger and reorganization dated as of August 11, 1997, as amended as of October 1, 1998, and September 29, 1999 among GreyStone, Express Capital Concepts, Inc., a Delaware corporation, Express Capital Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Express Capital formed solely for the purpose of this merger with GreyStone, and Earnest Mathis, Jr., Express Capital's Chairman and principal shareholder,

     - the merger of GreyStone Technology, Inc. with and into Express Capital Acquisition Corp., whereby GreyStone will cease to exist, Express Capital Acquisition Corp. will remain a wholly owned subsidiary of Express Capital, and Express Capital will be renamed GreyStone Digital Technology, Inc., and

     - the certificate of merger which will be filed with of the Secretaries of State of the States of Delaware and California to effect the merger. As a result of the merger, each outstanding share of GreyStone common stock will be converted into the right to receive one share of Express Capital common stock, resulting in a one-to-one exchange ratio. A copy of the merger agreement and a copy of the certificate of merger are set forth in their entirety as Annex A and Annex B, respectively, to this proxy statement/prospectus, and


     Immediately after the consummation of the merger, the former holders of GreyStone common stock will hold in the aggregate 15,211,627 shares of Express Capital common stock, or approximately 97% of the shares of Express Capital common stock to be outstanding immediately after the consummation of the merger.


     The board of directors has fixed the close of business on
                    , 1999 as the record date for the determination of shareholders of GreyStone entitled to notice of and to vote on the merger proposal. Only holders of record of GreyStone common stock on the record date are entitled to notice of, and will be entitled to vote at the special meeting or any adjournment or postponement of the meeting.

     You can ensure that your shares are voted at the special meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by giving written notice to GreyStone's Corporate Secretary at GreyStone's headquarters, at 4950 Murphy Canyon Road, San Diego, California 92123.

     THE BOARD OF DIRECTORS OF GREYSTONE HAS DETERMINED THAT THE MERGER IS FAIR TO GREYSTONE AND IN THE BEST INTERESTS OF THE GREYSTONE SHAREHOLDERS. THE BOARD OF DIRECTORS OF GREYSTONE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT AND THE MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Carolyn Harris,
                                          Secretary

San Diego, California
                    , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
     The Companies..........................................     1
     GreyStone's Reasons for the Merger.....................     1
     The Special Meeting....................................     1
     The Merger Agreement...................................     3

MARKET PRICE DATA...........................................     5

SELECTED HISTORICAL FINANCIAL INFORMATION...................     6

GREYSTONE SELECTED HISTORICAL FINANCIAL INFORMATION.........     7

EXPRESS CAPITAL SELECTED HISTORICAL FINANCIAL INFORMATION...     8

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
  GREYSTONE AND EXPRESS CAPITAL.............................     9

UNAUDITED PRO FORMA COMBINED BALANCE SHEET..................    10

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS........    11

COMPARATIVE PER SHARE DATA..................................    12

RISK FACTORS................................................    13

GREYSTONE SPECIAL MEETING...................................    21
     Date, time and place of special meeting................    21
     Purpose of the special meeting.........................    21
     Record date; shares entitled to vote...................    21
     Quorum; required vote..................................    21
     Voting of Proxies......................................    21
     Revocability of Proxies................................    21
     Solicitation of Proxies; Expenses......................    22
     Board Recommendation...................................    22

EXPRESS CAPITAL APPROVALS...................................    22
     Approval of the Merger.................................    22

THE MERGER AND RELATED TRANSACTIONS.........................    23
     General................................................    23
     Conversion of Shares...................................    23
     Background of the merger...............................    24
     Recommendations of the boards of directors and reasons
      for the merger........................................    26
     The Merger Agreement...................................    26
     Related Agreements and Interests of Certain Persons in
      the Merger............................................    29
     Other Matters Related to the Merger....................    29

                                                              PAGE
                                                              ----
GREYSTONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.........................    33
     Results of Operations..................................    33
     Liquidity and Capital Resources........................    36
     Year 2000 Compliance...................................    38
GREYSTONE BUSINESS..........................................    40
     Available information..................................    40
     GreyStone's Overview...................................    40
     GreyStone's Business Strategy..........................    43
     Commercial Markets and Digital Entertainment
      Business..............................................    45
     Digital Entertainment Markets..........................    45
     Government Market and Products.........................    49
     Marketing and Sales....................................    53
     Strategic Technology Unit..............................    53
     Production.............................................    53
     Competition............................................    54
     Patents and Proprietary Rights.........................    54
     Employees..............................................    55
     Facilities.............................................    55
     Legal Proceedings......................................    55
GREYSTONE MANAGEMENT........................................    56
     Nominee Directors......................................    57
     Board Committees and Meetings..........................    57
     Directors' Compensation................................    57
     Executive Officer Compensation.........................    58
SUMMARY OF COMPENSATION TABLE...............................    58
     Stock Option Grants And Exercises......................    59
     Aggregated Option Exercises in Last Fiscal Year........    59
     Employment Agreements..................................    59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    61
GREYSTONE PRINCIPAL SHAREHOLDERS............................    63
EXPRESS CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............    64
EXPRESS CAPITAL BUSINESS....................................    64
     General................................................    64
     Employees..............................................    64
     Properties.............................................    64
     Legal Proceedings......................................    65
     Director And Executive Officer Of Express Capital;
      Executive Compensation................................    65

                                                              PAGE
                                                              ----
EXPRESS CAPITAL PRINCIPAL SHAREHOLDERS......................    66

PROPOSED MANAGEMENT OF EXPRESS CAPITAL AND THE SURVIVING
  CORPORATION AFTER THE MERGER..............................    68

DESCRIPTION OF GREYSTONE CAPITAL STOCK......................    69
     Common Stock...........................................    69
     1991 Stock Option Plan.................................    69
     1994 Stock Option and Stock Bonus Plan.................    70
     Non-Plan Options.......................................    70
     Warrants...............................................    71
     Registration Rights....................................    71

DESCRIPTION OF EXPRESS CAPITAL STOCK........................    72
     Common Stock...........................................    72
     Preferred Stock........................................    72
     Delaware Law and Certain Charter and Bylaw
      Provisions............................................    72
     Warrants...............................................    73

COMPARISON OF RIGHTS OF GREYSTONE SHAREHOLDERS AND EXPRESS
  CAPITAL STOCKHOLDERS......................................    74

EXPERTS.....................................................    81
LEGAL MATTERS...............................................    81
WHERE YOU CAN FIND MORE INFORMATION.........................    81
INDEX TO FINANCIAL STATEMENTS...............................   F-1

ANNEX A
     Second Amendment to Agreement and Plan of Merger and
      Reorganization........................................   A-1
     First Amendment to Agreement and Plan of Merger and
      Reorganization........................................   A-4
     Agreement and Plan of Merger and Reorganization........  A-19

ANNEX B
     Certificate of Merger of GreyStone Technology,
      Incorporated into Express Capital
       Acquisition Corp.....................................   B-1

ANNEX C
     Amended and Restated Certificate of Incorporation of
      Express Capital Concepts, Inc.........................   C-1

ANNEX D
     Amended and Restated Bylaws of GreyStone Digital
      Technology, Inc.......................................   D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why is GreyStone proposing the merger? How will I benefit?

A: In considering the merger, GreyStone's board noted that GreyStone has an immediate need for capital and that the combination of GreyStone with Express Capital could facilitate GreyStone's ability to raise money. Additionally, because Express Capital is a company whose securities are publicly traded, the merger may increase the visibility of GreyStone's business, which could improve GreyStone's ability to develop and commercialize its products. While the market for Express Capital common stock has been thin, or illiquid with no trades on many days and frequently none for several days, GreyStone's combination with Express Capital could potentially give you the ability to sell your shares in the public market, providing you with improved liquidity. To review the background and reasons for the merger in greater detail, see page 24.

Q:  What do I need to do now?

A: Please mail your signed proxy card in the enclosed envelope as soon as possible, so that your shares may be represented at the special meeting. In addition, you may attend the special meeting in person, rather than signing and mailing your proxy card.

Q:  What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card before the special meeting or attend the meeting in person and vote.

Q:  Should I send in my GreyStone stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your share certificates.

Q:  Please explain what I will receive in the merger.

A: If the merger is completed, you will receive one share of Express Capital common stock for each share of GreyStone common stock that you own. Because the shares issued to the former GreyStone shareholders will total approximately 97% of the Express Capital shares after the merger, there will be an approximately 3% dilution in your ownership interest.

Q:  What are the federal income tax consequences of the merger?

A: The merger has been structured as a tax-free reorganization. The tax basis in your GreyStone common stock will carryover and become the tax basis in your new shares of Express Capital common stock.

Q:  Does Express Capital pay dividends?

A:  Like GreyStone, Express Capital has never paid any dividends.

Q:  When do you expect the merger to be completed?

A:  We are working toward completing the merger as quickly as possible. We hope
    to complete the merger by             , 1999.

Q:  Whom should I call with questions?

A: If you have any questions about the merger, please call Richard Smith, Chief Executive Officer, at GreyStone, at (619) 874-7000.

Q:  Who is Express Capital?

A: Express Capital was formed in 1988 and had an initial public offering of its common stock shortly afterwards. It was formed primarily to enter into a business combination with a private company such as GreyStone. Express Capital has no employees and no other business and on the date of the merger Express Capital will have no significant assets. Since 1989, Express Capital has not been required to file quarterly, annual or other reports with the Securities and Exchange Commission.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 80. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This Proxy Statement/Prospectus contains forward-looking statements. These statements are always uncertain, and what actually happens at a later date may be significantly different. Some of the factors that might cause these differences are discussed in "Risk Factors" (see page 13).

     In the merger, GreyStone will merge with and into Express Capital Acquisition Corp., a subsidiary of Express Capital. Express Capital Acquisition Corp. will be the surviving corporation in the merger and will continue as a subsidiary of Express Capital.

     The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

THE COMPANIES

        Express Capital
        26 West Dry Creek Circle, Suite 600
        Littleton, Colorado 80120
        (303) 794-9450

     Express Capital was incorporated in Delaware in 1988. Express Capital was organized for the primary purpose of acquiring one or more privately-held companies through either a merger, asset acquisition or other business combination. Express Capital does not now have nor has it ever had any significant operations.

        GreyStone Technology, Incorporated
        4950 Murphy Canyon Road
        San Diego, California 92123
        (619) 874-7000

     GreyStone was incorporated in California in 1988. GreyStone designs, develops and markets real-time, interactive 3-D software and related products and services. GreyStone mainly targets the defense and entertainment markets.

GREYSTONE'S REASONS FOR THE MERGER (SEE PAGE 26)

     The GreyStone board has been considering ways to increase GreyStone's visibility and improve the trading market for its stock. The board believes that by merging with Express Capital, which is a publicly-traded corporation, GreyStone will gain visability, which may make it easier for GreyStone to further develop and commercialize its products. The board also believes that the combination of GreyStone with Express Capital may facilitate GreyStone's ability to raise money. While the market for Express Capital common stock has been thin, or illiquid, with no trades on many days and frequently none for several days, as a shareholder of a corporation which does have some public trading it may be easier for you to sell your shares, giving you increased liquidity.

     To review the reasons for the merger in greater detail, see page 26.

THE SPECIAL MEETING (SEE PAGE 21)

  Date, Time and Place.

     The special meeting will be held at 9:00 a.m., California Time, on
            , 1999. At the special meeting, GreyStone shareholders will be asked to approve the merger and the related merger agreement. The special meeting will be held at GreyStone's offices located at 4950 Murphy Canyon Road, San Diego, California 92123.

  Recommendation to GreyStone Shareholders.

     The GreyStone board of directors believes that the merger is in your best interests and unanimously recommends that you vote "for" approval of the merger.

  Record Date; Shares Entitled to Vote.

     You are entitled to vote at the special meeting if you owned shares of
GreyStone stock as of the close of business on             , 1999, the record
date.


     On the record date, there were 15,211,627 shares of GreyStone stock entitled to vote at the special meeting. GreyStone shareholders will have one vote for each share of GreyStone stock they own on the record date.


  Stockholder Vote Required to Approve the Merger.

     The holders of a majority of the outstanding shares of GreyStone stock must vote to approve the merger and the related merger agreement. A vote of Express Capital stockholders is not required.

  Share Ownership of Management and Certain Shareholders.

     GreyStone directors and officers, as a group, owned a majority of GreyStone stock outstanding on the record date. They have indicated that they intend to vote that stock owned by them for approval of the merger and the related merger agreement. Their vote alone will be sufficient to approve the merger.

WHAT GREYSTONE SHAREHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 23)

     If the merger is approved, GreyStone shareholders will have the right to receive one share of Express Capital stock for each share of GreyStone stock they own. GreyStone shareholders should not send in their stock certificates for exchange until instructed to do so.

WHAT CURRENT EXPRESS CAPITAL STOCKHOLDERS WILL HOLD AFTER THE MERGER (SEE PAGE
23)

     Express Capital stockholders will continue to own Express Capital shares after the merger. However, before the merger Express Capital will cause a 1-for-41.66667 reverse stock split of its common stock. As an example, an Express Capital stockholder who now owns 1,000 shares will own 24 shares at the time of the merger. After the reverse stock split, the Express Capital stockholders as a group will own a total of 480,000 shares of Express Capital stock.

OWNERSHIP OF EXPRESS CAPITAL AFTER THE MERGER (SEE PAGE 23)


     Express Capital will issue 15,211,627 shares of stock to GreyStone shareholders in the merger. Based on that number, after the merger, GreyStone shareholders will own approximately 97% of the outstanding Express Capital stock. This information is based on the shares of GreyStone and Express Capital
stock outstanding on                .


EFFECT ON OUTSTANDING OPTIONS AND WARRANTS (SEE PAGE 24)

     If the merger takes place, all GreyStone options and warrants will be converted into the right to purchase the same number of shares of Express Capital stock. All of the other terms and conditions of the GreyStone options and warrants will remain the same.

THE MERGER AGREEMENT (SEE PAGE 26)

     The merger agreement (Annex A) is attached at the back of this proxy statement/prospectus. We encourage you to read the agreement as it is the legal document that governs the merger.

  Conditions to the Merger (See page 27).

     The merger will be completed if certain conditions, including the following, are met:

     - the approval of GreyStone shareholders;

     - the accuracy of the parties' statements contained in the merger agreement;

     - the receipt of necessary third-party consents to the merger;

     - the absence of pending or threatened litigation that could adversely affect the parties;

     - the receipt of a legal opinion from Express Capital's counsel;

     - the receipt of lock-up agreements from certain stockholders of Express Capital;

     - the receipt of continuity-of-interest certificates from the holders of 1% or more of GreyStone's outstanding stock, which will facilitate favorable tax treatment for the merger.

  Termination of Merger Agreement (See page 28).

     Under certain circumstances, the merger agreement may be terminated, before or after the GreyStone shareholders have approved the merger. See "The Merger and Related Transactions -- the Merger Agreement -- Termination" on page 28.

  Indemnification by Mr. Mathis.

     Mr. Mathis has agreed to reimburse the companies (Express Capital and GreyStone's successor corporation) and the GreyStone shareholders if they are damaged as a result of any inaccuracies by Mathis in the merger agreement. In addition, Mr. Mathis has agreed to reimburse the companies if they are damaged as a result of any omissions or misstatements in certain sections of this proxy statement/prospectus that relate to Express Capital. See "The Merger and Related Transactions -- Indemnification" on page 28, "The Merger and Related Transactions -- Indemnification Agreement" on page 29, and "The Merger and Related Transactions -- Additional Indemnity" on page 29.

  Indemnification by Greystone.

     Greystone has agreed to indemnify Mr. Mathis against any damages that arise out of issuances of GreyStone stock prior to the merger. GreyStone also has agreed that it will reimburse Mr. Mathis for any damages he suffers in connection with any portion of the registration statement other than the sections related entirely to Express Capital.

EXPENSES AND FEES (SEE PAGE 28)

     GreyStone will bear its costs and expenses with respect to the merger (including $2,500 of the costs of the pro forma financial statements included herein). Express Capital will bear all of the expenses of its accountants, $2,500 of the costs of preparing the pro forma financial statements included herein, all its costs and expenses incurred prior to September 3, 1998, and $35,000 of its other costs and expenses incurred after September 3, 1998 with respect to the merger. GreyStone will bear all of the other costs and expenses in excess of $35,000 incurred by Express Capital after September 3, 1998 with respect to the merger.

RESALE OF MERGER SHARES (SEE PAGE 31)

     The Express Capital shares issued in the merger will be registered under the Securities Act. Registered shares can generally be re-sold in the public market without restrictions. However, the Securities Act restricts sale of shares by people who are closely enough related to a company to meet the definition of an "affiliate". GreyStone's "affiliates" will be subject to certain restrictions on the resale of the shares they receive in the merger. See "The Merger and Related Transactions -- Restrictions on Resale of Express Capital Common Stock by GreyStone Shareholders on page 31.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 29)

     Some members of GreyStone's management and the GreyStone board of directors have certain interests in the merger that are in addition to the interests of GreyStone shareholders generally. See "The Merger and Related
Transactions -- Related Agreements and Interests of Certain Persons in the Merger."


     GreyStone has issued warrants to Olympic Capital Group, Inc. in connection with its financial and advisory services relating to introductions of Express Capital Concepts to GreyStone. See "Merger and Related
Transactions -- Background of the Merger."


RESTRICTION ON SALES OF SHARES BY EXPRESS CAPITAL STOCKHOLDERS (SEE PAGE 28)

     In connection with the merger, some stockholders of Express Capital have agreed to restrictions on their sale or transfer of their Express Capital stock. See "The Merger and Related Transactions -- Restrictions on Resale of Express Capital Common Stock held by Express Capital Stockholders; Lock-up Agreements" on page 28.

RISK FACTORS (SEE PAGE 13)

     See the section titled "Risk Factors" beginning on page 13 for a discussion of certain risk factors pertaining to the merger and the business of GreyStone and Express Capital.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 29)

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. GreyStone and Express Capital have structured the merger so that neither GreyStone nor its shareholders should recognize gain or loss for federal income tax purposes as a result of the merger. See "The Merger and Related Transactions-Material Federal Income Tax Consequences" on page 29.

                               MARKET PRICE DATA

     Express Capital common stock is currently quoted and traded on the OTC-BB under the symbol "EXCC." The following table sets forth the quarterly high and low bid quotations on the OTC-BB for the common stock of Express Capital for the periods indicated below. These quotations represent prices between dealers and do not include retail mark-up, mark-down or commissions or necessarily represent actual transactions. The market for Express Capital common stock is thin, or illiquid, with no trades on many days and frequently none for several days, even though prices may be quoted on those days.

               YEAR ENDING DECEMBER 31, 1999                    HIGH        LOW
               -----------------------------                  --------    --------
First Quarter...............................................  $   1.00    $  0.188
Second Quarter..............................................  $   .625    $    .19
Third Quarter...............................................  $  0.531    $  0.200

                YEAR ENDED DECEMBER 31, 1998                    HIGH        LOW
                ----------------------------                  --------    --------
First Quarter ended December................................  $ 0.4375    $   0.13
Second Quarter..............................................  $0.40625    $0.21875
Third Quarter...............................................  $  0.344    $   0.25
Fourth Quarter..............................................  $  0.563    $  0.188

                YEAR ENDED DECEMBER 31, 1997                    HIGH        LOW
                ----------------------------                  --------    --------
First Quarter...............................................         *           *
Second Quarter..............................................         *           *
Third Quarter...............................................  $   1.00    $   0.25
Fourth Quarter..............................................  $  0.625    $0.15625

---------------

* No market makers posted any bids for Express Capital Common Stock until July 15, 1997.

     There is no public trading market for GreyStone Common Stock.

     Following the merger, Express Capital expects that its common stock will continue to be quoted and traded on the OTC-BB. Express Capital will, however, seek to have its common stock quoted and traded on the OTC-BB under the symbol "GSTN."

     Because the market price of Express Capital is subject to fluctuation, the market value of the shares of Express Capital common stock that holders of GreyStone common stock will receive in the merger may increase or decrease prior to the merger. Because the Exchange Ratio is fixed, however, the number of shares of Express Capital common stock issuable in the merger will not be affected by any changes in the market price of Express Capital common stock.

     On August 8, 1997 (the last trading day prior to the public announcement of the execution of the Merger Agreement), the high bid price for Express Capital
common stock on the OTC-BB was $0.06. On             , 1999 (the last day before
the printing of this proxy statement/prospectus), such high bid price was
$          . HOLDERS OF GREYSTONE COMMON STOCK ARE URGED TO OBTAIN A CURRENT
MARKET QUOTATION FOR EXPRESS CAPITAL COMMON STOCK BEFORE VOTING ON THE MERGER PROPOSAL. THE REVERSE STOCK SPLIT AND ITS EFFECT ON THE MARKET PRICE OF EXPRESS CAPITAL COMMON STOCK SHOULD BE CAREFULLY CONSIDERED BEFORE THE MERGER. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKET FOR EXPRESS CAPITAL COMMON STOCK.

     Neither Express Capital nor GreyStone has ever paid any cash dividends with respect to its shares of common stock and neither anticipates that dividends will be declared in the foreseeable future. GreyStone expects that all available cash will be utilized to further the growth of its business.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information of GreyStone and Express Capital has been derived from their respective historical financial statements, and should be read in conjunction with such financial statements and the notes thereto, which are included in this proxy statement/prospectus.

     GreyStone Selected Historical Financial Information. The selected historical financial information set forth below with respect to GreyStone's statements of operations for the six months ended June 30, 1999 and 1998, and with respect to its balance sheet at June 30, 1999, is derived from the unaudited financial statements of GreyStone which are included elsewhere in this Proxy Statement/Prospectus. In the opinion of GreyStone's management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, that GreyStone considers necessary for a fair presentation of the results of operations and financial position for each of the periods presented. Operating results for GreyStone for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending March 31, 2000. The selected historical financial information set forth below with respect to GreyStone's statements of operations for the years ended March 31, 1999, 1998 and 1997, and with respect to GreyStone's balance sheet at March 31, 1999 and 1998, are derived from the financial statements of GreyStone, which have been audited by J.H. Cohn LLP, independent public accountants, included elsewhere in this proxy statement/prospectus. The selected historical financial information set forth below with respect to GreyStone's statement of operations for the year ended March 31, 1996 and with respect to GreyStone's balance sheet data at March 31, 1997 and 1996 has been derived from the financial statements of GreyStone, which have been audited by J.H. Cohn LLP, the full text of which is not included in this proxy statement/prospectus. The selected historical financial information set forth below with respect to GreyStone's statements of operations for the years ended March 31, 1995 and 1994 and with respect to GreyStone's balance sheets at March 31, 1995 and 1994 are derived from the financial statements provided by GreyStone which are treated herein as unaudited, the full text of which are not included in this proxy statement/prospectus.

     Express Capital Selected Historical Financial Information. The selected historical financial information set forth below with respect to Express Capital's statements of operations for the years ended December 31, 1998, 1997 and 1996, and with respect to Express Capital's balance sheets at December 31, 1998 and 1997 has been derived from the consolidated financial statements audited by Angell & Deering independent accountants, included elsewhere in this proxy statement/prospectus. The selected historical financial information set forth below of Express Capital as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1995 and 1994 has been derived from the financial statements audited by Angell & Deering, independent accountants, and are not included elsewhere in this proxy statement/prospectus. The selected historical financial information set forth below with respect to Express Capital's statements of operations for the six months ended June 30, 1999 and 1998, and with respect to its balance sheet at June 30, 1999 is derived from the unaudited consolidated financial statements of Express Capital which are included elsewhere in this proxy statement/prospectus. In the opinion of Express Capital's management, the unaudited financial statements include all adjustments, consisting of normal recurring accruals, that Express Capital considers necessary for a fair presentation of the results of operations and financial position for each of the periods presented. Operating results for Express Capital for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

     The financial statement information set forth should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and notes related thereto included elsewhere in this proxy statement/prospectus and in the sections entitled: "EXPRESS CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "GREYSTONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

              GREYSTONE SELECTED HISTORICAL FINANCIAL INFORMATION

                                  THREE MONTHS ENDED
                                       JUNE 30,                             YEARS ENDED MARCH 31,
                              ---------------------------   -----------------------------------------------------
                                  1999           1998          1999          1998          1997          1996
                              ------------   ------------   -----------   -----------   -----------   -----------
                                      (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues....................  $    459,570   $    509,715   $ 2,105,517   $ 2,112,566   $ 2,336,371   $ 2,065,260
                              ------------   ------------   -----------   -----------   -----------   -----------
Expenses:
 Cost of revenues...........       226,844        282,175     1,274,177     1,181,728     1,621,166     1,404,976
 Marketing and sales........       166,511        200,926       853,190       662,503       720,213       663,373
 Research and
   development..............       237,302        303,898     1,093,145     1,254,297     1,978,505     3,146,960
 General and
   administrative...........       515,968        614,209     2,044,392     3,420,898     2,087,877     3,040,119
                              ------------   ------------   -----------   -----------   -----------   -----------
       Total expenses.......     1,146,625      1,401,208     5,264,904     6,519,426     6,407,761     8,255,428
                              ------------   ------------   -----------   -----------   -----------   -----------
Loss from operations........      (687,055)      (891,493)   (3,159,387)   (4,406,860)   (4,071,390)   (6,190,168)
Interest expense............         7,182         12,770        99,944       201,941       615,240       507,518
                              ------------   ------------   -----------   -----------   -----------   -----------
Net loss....................  $   (694,237)  $   (904,263)  $(3,259,331)  $(4,608,801)  $(4,686,630)  $(6,697,686)
                              ============   ============   ===========   ===========   ===========   ===========
Basic net loss per share....  $       (.05)  $       (.06)  $     (0.23)  $     (0.34)  $     (0.41)  $     (0.63)
Basic weighted average
 number of shares
 outstanding................    14,880,743     14,074,874    14,131,416    13,435,377    11,408,158    10,617,417


                                YEARS ENDED MARCH 31,
                              -------------------------
                                 1995          1994
                              -----------   -----------
                                     (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues....................  $   498,285   $ 1,507,843
                              -----------   -----------
Expenses:
 Cost of revenues...........      565,088     1,175,555
 Marketing and sales........    3,232,430       911,105
 Research and
   development..............    3,089,469     1,330,907
 General and
   administrative...........    3,374,957     1,488,517
                              -----------   -----------
       Total expenses.......   10,261,944     4,906,084
                              -----------   -----------
Loss from operations........   (9,763,659)   (3,398,241)
Interest expense............       84,998        35,963
                              -----------   -----------
Net loss....................  $(9,848,657)  $(3,434,204)
                              ===========   ===========
Basic net loss per share....  $     (0.94)  $     (0.37)
Basic weighted average
 number of shares
 outstanding................   10,481,305     9,395,911


                                    AS OF                                        AS OF MARCH 31,
                                   JUNE 30,     ---------------------------------------------------------------------------------
                                     1999          1999          1998          1997          1996          1995          1994
                                 ------------   -----------   -----------   -----------   -----------   -----------   -----------
                                 (UNAUDITED)                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......  $  1,660,241   $   795,480   $     5,083   $    14,224   $     6,276   $   155,694   $ 2,290,150
Working capital (deficiency)...     1,395,104      (805,406)   (1,826,674)   (7,151,324)   (7,151,834)   (1,359,013)    2,322,670
Total assets...................     2,169,300     1,276,922       915,156     1,336,505     1,791,115     2,147,117     4,554,930
Long-term debt, net of current
 portion.......................           -0-           -0-           -0-           -0-     1,207,965     2,375,242         4,163
Total stockholders' equity
 (deficiency)..................     1,696,179      (524,441)   (1,314,457)   (6,199,575)   (7,109,133)   (2,238,765)    3,716,957


     The selected historical financial information for the year ended March 31, 1995 has been restated to adjust for the issuance of 200,000 non-qualified stock options which had not previously been recorded. The effect of the adjustment was to increase general and administrative expenses, total expenses, loss from operations, net loss and total stockholders' deficiency by $1,345,000. Basic net loss per share increased by $.13.

           EXPRESS CAPITAL SELECTED HISTORICAL FINANCIAL INFORMATION

                                         SIX MONTHS
                                            ENDED
                                          JUNE 30,                       YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue............................  $      0   $      0   $      0   $      0   $      0   $      0   $      0
                                     --------   --------   --------   --------   --------   --------   --------
Operating expenses.................    15,361     12,676     61,383    170,001      4,881      6,164      3,588
                                     --------   --------   --------   --------   --------   --------   --------
Loss from operations...............   (15,361)   (12,676)   (61,383)  (170,001)    (4,881)    (6,164)    (3,588)
Other income (expense).............    (7,208)    (3,302)    (8,707)   134,890     27,753     (5,653)    (5,211)
Income (loss) before cumulative
  effect of change in accounting
  principle........................   (22,569)   (15,978)   (70,090)   (35,111)    22,872    (11,217)    (8,799)
Cumulative effect on prior periods
  of expensing organization costs
  as incurred......................      (887)        --         --         --         --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)..................   (23,456)   (15,978)  $(70,090)  $(35,111)  $ 22,872   $(11,217)  $ (8,799)
                                     ========   ========   ========   ========   ========   ========   ========
Net income (loss) per common
  share............................  $   (.05)  $   (.03)  $   (.15)  $   (.07)  $    .05   $   (.02)  $   (.02)
                                     ========   ========   ========   ========   ========   ========   ========
Shares used in net income per share
  computation......................   480,000    480,000    480,000    480,000    480,000    480,000    480,000
Dividends per share................  $      0   $      0   $      0   $      0   $      0   $      0   $      0

                                                                             AS OF DECEMBER 31,
                                                AS OF       -----------------------------------------------------
                                            JUNE 30, 1999     1998        1997       1996       1995       1994
                                            -------------   ---------   --------   --------   --------   --------
                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................    $   1,636     $     421   $    325   $    612   $    332   $    418
Working capital (deficiency)..............     (179,701)     (157,132)   (87,288)   (85,006)   (73,916)   (62,099)
Total assets..............................        1,636         1,308      1,458     34,574     15,091        418
Long-term debt, net of current portion....            0             0          0          0          0          0
Total stockholders' equity (deficiency)...     (179,701)     (156,245)   (86,155)   (51,044)   (73,916)   (62,099)

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                        OF GREYSTONE AND EXPRESS CAPITAL

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial statements have been derived from the historical financial statements of GreyStone and Express Capital included herein and give effect to the merger as a reverse acquisition and purchase of Express Capital by GreyStone for accounting purposes. The unaudited combined balance sheet gives effect to the merger as if it had occurred on June 30, 1999 using the historical unaudited balance sheet of GreyStone and the historical unaudited balance sheet of Express Capital as of that date. The unaudited pro forma combined statements of operations give effect to the merger as if it had occurred on April 1, 1998, and combine (1) the unaudited historical results of operations of GreyStone for the three months ended June 30, 1999 and Express Capital (which does not conduct any commercial operations) for the six months ended June 30, 1999, and (2) the audited historical results of operations of GreyStone for the year ended March 31, 1999 and of Express Capital, for the year ended December 31, 1998. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial information does not purport to represent what the financial position or results of operations of the combined companies would actually have been if such transactions in fact had occurred on these dates or to project the financial position or results of operations of the combined companies for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of GreyStone and Express Capital and the notes thereto included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1999


                                                                                         PRO FORMA
                                                                               -----------------------------
                                               GREYSTONE     EXPRESS CAPITAL   ADJUSTMENTS        COMBINED
                                              ------------   ---------------   ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.................  $  1,660,241      $   1,636                       $  1,661,877
  Accounts receivable, net of allowance for
    doubtful accounts.......................       207,984                                           207,984
                                              ------------      ---------      ------------     ------------
         Total current assets...............     1,868,225          1,636                          1,869,861
Equipment and furniture, net of accumulated
  depreciation..............................       169,596                                           169,596
Other assets................................       131,479                                           131,479
                                              ------------      ---------      ------------     ------------
         Total assets.......................  $  2,169,300      $   1,636      $          0     $  2,170,936
                                              ============      =========      ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued expenses.....  $    445,121      $  51,019      $    (51,019)(2) $    805,121
                                                                                    360,000(3)
  Notes payable to principal stockholders...        28,000        130,318          (130,318)(2)       28,000
                                              ------------      ---------      ------------     ------------
         Total liabilities..................       473,121        181,337           178,663          833,121
                                              ------------      ---------      ------------     ------------
Stockholders' equity (deficiency):
  Preferred stock, Express Capital,
    pre-merger..............................                                                              --
  Common stock, pre-merger..................    33,418,617            480       (33,419,097)(1)
  Common stock, post-merger.................                                         15,600(1)        15,600
  Additional paid in capital................     2,476,584         29,138        33,403,497(1)    35,550,855
                                                                                    181,337(2)
                                                                                   (360,000)(3)
                                                                                   (179,701)(4)
  Receivable from sale of common stock......      (327,500)                                         (327,500)
  Accumulated deficit.......................   (33,871,522)      (209,319)          179,701(4)   (33,901,140)
                                              ------------      ---------      ------------     ------------
         Total stockholders' equity
           (deficiency).....................     1,696,179       (179,701)         (178,663)       1,337,815
                                              ------------      ---------      ------------     ------------
         Total liabilities and stockholders'
           equity (deficiency)..............  $  2,169,300      $   1,636      $          0     $  2,170,936
                                              ============      =========      ============     ============


---------------
(1) Upon assumed consummation of the merger at June 30, 1999, the par value of the common stock of the surviving legal entity will change from $.0001 per share to $.001 per share. Express Capital (the surviving legal entity) will have a total of 5,599,748 shares outstanding. GreyStone's former stockholders would be issued 15,119,748 shares based on a 1-for-1 exchange. Express Capital's former stockholders would be issued 480,000 shares based on a 1-for-41.66667 reverse split of the current 20,000,000 outstanding shares. Since Express Capital has not conducted any commercial operations from its inception and the former stockholders of GreyStone will own approximately 97% of the outstanding voting stock of the combined companies immediately after consummation of the merger, the merger will be accounted for as a "reverse acquisition" whereby GreyStone will be deemed to be the acquiring company for accounting purposes. The assets and liabilities of GreyStone and Express Capital will continue to be recorded at their historical carrying values, which approximate their fair market value as of the date of the merger, pursuant to the purchase method of accounting.

(2) As of the effective date of the merger, all of the liabilities of Express Capital shall have been paid or otherwise discharged.

(3) To adjust for the accrual of $360,000 of expenses associated with the merger, e.g., legal, accounting and transfer agent fees.

(4) To eliminate the historical accumulated deficit of Express Capital, which will be deemed to be the acquired company pursuant to the purchase method of accounting.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                               MOST RECENT PERIOD


                                                      GREYSTONE     EXPRESS CAPITAL
                                                     THREE MONTHS     SIX MONTHS              PROFORMA
                                                        ENDED            ENDED        -------------------------
                                                       6/30/99          6/30/99       ADJUSTMENTS      TOTAL
                                                     ------------   ---------------   -----------   -----------
Revenues...........................................  $   459,570                                    $   459,570
                                                     -----------       ---------         ----       -----------
Expenses:
  Cost of revenues.................................      226,844                                        226,844
  Marketing and sales..............................      166,511                                        166,511
  Research and development.........................      237,302                                        237,302
  General and administrative.......................      515,968       $  15,361                        531,329
                                                     -----------       ---------         ----       -----------
         Total expenses............................    1,146,625          15,361                      1,161,986
                                                     -----------       ---------         ----       -----------
Loss from operations...............................     (687,055)        (15,361)                      (702,416)
Interest expense on loans from principal
  stockholders.....................................       (7,182)         (7,208)                       (14,390)
                                                     -----------       ---------         ----       -----------
Loss before cumulative effect of change in
  accounting principle.............................     (694,237)        (22,569)                      (716,806)
Cumulative effect on prior periods of expensing
  organizational costs as incurred.................                         (887)                          (887)
                                                     -----------       ---------         ----       -----------
Net loss...........................................  $  (694,237)      $ (23,456)                   $  (717,693)
                                                     ===========       =========         ====       ===========
Basic net loss per share:
  Loss before cumulative effect of change in
    accounting principle...........................  $     (0.05)      $   (0.05)                   $     (0.05)
  Cumulative effect on prior periods of expensing
    organizational costs as incurred...............           --              --                             --
                                                     -----------       ---------         ----       -----------
Net loss...........................................  $     (0.05)      $   (0.05)                   $     (0.05)
                                                     ===========       =========         ====       ===========
Basic weighted average number of shares
  outstanding......................................   14,880,743         480,000(1)                  15,360,743
                                                     ===========       =========         ====       ===========


                            MOST RECENT FISCAL YEAR

                                               GREYSTONE    EXPRESS CAPITAL              PRO FORMA
                                              YEAR ENDED      YEAR ENDED       ------------------------------
                                                3/31/99        12/31/98         ADJUSTMENTS          TOTAL
                                              -----------   ---------------    -------------      -----------
Revenues....................................  $ 2,105,517                                         $ 2,105,517
                                              -----------     -----------      -------------      -----------
Expenses:
  Cost of revenues..........................    1,274,177                                           1,274,177
  Marketing and sales.......................      853,190                                             853,190
  Research and development..................    1,093,145                                           1,093,145
  General and administrative................    2,044,392     $    61,383                           2,105,775
                                              -----------     -----------      -------------      -----------
         Total expenses.....................    5,264,904          61,383                           5,326,287
                                              -----------     -----------      -------------      -----------
Loss from operations........................   (3,159,387)        (61,383)                         (3,220,770)
Interest expense............................      (91,444)                                            (91,444)
Interest expense on loans from principal
  stockholders..............................       (8,500)         (8,707)                            (17,207)
                                              -----------     -----------      -------------      -----------
Net loss....................................  $(3,259,331)    $   (70,090)                        $(3,329,421)
                                              ===========     ===========      =============      ===========
Basic net loss per share....................  $     (0.23)    $     (0.15)                        $     (0.23)
                                              ===========     ===========      =============      ===========
Basic weighted average number of shares
  outstanding...............................   14,131,416         480,000(1)                       14,611,416
                                              ===========     ===========      =============      ===========

---------------

(1) To retroactively adjust for the assumed consummation of the merger and the reduction of the 20,000,000 weighted average shares of Express Capital common stock outstanding in each period to approximately 480,000 shares to give effect to the 1-for-41.66667 reverse split.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Express Capital and GreyStone and combined per share data on an unaudited pro forma basis after giving effect to the merger as a purchase of Express Capital by GreyStone assuming the merger had been effected during the periods presented. This data should be read in conjunction with the selected financial data, the unaudited pro forma combined financial information and the separate historical financial statements of Express Capital and GreyStone, and notes thereto, included elsewhere in this proxy statement/prospectus. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods indicated nor is such data necessarily indicative of future financial condition or results of operations. For purposes of the comparative per share data, Express Capital's financial data for the twelve months ended December 31, 1998 and six months ended June 30, 1999 has been combined with GreyStone's financial data for the twelve months ended March 31, 1999 and the three months ended June 30, 1999, respectively.

                           COMPARATIVE PER SHARE DATA
                              MOST RECENT PERIODS


                                                                                       PRO FORMA COMBINED
                                                 GREYSTONE         EXPRESS CAPITAL    --------------------
                                             ------------------   -----------------   AS OF JUNE 30, 1999;
                                             AS OF AND FOR THE    AS OF AND FOR THE       THREE (SIX)
                                             THREE MONTHS ENDED   SIX MONTHS ENDED        MONTHS ENDED
                                               JUNE 30, 1999        JUNE 30,1999         JUNE 30, 1999
                                             ------------------   -----------------   --------------------
Stockholders' equity (deficiency)..........     $ 1,696,179           $(179,701)           $ 1,337,815
Number of shares at period end.............      15,119,748             480,000             15,599,748
Book value per share.......................     $      0.11           $   (0.37)           $      0.09
Net loss for period........................     $  (694,237)          $ (23,456)           $  (717,693)
Basic weighted average number of shares
  outstanding..............................      14,880,743             480,000             15,360,743
Basic net loss per share...................     $     (0.05)          $   (0.05)           $     (0.05)


                            MOST RECENT FISCAL YEAR

                                                                                             PRO FORMA
                                                                                             COMBINED
                                                    GREYSTONE        EXPRESS CAPITAL    -------------------
                                                -----------------   -----------------    AS OF AND FOR THE
                                                AS OF AND FOR THE   AS OF AND FOR THE       YEARS ENDED
                                                   YEAR ENDED          YEAR ENDED         MARCH 31, 1999
                                                 MARCH 31, 1999     DECEMBER 31, 1998   (DECEMBER, 31 1998)
                                                -----------------   -----------------   -------------------
Stockholders' deficiency......................     $  (524,441)         $(156,245)          $  (680,686)
Number of shares at year end..................      14,621,937            480,000            15,101,937
Book value per share..........................     $     (0.04)         $   (0.33)          $     (0.05)
Net loss for year.............................     $(3,259,331)         $ (70,090)          $(3,329,421)
Basic weighted average number of shares
  outstanding.................................      14,131,416            480,000            14,611,416
Basic net loss per share......................     $     (0.23)         $   (0.15)          $     (0.23)

     After giving retroactive effect to the reverse stock split of 1-for-41.66667, the 20,000,000 weighted average shares of Express Capital were reduced to approximately 480,000 shares. The subsequent exchange ratio is 1-for-1 with GreyStone shares owning approximately 97% of the merged company. Due to the 1-for-1 exchange ratio, the pro forma comparative equivalent per share information equals the pro forma combined amounts.

THE SECURITIES OF GREYSTONE AND EXPRESS CAPITAL ARE HIGHLY SPECULATIVE AND ENTAIL A VERY HIGH DEGREE OF RISK.

     The following risk factors should be considered carefully by the shareholders of GreyStone in evaluating whether to approve the transactions contemplated by the merger. These factors should be considered together with the other information included in this proxy statement/prospectus.

     This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. GreyStone's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed in the following section and in "GreyStone Management's Discussion and Analysis of Financial Condition and Results of Operations" and "GreyStone Business."

                                  RISK FACTORS

     There are a number of risks associated with the merger and the on-going business of the combined company after the merger. In addition to other information included in this proxy statement/prospectus, you should carefully consider the following risks in determining whether to vote to approve the merger.

RISK FACTORS RELATED TO THE MERGER

THE MERGER WILL NOT BE COMPLETED IF GREYSTONE SHAREHOLDERS DO NOT APPROVE IT OR IF OTHER CONDITIONS ARE NOT SATISFIED OR WAIVED.

     The merger agreement contains a number of conditions that must be satisfied in order for the merger to take place. These conditions include:

        - the shareholders of GreyStone must approve the merger;

        - the Securities and Exchange Commission must declare Express Capital's registration statement effective;

        - Express Capital stock must continue to be quoted on the OTC-BB; and

        - GreyStone and its counsel must have satisfactorily completed their due diligence review of Express Capital.

     GreyStone is not obligated to complete the merger if the other conditions are not satisfied. Please understand that there is no guarantee that the conditions to the merger will be satisfied, or that the merger will occur in the time frame contemplated, if at all.

GREYSTONE SHAREHOLDERS WILL INCUR AN APPROXIMATE 3% DILUTION AS A RESULT OF THE MERGER.

     The percentage ownership of GreyStone by its shareholders will be reduced or diluted by about three percent (3%) as a result of the merger. GreyStone's shareholders will receive one share of Express Capital common stock in the merger for each share of GreyStone common stock they own before the merger. Since Express Capital shareholders will retain 480,000 shares of Express Capital common stock after the merger, the effect of the merger will be to reduce the ownership interest of the GreyStone shareholders as a group from 100% to approximately 97%.

THERE HAS BEEN LIMITED PUBLIC MARKET FOR EXPRESS CAPITAL STOCK, AND THE STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     Express Capital common stock is quoted on the OTC-BB. Its total average daily trading volume during the 30 day period preceding the date of this proxy
statement/prospectus was                shares with an average daily total
quoted trading value of $          (based on the daily high bid price). Before
July 15, 1997 (26 days before the announcement of the merger), no market makers quoted bid prices for Express Capital common stock and there was no public market for such shares. Since July 15, 1997 there have been no trades in Express Capital common stock on many days, and frequently none for several days, even though prices may be quoted on those days. There can be no assurance that the trading volume or price for Express Capital common stock will increase as a result of the merger.

THE MARKET PRICE OF EXPRESS CAPITAL'S COMMON STOCK MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

Some factors which may cause fluctuation include:

     - changes in the business, operations, financial results and prospects of GreyStone;

     - announcements of new products by competitors;

     - general trends in the commercial software entertainment market;

     - fluctuations in the stock market that are unrelated to the operating performance of particular companies;

     - market assessments of the likelihood that the merger will take place and the timing of the merger;

     - more shares of Express Capital stock being available for sale after the merger;

     - general market and economic conditions; and

     - other factors, such as the exercise of warrants, options, or sale of new common or preferred shares.

     There can be no assurance as to the market price of Express Capital common stock at the time of or after the merger.

IF EXPRESS CAPITAL STOCK IS DEEMED TO BE A "PENNY STOCK" FOLLOWING THE MERGER, BROKER-DEALERS WILL NOT BE ABLE TO MAKE MARKETS WHICH WILL ADVERSELY AFFECT LIQUIDITY AND EXPRESS CAPITAL STOCKHOLDERS MAY NOT BE ABLE TO READILY SELL SHARES.

     Express Capital common stock is a "penny stock," as defined in the Exchange Act. Transactions in penny stocks by broker-dealers are regulated more heavily than other transactions. These additional regulations could discourage some broker-dealers from making a market in, and limit or prevent the development of a more active market for, Express Capital common stock. Costs of transactions in penny stocks may also be higher than the costs of transactions in other stocks.

BECAUSE 58% OF THE OUTSTANDING STOCK OF GREYSTONE IS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS AS A GROUP, OTHER INVESTORS WILL HAVE LITTLE INFLUENCE OVER MANAGEMENT DECISIONS.

     As of September 30, 1999, directors and executive officers of GreyStone, as a group, beneficially owned approximately 58% of the outstanding stock of GreyStone (including shares underlying exercisable options and warrants to purchase GreyStone stock). Richard A. Smith, GreyStone's founder owns directly and with his spouse, approximately 45% of the outstanding stock. After the merger, directors and executive officers will beneficially own approximately 56% of Express Capital's outstanding stock. As a result, the current directors and executive officers of GreyStone, if acting together, would be able to control most matters requiring the approval of the stockholders of Express Capital. The voting power of these stockholders can delay or prevent a change in control of Express Capital. See "GreyStone Management -- GreyStone Principal Shareholders."

GREYSTONE'S BOARD OF DIRECTORS WILL HAVE BROAD DISCRETION IN ISSUING PREFERRED STOCK, WHICH MAY HAVE AN ADVERSE EFFECT ON THE RIGHTS OF THE HOLDERS OF COMMON STOCK.

     After the merger, the board of directors of Express Capital will be authorized to issue 3,000,000 shares of preferred stock without any vote or action by the stockholders of Express Capital. The board of directors will have the authority to issue preferred stock in one or more series and to fix the rights, preferences, and restrictions thereof, including:

     - Dividend rights and rates,

     - Conversion rights,

     - Voting rights,

     - Terms of redemption,

     - Redemption prices,

     - Liquidation preferences, and

     - The number of shares constituting a series or the designation of such series.

     Express Capital and GreyStone believe the power to issue preferred stock provides desirable flexibility in connection with possible acquisitions or other corporate purposes. However, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of Express Capital without further actions by the stockholders. In addition, it may adversely affect the market price of the common stock and the voting rights of the holders of common stock. Express Capital has no current plans to issue any shares of preferred stock.

GREYSTONE WILL HAVE A CLASSIFIED BOARD OF DIRECTORS WHICH MAY DISCOURAGE TAKEOVERS.

     After the merger the directors of Express Capital will be divided into three classes serving staggered three-year terms. This classified board could discourage proxy fights and other attempts to gain control of Express Capital.

RISKS RELATED TO GREYSTONE'S OPERATIONS

GREYSTONE'S REVENUES ARE PRINCIPALLY GENERATED FROM SALES AND SERVICES TO THE U.S. GOVERNMENT AND ITS CONTRACTORS.

     To date, substantially all of GreyStone's revenues have come from sales and services to U.S. government agencies and contractors. GreyStone's contracts are subject to funding limitations for the convenience of the government. Cancellations or delays of government projects or activities will have a significant impact on GreyStone's results of operations and financial condition. Because GreyStone tends to work on only a few projects at any time, cancellations or delays can affect GreyStone more adversely than larger companies.

     It is possible that the U.S. government may spend less money on military-related technology in the future or that GreyStone in any event will not be successful in attracting new government business in the future. While the total amount of expenditures should remain in the billions of dollars and GreyStone believes that an increasing proportion of these expenditures will be budgeted to software and related technologies, there can be no assurance that the purchases by the U.S. government or its contractors will remain at or above current levels. Any inability by GreyStone to offset declines in government business with sales to the commercial market or other governments would affect GreyStone materially and adversely. See "GreyStone Business -- Government Market and Products" and "GreyStone Management's Discussion and Analysis of Financial Condition and Results of Operation."

GREYSTONE'S GOVERNMENT CONTRACTS CAN BE TERMINATED AT ANY TIME.

     All government contracts and, in general, subcontracts under them may be terminated at any time at the convenience of the United States Government. Government contracts also may be canceled if the necessary funds are not appropriated by Congress. Since Congress normally appropriates funds only one fiscal year at a time, longer term government contracts are usually only partly funded at any time. If any of GreyStone's government contracts or subcontracts were to be terminated or canceled, GreyStone generally would only be entitled to receive payment for work completed and allowable termination or cancellation costs. Termination or cancellation of GreyStone's contracts or subcontracts could have a material adverse effect on GreyStone.

GREYSTONE'S ENTERTAINMENT BUSINESS HAS GENERATED LIMITED REVENUES AND ITS VALUE IS DIFFICULT TO EVALUATE.

     In 1993, GreyStone decided to create commercial entertainment products using technologies developed in connection with its government business. Before March 31, 1997, GreyStone generated revenues of approximately $796,000 from its entertainment products. Since that date, while developing and testing the new products on lower cost computer platforms, GreyStone has had no material amount of revenues from its entertainment products. GreyStone continues to invest in its commercial entertainment products. No assurance can be given that these products will be successful or that GreyStone will have material revenues from these products over the next 12 months or at all.

GREYSTONE'S CONTINUED INABILITY TO SUCCESSFULLY MARKET XS-G COULD ADVERSELY AFFECT GREYSTONE'S BUSINESS AND RESULTS OF OPERATIONS.

     GreyStone started marketing its current game, XS-G, during the first calendar quarter of 1999. To date, GreyStone has not consummated any sales of XS-G. GreyStone's continued inability to sell XS-G could have a material adverse effect on its business and results of operations.

GREYSTONE MAY INCUR ADDITIONAL LOSSES AS IT CONTINUES TO MARKET AND DEVELOP ITS ENTERTAINMENT PRODUCTS.

     GreyStone has incurred losses in each fiscal year since 1993 when it embarked on the development of entertainment products. These losses have been primarily due to the lack of any significant entertainment revenues, substantial research expenses and other costs incurred in the development and introduction of its government and entertainment products. GreyStone has yet to generate significant revenues from these products and there can be no assurance of significant sales or any profits from of its entertainment products.

GREYSTONE'S EXCLUSIVE AGREEMENT WITH ONE COMPANY TO MARKET, PRODUCE AND DISTRIBUTE ITS ENTERTAINMENT SOFTWARE COULD CONSTRAIN ITS ABILITY TO GENERATE FUTURE REVENUES.

     GreyStone has an exclusive license agreement with one company to market, produce and distribute entertainment systems with GreyStone's current game, XS-G, and to pay GreyStone a fee after the sale of each XS-G system. If this party fails to market, produce and distribute the entertainment systems, or properly pay GreyStone upon the sale of the product, there could be an adverse effect on GreyStone's business and results of operations.

GREYSTONE IS LIKELY TO NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     To finance its business plan and negative cash flow GreyStone has continually needed to obtain debt and equity financing on a private basis and satisfy creditors with stock rather than by payment of cash. Cash deficiencies in the past have required GreyStone to defer payment of its then due obligations and impeded its operations and development. Although GreyStone has been able to fund operations by selling shares and borrowing, there is no assurance that it can continue to do so.

     GreyStone obtained approximately $2,425,000, $3,153,000, and $4,232,000 in the fiscal years ended March 31, 1999, 1998 and 1997, respectively, from private placements of common stock and eliminated approximately $7,192,000 of debt by obtaining the creditors agreements to convert the debt into common stock. The proceeds of the cash sales were used primarily to fund cash used in operating activities in excess of revenues. Subsequent to March 31, 1999 and through the date of this filing GreyStone obtained net proceeds of $3,250,471 from the private placement sale of 575,283 shares of common stock at a price of $6 per share to existing shareholders and other accredited investors. As a result, after paying certain debt and operational obligations GreyStone's cash position increased from $795,480 on March 31, 1999 to $1,660,241 at June 30, 1999. On
March 31, 1999, GreyStone's total current assets were $995,957 and total liabilities were $1,801,363, which resulted in a working capital deficiency of $805,406. At June 30, 1999 GreyStone had a working capital surplus of $1,395,104.

     Since Express Capital will have no cash or other significant assets when the merger is closed, the merger itself will not improve the immediate or long-term financial position of GreyStone. No assurance can be given that additional equity capital or borrowings will be available to GreyStone on favorable terms, if at all. Nor is there any assurance that GreyStone's results from operations will improve, or that its financial condition will continue to improve.

     GreyStone presently anticipates that its expenditures will continue to exceed its revenues from its operations if there is not a significant improvement in its revenues. If there are any significant delays in raising additional capital or if its revenues do not increase substantially, then GreyStone may face the risk of not having enough cash or other resources to continue to operate its current business plan. Without increased revenues, or the ability to raise additional capital, GreyStone could be compelled to curtail or even cease operations. If this were to happen, GreyStone shareholders could lose all or part of their investment.

GREYSTONE'S QUARTERLY RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY BE BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS.


GreyStone's quarterly revenues, operating results and cash flows vary. Factors which cause this fluctuation include:

     - the uncertainty in timing of the payments on government contracts;

     - the reduction in size, delay in starting-time, interruption, or termination of one or more significant projects or contracts during a quarter;

     - the delays in the research, development and introduction of new products; and

     - general economic conditions which may affect the ability of GreyStone to sell its products to the government, government contractors and in the entertainment markets.

     The timing of payments on government contracts depends on government project schedules. When a project does not start on time or proceeds slowly GreyStone's financial condition and results of operations can be harmed. Because a majority of GreyStone's operating expenses, including salaries, depreciation and rent, are largely fixed before a quarter begins, GreyStone has only a limited ability to protect itself from these delays. GreyStone believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. See "GreyStone Management's Discussion and Analysis of Financial Condition and Results of Operations."

GREYSTONE WILL NOT BE ABLE TO ACCURATELY PREDICT THE SUCCESS OF ITS FUTURE OPERATIONS AND YOU SHOULD NOT RELY ON GREYSTONE'S FORWARD-LOOKING STATEMENTS.

     Forward-looking statements have been made in "Questions and Answers About The Merger", "Summary", "The Merger and Related Transactions -- Background of the Merger", "The Merger and Related Transactions -- Recommendations of the Boards of Directors and Reasons for the Merger" and elsewhere in this document. Forward-looking statements are all those which are not about historical fact, and include, but are not limited to, information concerning:

     - business strategy, future operations and results of operations;

     - the ability of GreyStone to continue its operations after the merger is completed;

     - the ability of GreyStone's shareholders to sell their shares in the over-the-counter market;

     - the ability of GreyStone to raise additional capital after the merger is completed; and

     - other statements which include "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

     While these statements are based on GreyStone's current expectations, they are subject to important risks and uncertainties and should not be relied on as predictions of what will happen. Factors that may cause actual results to differ from the statements which have been made include, but are not limited to, the other risk factors discussed in this document. Forward-looking statements should not be seen as representations that they will be realized, and Express Capital is assuming no obligation to update them if they should become aware that the statements may not be realized.

GREYSTONE DEPENDS ON KEY ENGINEERING, TECHNICAL, AND OTHER PERSONNEL SKILLED IN GOVERNMENT CONTRACTING AND MAY HAVE DIFFICULTY RETAINING AND ATTRACTING THESE SKILLED EMPLOYEES IN THE FUTURE.

     GreyStone's future success depends to a significant extent on the continued service of its senior management and other key employees. The loss of any of these individuals could have a material adverse effect on GreyStone's business and results of operations. GreyStone also believes that its future success will depend, in large part, on its ability to attract and retain highly skilled employees in a variety of disciplines. Competition for such employees within the computer industry is intense, and there can be no assurance that

GreyStone will be successful in attracting and retaining such personnel. See "GreyStone Business -- Employees" and "GreyStone Management."

GREYSTONE MAY BE HELD LIABLE FOR A PRODUCT LIABILITY CLAIM.

     Testing, producing, marketing and using GreyStone's products may entail a risk of product liability. While GreyStone maintains product liability insurance in amounts that it believes adequate, there can be no assurance that GreyStone will be able to maintain such insurance at reasonable costs or in sufficient amounts. An inability to maintain adequate insurance or to otherwise protect GreyStone against potential product liability could prevent or inhibit the commercialization of GreyStone's products. In addition a product liability claim or recall could have a material adverse effect on GreyStone's business and results of operations.

GREYSTONE COULD LOSE REVENUES AND INCUR LIABILITY IF ITS PRODUCTS ARE NOT YEAR 2000 COMPLIANT.

     Many computer systems and software products are coded to use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." Within the next year, the date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. If not corrected, many computer applications could fail or create erroneous results. Computer systems and software used by many companies will need to be upgraded to comply with such year 2000 requirements.

     GreyStone uses a significant number of computer software programs and operating systems in connection with its products, services and internal operations. The software and systems have been reviewed and are being updated with a view towards year 2000 compliance. Although GreyStone believes that its products are compliant, if all of GreyStone's customers or suppliers' computer systems are not year 2000 compliant, problems that they experience could affect GreyStone's research and development, financial, administrative and communication operations. See "GreyStone Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Year 2000 Compliance."

RISKS RELATED TO THE DIGITAL TECHNOLOGY MARKET

GREYSTONE'S MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND ITS PRODUCTS AND SERVICES COULD BECOME OBSOLETE OR FAIL TO GAIN MARKET ACCEPTANCE.

     GreyStone's success will depend on its ability to develop and introduce products which keep pace with the technological advances in a number of different disciplines, and to respond to rapidly changing customer preferences and tastes. GreyStone must also introduce new and innovative entertainment products frequently to attract and maintain consumer interest. There is no guarantee that GreyStone can give assurance that it will be successful in developing or marketing products that incorporate technological advances, or that adequately address changing customer preferences on a timely basis, if at all. Furthermore, even if GreyStone is able to successfully develop and market products that incorporate technological advances, there is no guarantee that these products will gain customer acceptance.

GREYSTONE MAY EXPERIENCE DELAYS IN PRODUCT INTRODUCTION OR DEFECTS IN SOFTWARE CODE WHICH COULD ADVERSELY AFFECT ITS BUSINESS AND RESULTS OF OPERATIONS.

     GreyStone could experience delays in new product introductions. GreyStone's new products could contain undetected or unresolved errors in the software code base when they are first introduced or when newer versions of the earlier products are released. Despite extensive testing, GreyStone may not detect all software errors in its new products and product upgrades. Delays in product introductions and undetected errors in software could result in an inability of GreyStone products to gain market acceptance. GreyStone's inability to resolve these issues could have a negative effect on business and operations.

FUTURE GROWTH FOR GREYSTONE'S ENTERTAINMENT PRODUCTS DEPENDS ON THE UNCERTAIN DEMAND FOR 3-D SOFTWARE.

     The market for 3-D software applications is new and is changing rapidly. GreyStone believes that growth of the market for 3-D software has been restricted by the following:

     - the high costs of the hardware components necessary for 3-D software;

     - an insufficient understanding of the software design and development process for engaging 3-D software; and

     - competition from other forms of out-of-home entertainment.

     Because GreyStone's future growth depends on, among other things, the growth in demand for 3-D software, if the 3-D software market fails to develop in a timely manner, or at all, GreyStone's results of operations may suffer. In addition, there can be no assurance that, to the extent the 3-D software market develops, GreyStone's products will be accepted by customers.

ENTERTAINMENT AND GOVERNMENT MARKETS ARE INTENSELY COMPETITIVE AND GREYSTONE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

  Competition in the Entertainment Market

     GreyStone's competitors range from small companies with limited resources to large companies with greater financial, technical and marketing resources than GreyStone. GreyStone believes that it competes against the following well established companies, among others, in the interactive entertainment markets:
Disney, Atari, Electronic Arts, Inc., Lucas Arts Entertainment Company, Sony, Sega, Nintendo, Atari, WMS Industries, Inc. ("Williams"), Midway Games, Inc., and Namco, Inc. GreyStone expects that the number of its competitors will increase. GreyStone also believes that large entertainment and computer companies are increasing their focus on the interactive 3-D software entertainment market, which will further stimulate competition.

     GreyStone plans to develop products for the in-home entertainment market, which is a highly competitive market. Companies that have been in the market longer, have greater financial resources and brand recognition as well as greater consumer loyalty than GreyStone, are able to make larger investments in research and development and engage in more extensive marketing and promotional campaigns. These companies may also be able to carry larger inventories, adopt more aggressive pricing policies, have more extensive channels of distribution, and generally make better and more attractive offers to customers.

     GreyStone believes that the following well established companies are some, but not all, of its principal competitors in the in-home entertainment markets:
Acclaim Entertainment Inc., Broderbund Software, Inc., Eidos Interactive, Inc., Electronic Arts, Interplay Productions, Midway, Namco Limited, Nintendo, Sega, Sony, and Williams.

  Competition in the Government Market

     GreyStone competes against established corporations that have substantially greater resources than GreyStone. GreyStone has often worked closely with several companies as a sub-contractor, but there can be no assurances that GreyStone will be successful in maintaining or enhancing these relationships in the future. GreyStone considers its principal competitors for government products and services to include SAIC, Cubic Corporation, Logicon, TRW and others. There can be no assurance that GreyStone will be able to compete with these and other companies for future government contracts. Even if GreyStone is awarded contracts, there can be no assurance that the contracts will be on terms favorable to GreyStone.

  Factors Affecting Competition

     GreyStone believes that competition will intensify in the future, and that its ability to compete successfully depends on a number of factors, including the following:

     - GreyStone's market presence;

     - the reliability and quality of its software products and the hardware on which GreyStone's software products operate;

     - the pricing and timing of services and products by GreyStone and its competitors;

     - GreyStone's ability to retain and attract qualified and experienced engineering and other technical personnel,

     - GreyStone's ability to react to changes in the market; and

     - industry and economic trends.

     While GreyStone believes that its products may compare favorably to those offered by competitors, there can be no assurance that GreyStone's products will gain market acceptance or that they will compete successfully. Moreover, competitors might develop products or technologies that will have broader market acceptance than GreyStone's or make GreyStone's products non-competitive for other reasons. In addition, GreyStone believes that the game industry is consolidating, which may lead to the creation of larger, better-financed competitors. If GreyStone is not able to compete effectively with other 3-D software vendors, GreyStone's business and results of operations will be harmed.

GREYSTONE DEPENDS LARGELY ON ITS INTELLECTUAL PROPERTY, FOR WHICH LEGAL PROTECTION MAY NOT BE AVAILABLE NOR SUFFICIENT.

     GreyStone relies on a combination of patent, trade secret, contract, copyright and trademark law to protect its products and technology. As of September 30, 1999, GreyStone had one patent issued, one registered copyright and two registered trademarks.

     While GreyStone generally enters into confidentiality and/or license agreements with its employees, customers and potential customers and limits access and distribution of its products, documentation and other proprietary information, there can be no assurance that these steps will be sufficient to prevent the theft or independent third party development of its technology.

IF TECHNOLOGY OR INTELLECTUAL PROPERTY OF GREYSTONE INFRINGES ON THE INTELLECTUAL PROPERTY OF OTHERS, GREYSTONE MAY INCUR LIABILITIES AND EXPENSE AND MAY BE REQUIRED TO STOP USING THE INFRINGING TECHNOLOGY.

     While GreyStone believes that its technology does not infringe upon the intellectual property rights of other parties, there can be no assurance that third parties will not assert infringement claims against GreyStone. If any such claims are asserted and upheld, there could be a material adverse effect on GreyStone's business and results of operations.

                           GREYSTONE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

     The special meeting will be held at 9:00 a.m., California Time, on
            , 1999 at GreyStone's principal executive offices located at 4950 Murphy Canyon Road, San Diego, California 92123.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, GreyStone shareholders will consider and vote upon the merger proposal.

RECORD DATE; SHARES ENTITLED TO VOTE


     The GreyStone board has fixed the close of business on             , 1999
as the record date for the special meeting. Only holders of record of GreyStone common stock as of the record date are entitled to notice of and to vote at the special meeting. As of the close of business on the record date, there were 15,211,627 shares of GreyStone common stock issued and outstanding and held by 737 holders of record. Holders of GreyStone common stock are entitled to one vote for each share of GreyStone common stock held of record at the close of business on the record date.


QUORUM; REQUIRED VOTE

     The presence, in person or represented by properly executed proxy, of the holders of a majority of the outstanding shares of GreyStone common stock entitled to vote at the special meeting is necessary to constitute a quorum for the conduct of business at the special meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether the merger proposal has received sufficient votes for adoption and approval. Consequently, abstentions will have the same effect as a vote AGAINST the adoption and approval of the merger proposal.

     Approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of GreyStone common stock outstanding as of the record date and entitled to vote on the merger proposal. As of the record date, GreyStone's directors and executive officers and their respective affiliates beneficially held a majority of the shares of GreyStone common stock outstanding on the Record Date. Such persons have indicated that they intend to vote all of their shares of GreyStone common stock FOR APPROVAL OF THE MERGER PROPOSAL. Such vote will alone be sufficient to approve and adopt the merger proposal.

VOTING OF PROXIES

     The GreyStone proxy accompanying this proxy statement/prospectus is being solicited on behalf of the GreyStone board for use in voting at the special meeting. Shares of GreyStone common stock represented by properly executed proxies, if such proxies are received in time and are not revoked prior to the vote, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR ADOPTION OF THE MERGER PROPOSAL.

REVOCABILITY OF PROXIES

     A GreyStone shareholder who has given a proxy may revoke it at any time prior to its exercise at the special meeting by

          (1) giving written notice by any means (including telefacsimile), bearing a date later than the date of the proxy, stating that the proxy has been revoked,

          (2) properly submitting to GreyStone prior to the vote at the special meeting, a duly executed proxy bearing a later date, or

          (3) attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

     All written notices of revocation and other communications with respect to revocation of proxies should be delivered to GreyStone's executive offices at 4950 Murphy Canyon Road, San Diego, CA 92123, Attn: Corporate Secretary.

SOLICITATION OF PROXIES; EXPENSES

     GreyStone will bear the entire cost of soliciting proxies for the special meeting, including the cost of printing, assembly and mailing of this proxy statement/prospectus, the proxy and any additional information furnished to its shareholders. In addition to the solicitation of proxies by mail, GreyStone may supplement such solicitation by telephone or personal contact by directors, officers or other employees of GreyStone. No additional compensation will be paid to such persons in connection with such solicitation.

BOARD RECOMMENDATION

     THE GREYSTONE BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF GREYSTONE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

                           EXPRESS CAPITAL APPROVALS

APPROVAL OF THE MERGER


     On October 19,1998, Earnest Mathis, Jr., as the sole member of the boards of directors of both Express Capital and Express Capital Sub, approved the merger proposal. On July 27, 1999, Mr. Mathis approved the amended and restated first amendment to the merger agreement. On October 21, 1999, Mr. Mathis approved the Second Amendment to Agreement and Plan of Merger and Reorganization. Express Capital, as the sole stockholder of Express Capital Sub, approved the merger proposal on March 2 and November 5, 1999. The stockholders of Express Capital are not entitled to vote on the merger proposal.

                      THE MERGER AND RELATED TRANSACTIONS

The following information describes certain information pertaining to the merger proposal. This description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the annexes hereto, including the merger agreement, a copy of which is set forth in Annex A to this proxy statement/ prospectus and incorporated herein by reference. GreyStone shareholders are urged to read the annexes in their entirety.

GENERAL

     The merger will be consummated promptly after the approval by the GreyStone shareholders of the merger proposal and upon the satisfaction or waiver of all of the conditions to the consummation of the merger (the "closing date"). The merger will become effective on the date and time a properly executed certificate of merger is filed with the offices of the Secretaries of State of the States of Delaware and California (the "effective time"). As of the effective time, GreyStone will be merged with and into Express Capital Sub, with the result that GreyStone will cease to exist and Express Capital Sub will be the surviving corporation in the merger and remain a wholly-owned subsidiary of Express Capital (the "surviving corporation").

     Prior to consummation of the merger, Express Capital will:

     (A) file an amended and restated certificate of incorporation (the "Express Capital restated certificate") to, among other things,

           - establish its authorized capital stock as 30,000,000 shares of common stock and 3,000,000 shares of preferred stock,

           - change its name to "GreyStone Digital Technology, Inc.,"

           - effect a 1-for-41.66667 reverse split of its outstanding common stock and

           - adopt a classified board of directors,

     (B) amend and restate its bylaws (the "Express Capital restated bylaws") and

     (C) elect, effective upon the effectiveness of the merger, a new board of directors to consist of Richard A. Smith, Thomas D. Aldern and Jon M. Reynolds.

     In addition, in connection with the merger, Express Capital will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A copy of the Express Capital restated certificate and a copy of the Express Capital restated bylaws are set forth in their entirety as Annex C and Annex D to this proxy statement/prospectus.

CONVERSION OF SHARES


     At the effective time and without any action on the part of Express Capital, Express Capital Sub or GreyStone, each share of GreyStone stock outstanding immediately prior to the effective time shall be converted into the right to receive one share of Express Capital stock. The total number of shares of Express Capital stock to be issued to the GreyStone shareholders under the merger agreement is hereinafter referred to as the "merger shares." As of the record date, there were issued and outstanding 15,211,627 shares of GreyStone stock held by 737 holders of record. An aggregate of 15,211,627 shares of Express Capital stock will be issued in the merger to the former holders of GreyStone stock, representing approximately 97% of the total shares of Express Capital stock to be outstanding immediately after the consummation of the merger (calculated assuming the issuance of 15,211,627 merger shares and based upon 480,000 shares of Express Capital stock assumed to be outstanding after giving effect to the reverse split.) Because the former holders of GreyStone stock will become holders of Express Capital stock as a result of the merger, their rights as stockholders will be governed by Delaware law and the Express Capital restated certificate and Express Capital restated bylaws. See "Comparison of Rights of GreyStone Shareholders and Express Capital Stockholders."

     None of the shares of Express Capital stock outstanding prior to the consummation of the merger will be converted or otherwise modified in the merger and all of such shares will continue to be outstanding capital stock of Express Capital after the effective time.


     Effect on outstanding GreyStone options and GreyStone warrants. At the effective time, Express Capital will assume all options and warrants issued by GreyStone outstanding immediately prior to the effective time. In accordance with their terms, each such GreyStone option and warrant will become the right to acquire, on the same terms and conditions as were applicable to such GreyStone option or warrant outstanding as of the effective time, that number of shares of Express Capital common stock to which the holder of such GreyStone option or warrant would have been entitled to receive pursuant to the merger had such GreyStone option or warrant been exercised in full prior to the effective time. In addition, Express Capital shall offer to issue warrants to purchase 986,750 shares of Express Capital stock (the "Express Capital warrants") to Chathams Rowe Venture Partners in exchange for certain warrants issued to Chathams Rowe by GreyStone. These warrants owned by Chathams Rowe currently allow it to purchase 986,750 shares of GreyStone. The Express Capital warrants will contain substantially the same terms and conditions as the warrants for which they are being exchanged. Following the merger, an aggregate of 11,153,160 shares of Express Capital stock will be issuable upon the exercise of GreyStone options and warrants outstanding as of the record date.


     Fractional Shares. As of the record date, there were no fractional shares of GreyStone stock outstanding. Because each outstanding share of GreyStone stock will be entitled to receive one share of Express Capital stock pursuant to the terms of the merger agreement, there will be no fractional shares issued in the merger.

BACKGROUND OF THE MERGER

     Express Capital. As discussed under "Express Capital Business" elsewhere herein, Express Capital was formed primarily to serve as a vehicle to effect a business combination with a private company.

     Prior to July 1997, Earnest Mathis, Jr., Express Capital's sole director and executive officer, reviewed approximately 20 prospective companies with which to conduct a business combination (each a "target business").

     In evaluating a prospective target business, Express Capital looked primarily for private companies of two different types:

     (1) companies with a history of revenues and earnings that Express Capital believed had the potential to grow and to be well-received in the securities markets; and

     (2) companies with technology that Express Capital believed had the potential for commercial success and an enthusiastic reception in the securities markets, and where the individuals involved seemed to have the skills necessary to develop the company's technology and to raise the capital that the company would need to grow.

     In February 1995, Express Capital entered into a letter of intent to acquire a target business, but that acquisition terminated in March 1996.

  Contacts between the parties

     On May 12, 1997, GreyStone engaged Olympic Capital Group, Inc. to serve as an investment advisor for GreyStone.

     In June 1997, John Lowy of Olympic Capital introduced Richard A. Smith, GreyStone's Chairman and Chief Executive Officer, to Earnest Mathis, Jr. , Express Capital's Chairman and Chief Executive Officer. On June 19, 1997, Mr. Mathis met with, among others, Mr. Smith to discuss generally the business and affairs of GreyStone and a possible business combination involving Cancun Acquisition, Inc., a company affiliated with Mr. Mathis. During the meeting, Mr. Smith expressed GreyStone's desire to effect a business combination with a publicly-traded company in order to enhance GreyStone's ability to raise additional capital in the public markets.

     GreyStone has issued warrants to purchase 853,200 shares of GreyStone Technology Inc. stock as consideration for financial and advisory services rendered by Olympic Capital Group, Inc., Allen Gelbard, and Michael Pocaterra in introducing GreyStone to Express Capital Concepts. These warrants have an exercise price of $4.95 per share (110% of the price at which stock was sold at the time GreyStone and Olympic Capital entered into the services agreement), will have a term of five years from the date the merger is completed and will be immediately exercisable following the merger. The stock underlying these warrants is being registered in the registration statement on Form S-4 filed by Express Capital Concepts, Inc. relating to the merger, of which this proxy statement/prospectus is a part.


     On or about June 19, 1997, Mr. Mathis suggested to Mr. Smith that a business combination between GreyStone and Express Capital would be more consistent with GreyStone's objectives since Cancun was not publicly traded. On or about July 3, 1997, Mr. Mathis contacted Mr. Smith inquiring as to whether GreyStone would be interested in discussing a possible business combination with Express Capital. Mr. Smith responded favorably to Mr. Mathis' inquiry, and in response thereto, there were numerous telephone conversations between Messrs. Mathis and Smith relating to various aspects of the potential merger, including in-depth discussions concerning the type and amount of consideration to be received in the merger. Since Express Capital was expected to have no assets and no business, they agreed that the shares retained by the Express Capital stockholders would equal approximately 3% of the total number of shares to be outstanding after the merger. Once the parties concluded that GreyStone would retain approximately 97% of the combined company, they agreed that Express Capital would put into effect a 1-to-41.66667 reverse stock split before the merger to adjust the number of shares held by its stockholders.

     Following these discussions, representatives of Express Capital and GreyStone negotiated a letter of intent outlining the basic structure, terms and conditions of the merger. The letter of intent was discussed and approved by the GreyStone board at a meeting held on July 10, 1997. The letter of intent was executed on behalf of Express Capital and GreyStone on or about July 10, 1997.

     After signing of the letter of intent, each of Express Capital and GreyStone commenced due diligence investigations of the other and counsel to the companies began drafting the merger agreement.

     As part of the due diligence review, on July 22, 1997, Gary McAdam, a co-founder of Express Capital, met with Mr. Smith at GreyStone's offices to discuss generally the business and affairs of GreyStone and Express Capital. On August 25, 1997, Thomas King, GreyStone's Chief Financial Officer met with Mr. Mathis at Express Capital's offices to discuss generally the business and affairs of Express Capital and to conduct other due diligence of Express Capital.

     During July and the first week of August 1997, Messrs. Mathis and Smith, along with Express Capital's and GreyStone's respective counsel, held numerous telephone conference calls to negotiate the final terms of the proposed merger and an agreement and plan of merger and reorganization (the "agreement of merger"). After having reached resolution on all principal open issues, GreyStone convened a special meeting of its board of directors at which the agreement of merger, the merger and the other transactions contemplated thereby were discussed and reviewed. Thereafter, the board of directors of GreyStone unanimously adopted and approved the agreement of merger, the merger and the transactions contemplated thereby.

     In August 1997, Earnest Mathis, as the sole director of Express Capital and Express Capital, approved the agreement of merger, the merger and the transactions contemplated thereby. In August 1997, the agreement of merger was executed and delivered by each of the parties thereto.

     Between August 1997 and September 1998, GreyStone attempted to raise additional capital to cover the expenses associated with the proposed merger and GreyStone's desire to have the common stock of Express Capital listed on the Nasdaq SmallCap Market. In September 1998, after failing to raise any significant amounts of additional capital, GreyStone nevertheless determined to proceed with the merger.

     In October 1998 and July 1999, the parties negotiated an amendment to the agreement of merger to, among other things, restructure the merger so that the surviving corporation in the merger would be Express Capital Sub as opposed to GreyStone to maintain the tax-free nature of the transaction. In October 1999, the parties further amended the agreement of merger to modify the date after which Express Capital or

GreyStone can terminate the agreement of merger. See "-- The Merger -- Material Federal Income Tax Consequences."

     Neither of the respective boards of directors of Express Capital or GreyStone requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Express Capital and its stockholders, on the one hand, or GreyStone and its shareholders, on the other hand.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     Express Capital's reasons for the merger. In considering the merger, the Express Capital board took note of, among other things, the criteria for evaluating a prospective target business set forth under "Background of the Merger" above. After evaluating GreyStone in light of Express Capital's target business criteria, the Express Capital board determined that the merger proposal was fair to, and in the best interests of, Express Capital and the Express Capital stockholders.

     GreyStone's reasons for the merger. The GreyStone board believes that the merger will enhance the combined company's ability to raise capital in the private and public markets. In addition, GreyStone's board of directors believes that Express Capital's status as a company whose securities are quoted on the OTC-BB would increase the visibility of the surviving corporation's business, which could be helpful in further developing and commercializing GreyStone's (and consequently, the surviving corporation's) products. The board of directors of GreyStone determined that the merger proposal was fair to, and in the best interests of, GreyStone and the GreyStone shareholders. THE GREYSTONE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

     The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, included as Annex A to this proxy statement/Prospectus.

  Representations

     Under the merger agreement, GreyStone has made a number of representations, including among others representations regarding its:

     - due organization and good standing,

     - authority to conduct its business in the manner in which it is currently being conducted,

     - capitalization, and

     - authority to enter into and perform the merger agreement and the other transactions contemplated thereby.

     Under the merger agreement, Express Capital, Express Capital Sub and Mr. Mathis, as a major stockholder of Express Capital, have also made a number of representations, including representations regarding:

     - due organization and good standing of Express Capital and Express Capital Sub,

     - authority to conduct Express Capital's and Express Capital Sub's respective businesses in the manner in which they are currently being conducted,

     - capitalization,

     - accuracy of certain information provided to GreyStone,

     - valid existence and enforceability of certain contracts of Express Capital and Express Capital Sub,

     - accuracy and completeness of certain financial statements of Express Capital,

     - disclosure of all assets and liabilities of Express Capital,

     - compliance with laws,

     - tax matters,

     - related party transactions,

     - litigation, and

     - authority to enter into and perform the merger agreement and the other transactions contemplated thereby.

  Covenants

     Under the merger agreement, Express Capital has covenanted to:

     - provide GreyStone and its representatives with access to Express Capital's books and records (including financial information),

     - notify GreyStone of any event, condition, fact or circumstance that occurs between the date of the merger agreement and the effective time that causes or constitutes any inaccuracy in or breach of any representation or covenant made by Express Capital, Express Capital Sub and Mr. Mathis in the merger agreement,

     - use best efforts to ensure that at the effective time, Express Capital's common stock will be listed for trading on the OTC-BB, and

     - to effect a reverse stock split, as described more fully in Section 4.3 of the merger agreement.

     Each of GreyStone, Express Capital, Express Capital Sub and Mr. Mathis also have covenanted in the merger agreement to:

     - make all filings and give all notices required to be made, and use commercially reasonable efforts to obtain all consents required to be obtained, in connection with the merger and the transactions contemplated thereby,

     - consult with each other prior to issuing any press release or otherwise making any public statements with respect to the merger,

     - cooperate with one another in providing any information necessary to be included in any disclosure document provided to the GreyStone shareholders or filed with any regulatory authority.

     In addition, GreyStone has covenanted to call and hold a special meeting of its shareholders for the purpose of voting on the merger and the transactions contemplated thereby.

  Conditions to Closing

     In addition to the requirement that the merger agreement, the merger and the transactions contemplated thereby be approved by the GreyStone shareholders, the obligations of the parties to consummate the merger are conditioned upon, among other things, the:

     - accuracy of the representations made by the other party in the merger agreement and the other agreements or instruments delivered by the parties as of the closing date

     - performance by the other party of its covenants,

     - absence of any governmental restraints or orders preventing the consummation of the merger, and

     - absence of any governmental or other litigation seeking to prevent the merger or litigation the outcome of which could have a material adverse effect on the parties.

     GreyStone's obligation to consummate the merger is further conditioned upon, among other things,

     - the absence of any material adverse effect on Express Capital or Express Capital Sub,

     - the receipt from Mr. Mathis and each current and former officer of Express Capital certain releases,

     - receipt of lock-up agreements from certain stockholders of Express
       Capital,

     - receipt of certain legal opinions from counsel to Express Capital,

     - the effective listing of Express Capital's common stock on the OTC-BB,

     - the satisfactory completion of due diligence of Express Capital and Express Capital Sub by GreyStone and its counsel, and

     - the effectiveness of a registration statement filed with the Commission covering the issuance of the merger shares.

     Termination. At any time prior to the effective date, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including

     - by mutual consent of Express Capital and GreyStone,

     - by either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached;

     - by either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

     - by either party if the registration statement filed by Express Capital which included this proxy statement/prospectus had not become effective with the SEC by November 12, 1999;

     - by GreyStone if the special meeting shall have been held and the merger agreement shall not have been adopted and approved at such meeting by the required vote; or

     - by GreyStone if GreyStone reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

     Indemnification. Pursuant to the terms of the merger agreement, Mr. Mathis has agreed to personally hold harmless and indemnify Express Capital, GreyStone shareholders, the surviving corporation and each of their respective representatives (collectively, the "indemnitees"), from and against any damages which are directly or indirectly suffered or incurred by any of the indemnitees or to which any of the indemnitees become subject and which arise, directly or indirectly, from any inaccuracy in or breach of any representation made by Express Capital, Express Capital Sub or Mr. Mathis in the merger agreement or in any document provided to GreyStone in connection with the transactions contemplated by the merger agreement.

     Expenses And Fees. Under the terms of the merger agreement, GreyStone will bear the legal and accounting costs and expenses incurred by it with respect to the merger and the other transactions contemplated thereby (including $2,500 of the costs of preparing the pro forma financial statements included herein), and Express Capital will bear all of the costs and expenses of its accountants, $2,500 of the costs of preparing the pro forma financial statements included herein, all of the other costs and expenses incurred by it prior to September 3, 1998, and $35,000 of the other costs and expenses incurred by it after September 3, 1998. GreyStone will bear all of the costs and expenses in excess of $35,000 incurred by Express Capital subsequent to September 3, 1998 with respect to the merger agreement and the transactions contemplated thereby.

     Amendment; waiver. The merger agreement may be amended only by a written instrument duly executed on behalf of Express Capital, Express Capital Sub, GreyStone and Mr. Mathis.

RELATED AGREEMENTS AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Lock-Up Agreements

     In connection with the merger, Messrs. Mathis and McAdam, stockholders of Express Capital, have entered into lock-up agreements with Express Capital whereby Messrs. Mathis and McAdam have agreed to certain restrictions on their ability to sell or otherwise transfer shares of Express Capital stock following the consummation of the merger. Messrs. Mathis and McAdam are each permitted to sell or otherwise transfer, during each three-month period occurring subsequent to the closing, only that number of shares of Express Capital common stock held by such persons that is equal to no more than one percent (1%) of the total shares of common stock of Express Capital outstanding as of the closing date. All restrictions on the sale or transfer of Express Capital common stock by Messrs. Mathis or McAdam imposed under the lock-up agreements will expire on the date that is 180 days after the closing date. Notwithstanding the foregoing, the restrictions on transfer will not apply to bona fide gifts or transfers to family members of Messrs. Mathis or McAdam, provided the recipient of such shares agrees to be bound by the terms of the stockholder lock-ups. Immediately after the consummation of the merger, Messrs. Mathis and McAdam will, in the aggregate, hold approximately 3% of the outstanding common stock of Express Capital.

  Indemnification Agreement

     In connection with the merger, GreyStone has agreed to indemnify, defend and hold harmless, Mr. Mathis and his representatives from damages arising out of:

     - the issuance by GreyStone of any securities of GreyStone prior to the effective date,

     - any claims for rescission, breach of a representation or warranty, fraud, and breach of contract in connection with the issuance of any securities of GreyStone prior to the effective date, and

     - any liability imposed under federal or state securities laws in connection with the issuance of any securities of GreyStone prior to the effective date.

  Interests of certain persons in the merger

     Pursuant to the terms of the merger agreement, upon the consummation of the merger, the current directors and executive officers of GreyStone will become the directors and executive officers of the surviving corporation. In addition, Express Capital will cause Messrs. Smith, Aldern and Reynolds, the current directors of GreyStone, to be elected to serve as the three directors of Express Capital, effective upon the consummation of the merger.

OTHER MATTERS RELATED TO THE MERGER

  Additional indemnity

     In connection with the merger, Earnest Mathis has agreed to indemnify Express Capital, Greystone and their administrators, successors and assigns against any damages arising out of certain sections of the registration statement, of which this proxy statement/prospectus is a part. Similarly, Greystone has agreed to indemnify Mr. Mathis and his heirs, administrators, successors and assigns against any damages arising out of certain other sections of the registration statement or any failure to deliver this proxy statement/prospectus to any person.

  Material federal income tax consequences

     The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to holders of GreyStone common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the GreyStone shareholders, as described herein.

     GreyStone shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, banks or insurance companies, are subject to the alternative minimum tax provisions of the Code, are foreign persons, are tax-exempt entities, are taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to, concurrently with or after the merger (whether or not such transactions are in connection with the merger). ACCORDINGLY, ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

     Neither Express Capital nor GreyStone has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. It is the opinion of J.H. Cohn LLP, independent public accountants to GreyStone that the merger will constitute a reorganization pursuant to Section 368(a) of the Code. Their opinion is based on certain assumptions, as well as representations received from GreyStone, Express Capital, Express Capital Sub and certain shareholders of GreyStone and is subject to the limitations discussed below. Of particular importance are the assumptions and representations relating to the "continuity of interest" requirement discussed below. Moreover, their opinion will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The tax description set forth below has been reviewed by J. H. Cohn LLP and in their opinion, it is correct in all material respects.

     Subject to the limitations and qualifications referred to herein, and as a result of the merger's qualifying as a reorganization, the following federal income tax consequences would, under currently applicable law, result:

     - No gain or loss will be recognized for federal income tax purposes by the holders of GreyStone common stock upon the receipt of Express Capital common stock solely in exchange for such GreyStone common stock in the merger.

     - The aggregate tax basis of the Express Capital common stock so received by GreyStone shareholders in the merger will be the same as the aggregate tax basis of the GreyStone common stock surrendered in exchange therefor.

     - The holding period of the Express Capital common stock so received by each GreyStone shareholder in the merger will include the period for which the GreyStone common stock surrendered in exchange therefor was considered to be held, provided that the GreyStone common stock so surrendered is held as a capital asset at the effective time of the merger.

     - Neither Express Capital nor GreyStone will recognize gain solely as a result of the merger.

Characterizing the merger as a reorganization is dependent on certain requirements. One key requirement is that there is a "continuity of interest" with respect to the merger shares. Because the merger agreement was entered into before the effective date of recent treasury regulations that relax the continuity of interest requirement, the merger must satisfy the more restrictive requirements described below. In order for the continuity of interest requirement to be met, shareholders of GreyStone must not, pursuant to a plan or intent existing at or prior to the effective time of the merger, dispose of so much of

     (1) their GreyStone common stock in anticipation of the merger, plus

     (2) the Express Capital common stock received in the merger (collectively, the "planned dispositions") such that the GreyStone shareholders, as a group, would no longer have a "significant equity interest" in the GreyStone business being conducted by the surviving corporation after the merger.

     GreyStone shareholders will generally be regarded as having a significant equity interest as long as the Express Capital common stock received in the merger (after taking into account planned dispositions), in the aggregate, represents a "substantial portion" of the entire consideration received by the GreyStone sharehold-ers in the merger. This requirement is frequently referred to as the "continuity of interest" requirement. If the continuity of interest requirement is not satisfied, the merger would not be treated as a reorganization. The law is unclear as to what constitutes a "significant equity interest" or a "substantial portion." The IRS ruling guidelines require fifty percent (50%) continuity (although such guidelines do not purport to represent the applicable substantive law). Accordingly, certain GreyStone shareholders have executed and delivered to GreyStone continuity of interest certificates. The continuity of interest certificates obtained from then shareholders contemplate that the fifty percent (50%) standard will be applied. No assurance, however, can be made that the "continuity of interest" requirement will be satisfied, and if that requirement is not satisfied, the merger will not be treated as a reorganization.

     A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

     (1) GreyStone would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

          (A) the sum of the fair market value, as of the effective time, of the Express Capital common stock issued in the merger and the amount of the liabilities of Greystone assumed by Express Capital in the merger and

          (B) GreyStone's basis in such assets; and

     (2) GreyStone shareholders would recognize gain or loss with respect to each share of GreyStone common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time, of the Express Capital common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Express Capital common stock so received would equal its fair market value and the shareholder's holding period for such stock would begin the day after the merger is consummated.

     Even if the merger qualifies as a reorganization, a recipient of Express Capital common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the GreyStone common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that GreyStone shareholders were treated as receiving (directly or indirectly) consideration other than Express Capital common stock in exchange for such shareholder's common stock, gain or loss would have to be recognized.

THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF GREYSTONE WARRANTS AND OPTIONS OR THE TAX CONSEQUENCES OF THE EXCHANGES OF WARRANTS BY CHATHAMS ROWE. HOLDERS OF SUCH SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SUCH TAX CONSEQUENCES.

  Restrictions on resales of Express Capital common stock by GreyStone shareholders

     The merger shares to be issued to the GreyStone shareholders in the merger will have been registered under the securities act pursuant to the registration statement, thereby allowing such shares to be freely traded without restriction, except that any merger shares received by GreyStone shareholders who are deemed to be "affiliates" (as such term is defined under the securities act) of GreyStone prior to the merger or Express Capital after the merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the securities act with respect to affiliates of GreyStone or Rule 144 under the securities act with respect to affiliates of Express Capital. Generally, under Rule 145, for one year following the effective time, an affiliate (together with certain related persons) would be entitled to sell shares of Express Capital common stock acquired in connection with the merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 145. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Express Capital common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if Express Capital remained current with its informational filings under the exchange act. One year after the effective time, an affiliate would be able to sell such Express Capital common stock without such manner of sale or volume limitations provided that Express Capital was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Express Capital. Two years after the effective time, an affiliate would be able to sell such shares of Express Capital common stock without any restrictions so long as such affiliate had not been an affiliate of Express Capital for at least three months prior thereto.

  Accounting treatment

     For accounting purposes, the merger will be treated as a purchase of Express Capital by GreyStone since the holders of GreyStone common stock will hold and have voting power with respect to approximately 97% of the total issued and outstanding voting capital stock of Express Capital immediately following the merger. After the effective time, Express Capital will change the end of its fiscal year to March 31 from December 31.

  Change of Auditors

     After the effective time Express Capital will change its auditor to J.H. Cohn LLP, which is presently the auditor for GreyStone.

  Regulatory Approvals

     Neither Express Capital nor GreyStone is aware of any governmental regulatory approvals required to be obtained with respect to the consummation of the merger, except for the filing of the certificate of merger with the offices of the Secretaries of State of the States of Delaware and California, the filing with the commission of the registration statement on Form S-4 registering the merger shares and this proxy statement/prospectus which constitutes a part thereof, and compliance with all applicable state securities laws regarding the offering and issuance of the merger shares.

  Exchange Procedures

     After the effective time, holders of certificates representing shares of GreyStone common stock will have no rights with respect to the shares of GreyStone common stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of Express Capital common stock to which such holders are entitled, as described above. After the effective time, Express Capital will send all GreyStone shareholders of record a letter of transmittal and instructions for surrendering their certificates.

     Unless otherwise designated by a GreyStone shareholder on the transmittal letter, certificates representing shares of Express Capital common stock issued to GreyStone shareholders in connection with the merger will be issued and delivered to the tendering GreyStone shareholder at the address on record with GreyStone. In the event of a transfer of ownership of shares of GreyStone common stock that are not registered in the transfer records of GreyStone, the merger consideration may be issued to a transferee if such certificates are delivered to Express Capital, accompanied by all documents required to evidence such transfer and by evidence satisfactory to Express Capital that any applicable stock transfer taxes have been paid. If any certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of

     (1) an affidavit of that fact from the holder claiming such certificate to be lost, mislaid or destroyed,

     (2) such bond, security or indemnity as Express Capital may reasonably require and

     (3) any other documents necessary to evidence and effect the bona fide exchange thereof, Express Capital shall issue to such holder the merger shares into which the shares represented by such lost, stolen, mislaid or destroyed certificate shall have been converted.

     Any other provision of the merger agreement notwithstanding, neither Express Capital, GreyStone, nor the surviving corporation shall be liable to a holder of GreyStone common stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

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

   GREYSTONE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     Except for the historical information contained herein, the following contains forward-looking statements that involve risks and uncertainties. GreyStone will be the accounting acquirer upon consummation of the Merger. GreyStone's (and consequently, the surviving corporation's) actual results in future periods could differ materially from those discussed here. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed in "GreyStone Business" and "Risk Factors," as well as those discussed elsewhere in this proxy statement/prospectus and any document incorporated herein by reference. Also see GreyStone's financial statements included herein.

     GreyStone designs, develops and markets real-time, interactive, and networked three dimensional, software. It develops and delivers its 3-D software principally for defense (i.e., training and simulation) and entertainment applications. GreyStone applies its skills and experience in using real-time distributed and networked interactivity, 3-D graphics, artificial intelligence and physics-based behavioral modeling to create software which enables participants to interact realistically in a simulated environment. The same skills can be applied to create interactive products for education, "edutainment", medicine and transportation.

     GreyStone's operations are divided into two business units utilizing similar technology -- the government strategic business unit ("SBU") and the commercial SBU. Since GreyStone commenced business in 1989 and until the fiscal year ending March 31, 1993 it earned all of its revenues from work performed on government contracts. During the fiscal year ending March 31, 1994, GreyStone's commercial SBU began to apply its technical expertise and knowledge to the development of products and services suited to commercial application and uses in order for GreyStone to achieve greater size and growth. GreyStone has suffered losses every year since 1993. As of June 30, 1999, GreyStone had an accumulated deficit of $33,798,302. GreyStone's losses have resulted principally from costs incurred in developing products and from general and administrative expenses associated with operations. GreyStone expects to incur additional losses as it develops its commercial SBU.

RESULTS OF OPERATIONS

MANAGEMENT REVIEW OF OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

     Revenues for the three months ended June 30, 1999 were $459,570 as compared to $509,715 for the same three months ended June 30, 1998. During both of these periods, the Government Strategic Business Unit (SBU) generated essentially all revenues. Although the Government SBU revenues declined slightly during the current reporting period, in March 1999 GreyStone was awarded a significant contract for follow-on and new tasking for the U.S. Navy in San Diego. This contract allows GreyStone to report directly to its Government customer instead of its previous role as a subcontractor reporting to an intermediate prime contractor. During the current reporting period GreyStone finished the development of its latest entertainment product, XS-G(TM). Although revenues are expected from the sale of entertainment products, GreyStone expects to incur additional losses as it continues to market and develop its entertainment products.

     Costs of revenues declined 20% to $226,844 for the three months ended June 30, 1999, compared to the $282,175 for the same three month period in 1998. As a percentage of revenues, costs of revenues were 49% in 1999 compared to 55% the same three month period in 1998. During the current reporting period GreyStone generated sales from its RAGE(TM) software product for which there were no costs of revenues since the development of RAGE had been expensed in prior periods. Additionally, the fringe rate applied to cost of revenues declined in the current three month period compared to the previous reporting period, due to lower medical claims.

     The components that made up the cost of revenues include burdened labor, direct travel, other direct costs, direct material, subcontracts and applicable SBU burden. These cost components can vary in amount and type from period to period and are highly dependent on such factors as the nature of the work performed, location and duration of the work (i.e., company versus customer site), who performed the work

(i.e., company personnel versus subcontractors) and who provided any required equipment (i.e., company versus customer).

     Marketing and sales expenses were $166,511 or 36% of revenues for the three months ended June 30, 1999 compared to $200,926 or 39% of revenues for the same three month period in 1998. The decline was in both the government and commercial SBUs. In general, marketing and sales expenses result from bid and proposal activity as well as attendance at trade shows, company product demonstrations and in-house marketing-related activities. These types of expenses vary from period to period and are highly dependent upon the extent and manner in which the company focuses its efforts regarding potential future opportunities during the reporting period. Additionally, a lower fringe rate contributed to a decline in marketing and sales expenses in the current reporting period.

     Research and development expenses declined by 22% to $237,302 for the three months ended June 30, 1999, as compared to $303,898 for the same three month period in 1998. The decline of research and development expenses was in the commercial SBU and reflected the completion of development of the XS-G game and the beginning of development of its in-home version. Additionally, a lower fringe rate contributed to the decline in research and development expenses in the current reporting period.


     General and administrative expenses declined to $515,968 for the three months ended June 30, 1999, compared to $614,209 for the same three month period in 1998, resulting in a reduction of $98,241 or 16%. General and administrative reductions were achieved primarily through a reduction in the number of employees assigned to G&A departments, lower depreciation costs, lower fringe rate and a decline in the expense recorded upon issuance of warrants and compensatory stock options.


     Interest expense was $7,182 for the three months ended June 30, 1999, compared to $12,770 for the same three month period ended in 1998, a decline of $5,588 or 44% and reflects the paying down and/or conversion of certain company indebtedness to equity during the current three month period.


     The net loss of $694,237 decreased by $210,026 or 23% from the $904,263 net loss reported in the previous period in 1998. In summary, during the current period, revenues were down by $50,145 or 10%, while total expenses, including interest, decreased by $260,171 or 18%.


MANAGEMENT REVIEW OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 1999 AND
1998

     Revenues for the year ended March 31, 1999 were $2,105,517 as compared to $2,112,566 for the year ended March 31, 1998. During both these time periods, essentially all revenues were generated by the government strategic business unit (SBU), except for $14,615 of commercial SBU revenue generated in the current period. This commercial revenue was the result of work performed by GreyStone for Intel, in support of the open architecture adaptation of the XS-G game. Although the government SBU realized little growth during these periods, in October 1998 and March 1999, GreyStone was awarded significant contracts for follow on and new business tasks. These contracts allow GreyStone to report directly to its end government customers instead of its previous role as a subcontractor reporting to an intermediate prime contractor. It was during both these reporting periods that GreyStone was developing and market testing its latest entertainment product, XS-G. GreyStone expects to incur substantial additional losses in the current fiscal year as it continues to market and develop its entertainment products.

     Accounts receivable on March 31, 1999 was $200,477, a decrease of $197,379 from the $397,856 reported at March 31, 1998. During the first calendar quarter in 1998, GreyStone was awarded a new contract by the U.S. Navy. The initial payments for the newly awarded contract were delayed due to program start up difficulties on the part of the U.S. Navy, thereby causing an increase in the accounts receivable balance at March 31, 1998. For the year ended March 31, 1999, the program start up difficulties had been resolved and the accounts receivable balances had improved significantly. GreyStone did not change any payment terms nor collection policies during either of the reporting periods.

     Costs of revenues increased approximately 8% to $1,274,177 for the year ended March 31, 1999, compared to the $1,181,728 for the previous year. During the previous reporting period, GreyStone had generated sales from its RAGE software product for which there was no costs of revenues, since the development of RAGE had been previously expensed as incurred in prior periods. The components of costs that make up the cost of revenues may include burdened labor, direct travel, other direct costs, direct material, subcontracts and applicable SBU burden. These cost components can vary in amount and type from period to period and are highly dependent on such factors as the nature of the work performed, location and duration of the work performed, (company versus customer site), personnel performing the work (company personnel versus subcontractors) and who will provide any required equipment to perform the work (company furnished versus government furnished equipment).

     Marketing and sales expenses were $853,190 or 41% of revenues for the year ended March 31, 1999 compared to $662,503 or 31% of revenues for 1998. The increase in the government SBU reflects the expenses associated with seeking additional contract awards. In general, marketing and sales expenses resulted from bid and proposal activity as well as attendance at trade shows, company product demonstrations and in-house marketing related activities. These types of expenses vary from period to period and are highly dependent upon the extent and manner in which the company focuses its efforts regarding potential future opportunities during the reporting period.

     Research and development expenses declined by 13% to $1,093,145 for the year ended March 31, 1999, as compared to $1,254,297 for 1998. The decline of research and development expenses was in the commercial SBU and reflects the completion of development of the XS-G game and shift to field testing and software fine tuning.

     General and administrative expenses declined to $2,044,392 for the year ended March 31, 1999, compared to $3,420,898, a reduction of $1,376,506 or 40%. General and administrative reductions were achieved through a reduced number of employees and lower depreciation costs. During 1999, the company incurred a $408,866 non-cash compensation expense that was associated with the granting of options and warrants. During the previous reporting period, a $548,940 compensation expense associated with the granting of options and warrants was recognized as well as an $804,000 debt conversion expense.

     Interest expense was $99,944 for the year ended March 31, 1999, compared to $201,941 for 1998, a decline of $101,997 or 51% and reflects the paying down and/or conversion of certain company indebtedness to equity during 1999 and 1998.

     The net loss of $3,259,331 in 1999 decreased by $1,349,470 or 29% from the $4,608,801 net loss reported in 1998. During the current period, revenues were essentially flat, while total expenses decreased by $1,254,522 or 19% and interest expense declined by $101,997 or 51%.

MANAGEMENT REVIEW OF OPERATING RESULTS FOR THE YEARS ENDED MARCH 31, 1998 AND
1997

     Revenues for the year ended March 31, 1998 were $2,112,566 as compared to $2,336,371 in 1997. During this period, sales in the government sector actually increased by $178,617, while sales in the commercial SBU declined by $378,000. The increase in government sales is primarily due to the addition of the U.S. Navy's Joint Countermine Operational Simulation Program to GreyStone's revenue base. As previously stated, sales in the commercial SBU declined during fiscal 1998. The market for entertainment systems which run on high-end image generator computer systems, upon which GreyStone's earlier software products depended, shifted in anticipation of the increased capabilities of the personal computer and Intel's proposal for the personal computer to be the base platform for the arcade market. As such, GreyStone has been developing a lower cost commercial product to take advantage of these improvements in hardware and firmware and has incorporated them in its latest product, XS-G.

     Cost of revenues declined to $1,181,728 for the year ended March 31, 1998, compared to $1,621,166 for the previous year. In the previous reporting period, costs of revenues included production costs associated with the first three Magball systems sold by GreyStone as well as costs of revenues associated with the government SBU. In the current reporting period, all costs of revenue relate solely to the government SBU. During the year ended March 31, 1998, GreyStone generated sales from its RAGE software product for which there was no costs of revenues since the development costs for RAGE had been previously expensed as incurred in prior periods. These components can vary in amount from period to period and are highly dependent on factors such as the nature of the work performed, location and duration of the work performed, personnel performing the work (company personnel versus subcontractors) and required equipment to perform the work (company furnished versus government furnished).

     Marketing and sales expenses were $662,503 or 31% of revenues for the year ended March 31, 1998, compared to $720,213 or 31% of revenues for 1997. These types of costs vary from period to period and are highly dependant upon the extent and manner in which GreyStone focuses its efforts regarding potential future opportunities during the reporting period.

     Research and development expenses declined to $1,254,297 for the year ended March 31, 1998 as compared to $1,978,505 for 1997. The decline of research and development expenses was in both the government and commercial SBUs. In the government sector, the decline was the result of the government SBU focusing its efforts on several bid and proposal efforts and increasing contract work. Research and development costs in the commercial SBU incurred higher costs in the previous reporting period as a result of expenses incurred in developing the Andromeda platform and MagBall game versus the costs incurred on developing the XS-G game in 1998.

     General and administrative costs increased to $3,420,898 for the year ended March 31, 1998 compared to $2,087,877 for 1997. During 1998, GreyStone also incurred a $548,940 non-cash expense that was associated with the granting of options and warrants as well as an $804,000 debt conversion expense.

     Interest expense was $201,941 for the year ended March 31, 1998 compared to $615,240 for 1997, a decline of $413,299 or 67% and reflects the conversion of company debt to equity.

     The net loss of $4,608,801 in 1998 decreased by $77,829 or 2% from the $4,686,630 net loss reported in 1997. Although revenue declined by $223,805 or 10% during 1998, there was an increase in total operating expenses of $111,665 or 2%, while interest expense declined by $413,299 or 67% from the previous year.

LIQUIDITY AND CAPITAL RESOURCES

  History of Operating Losses


     GreyStone has incurred losses in each fiscal year since 1993, and as of June 30, 1999, GreyStone had an accumulated deficit of $(33,871,522). To finance its business plan and historic negative cash flow, GreyStone has continually needed to obtain debt and equity financing on a private basis and to satisfy creditors with stock rather than by payment in cash to enable it to develop its commercial entertainment products. These losses have been primarily due to lack of any significant entertainment revenues, substantial research and programs expenses, and other costs incurred through the development and introduction of GreyStone's entertainment products. Almost all of GreyStone's sales have been in the government business area, which provides low profit margins from which GreyStone has not been able to recover the costs of its research and development programs for entertainment products. Although revenues are expected from the sale of entertainment products GreyStone expects to incur additional substantial losses in the current fiscal year as it continues to market and develop its entertainment products. No assurance can be given that GreyStone will ever derive material revenues from entertainment products or that sale of such products will ever be profitable.


     GreyStone's cash position increased in the fourth quarter ended March 31, 1999 as a result of sales of approximately 400,000 shares of common stock during that quarter for approximately $2,400,000 in cash. As a result, after repaying certain debt and certain operational obligations, GreyStone's cash position was $795,480 on March 31, 1999. GreyStone's cash position increased to $1,660,241 by June 30, 1999 through the private placement of 482,404 shares of common stock at a price of $6.00 per share. GreyStone has operating loss carry-forwards at March 31, 1999 of approximately $29,200,000, which could result in a reduction of future federal income taxes in the approximate amount of $10,000,000 if fully utilized. In addition, GreyStone has operating loss carry-forwards of approximately $10,700,000 available to reduce future state taxable income, if any. However, the net deferred tax assets arising from net operating loss carry-forwards will only benefit shareholders when, and if, GreyStone returns to profitable operations. At March 31, 1999, GreyStone had a working capital deficiency of $805,406 which improved to a working capital surplus of $1,395,104 on June 30, 1999.

     GreyStone believes it has adequate facility capacity in place to perform the government programs, and hardware and software purchase requirements of government programs are not expected to be material. Although GreyStone believes that its government operation may be profitable over the next 12 months, there is no assurance that GreyStone will become profitable in the near future. GreyStone has yet to generate any significant revenue from its entertainment products and cannot anticipate when it will be able to generate any significant entertainment revenue in the future, if at all.

     Since GreyStone was founded, management has focused on the goal of developing and making available software products using common technology for both the government and commercial markets. Since 1993, GreyStone has consistently generated revenues from its government business. However, since embarking on the development of its entertainment products GreyStone has generated substantial net losses and negative cash flows from its operating activities. GreyStone has not capitalized its development costs, but rather has expensed them. GreyStone has had a continued need to obtain debt and equity financing on a private basis to enable it to develop commercial entertainment products. To date GreyStone has been able to raise cash necessary to continue operations by selling shares, by borrowing, and by satisfying debt obligations with stock rather than cash payments. During the period from April 1, 1999 to date of this proxy statement/prospectus, GreyStone obtained net proceeds of approximately $3,250,471 from the sale of stock through private placements. In the fiscal year that ended March 31, 1999 GreyStone raised approximately $2,425,000 from the sale of stock in private placements and issued common stock upon the conversion of approximately $1,000,000 of obligations that had been primarily nonconvertible debt and other liabilities. GreyStone obtained approximately $3,153,000 and $4,232,000 in the fiscal years ended March 31, 1998, and 1997, respectively, from sales of common stock, and issued common stock upon the conversion of approximately $4,829,000 and $1,364,000 of debt in such fiscal years. The proceeds of the sales of stock were used primarily to fund cash used in operating activities of approximately $2,446,000, $3,221,000, and $4,157,000 in the fiscal years ended March 31, 1999, 1998, and 1997, respectively. Management anticipates that in the future it will need to continue to obtain debt or equity financing and, if GreyStone is unable to generate significant sales of its commercial entertainment products, then GreyStone faces the risk of not having enough money or other resources to continue to operate its current business plan. If this were to happen, then GreyStone could be forced to cease development of commercial entertainment products entirely and focus its resources on expanding its government business.

  History of Outstanding Debts and Obligations

     GreyStone has a history of not paying all its obligations as they became due. However as a result of the sales of common stock and settlement of debt obligations described above GreyStone's obligations are considered current. As of June 30, 1999, GreyStone's total current liabilities were $473,121 including $28,000 in current notes payable and $445,121 in accounts payable and accrued expenses.

     As of March 31, 1999, GreyStone's financial statements reflected total current liabilities of $1,801,363. Of this amount, approximately $671,000 represented loans and notes payable, $1,026,000 constituted accounts payable and accrued expenses and $105,000 reflected deferred unpaid salaries to a former officer and the chief executive officer. A substantial portion of the loans and notes had matured and although payable were extended by creditors on a month to month basis. The oldest of these were two loans made to GreyStone in December 1994 in the amount of $50,000 each, for a period of six months, carrying 9% interest per annum. Of the $1,026,000 of accounts payable and accrued expenses at March 31, 1999, approximately $541,000 was not yet past due, and $485,000 was overdue, including approximately $187,000 which exceeded 90 days. Of the $105,000 in deferred unpaid salaries, approximately $45,000 relates to the period ending March 31, 1998 and $60,000 is related to the period ended March 31, 1999.

  Immediate Capital Requirement

     Since Express Capital will have no cash or other significant assets when the merger is closed, the merger itself will not improve the immediate or long-term financial position of GreyStone. GreyStone presently anticipates that its expenditures will continue to exceed its revenues from operations if there is not a significant improvement in the revenues of its commercial SBU. Accordingly, in order to continue its current business plan, GreyStone may need to raise additional capital through the sale of stock, by borrowing and by seeking to increase business revenues. No assurance can be given that additional equity capital or borrowings will be available to GreyStone on favorable terms, if at all. Nor is there any assurance that GreyStone's results from operations will improve, or that its financial condition will continue to improve. If there are any significant delays in raising additional capital or if its revenues do not increase substantially, then GreyStone may face the risk of not having enough cash or other resources to continue to operate its current business plan. This could result in material delays in completion of products under development, the introduction of new products or product upgrades, and could negatively impact revenues and operations, potentially forcing GreyStone to cease development of its commercial entertainment products entirely and focus its available resources on expanding its government business. Without an improvement in revenues, or the ability to raise additional capital, GreyStone could be compelled to curtail or even cease operations. If this were to happen, GreyStone shareholders could lose all or part of their investment.


  Rescission Offers



     On November 2, 1999, the Commonwealth of Massachusetts Securities Division initiated an administrative proceeding against several individuals and companies (including GreyStone) alleging, among other things, that due to GreyStone's payment to one of the named individuals for the purpose of making introductions to prospective Massachusetts investors, GreyStone was not exempt from certain notice filing requirements in Massachusetts. The complaint alleges that GreyStone should have registered its private placement of shares to residents of Massachusetts during the period from October 1996 to March 1998. Management of GreyStone believes that if any violation occurred it was inadvertent. Twenty-five stockholders who purchased stock for an aggregate of approximately $1,312,200, were affected. GreyStone offered rescission plus interest at 6% to these investors who had 30 days to respond. As of November 11, 1999, stockholders who purchased securities at an aggregate of approximately $1,307,700, have rejected this offer. One shareholder who purchased stock for $4,500 accepted GreyStone's offer. GreyStone has forwarded that amount plus interest computed at 6% per year as payment. Furthermore, based on discussions with the Massachusetts Securities Division, management anticipates that this proceeding, as it concerns GreyStone, will be resolved expeditiously.


YEAR 2000 COMPLIANCE

     Many computer systems and software products are coded to use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." Within the next year, the date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. If not corrected, many computer applications could fail or create erroneous results. Accordingly, computer systems and software used by many companies will need to be upgraded to comply with such "year 2000" requirements.

     GreyStone uses a significant number of computer software programs and operating systems in connection with its products, services and internal operations. Such software and systems have been reviewed and updated with a view towards year 2000 compliance. Nevertheless, year 2000 problems could affect GreyStone's research and development, financial, administrative and communication operations.

  GreyStone's State of Readiness

     GreyStone has had a systematic approach to solving the Y2K compliance issue. It has replaced all desktop computers with Y2K compliant machines and has replaced machines and components in the internal computer network as required to achieve compliance. GreyStone has received manufacturer's certifications of Y2K compliance for critical software and hardware components which the company plans to retain. Furthermore, GreyStone's government and commercial products have been tested (even though the commercial entertainment products are not date dependent) using the government Y2K checklist and the company believes that they meet the requirements.

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  The Costs to Address GreyStone's Year 2000 Issues

     To date, in addition to labor overhead costs to evaluate its compliance status and to implement upgrades required to address year 2000 issues, GreyStone has spent approximately $65,000 for capital equipment upgrades. No further expenses are expected to be required.

  The Risks of GreyStone's Year 2000 Issues

     Although GreyStone believes that changes mandated by the year 2000 issue will not have any material adverse effect on GreyStone's business, financial condition and results of operations, no assurances can be given that all problems will be foreseen and corrected, or that no material disruption of GreyStone's business will occur.

  GreyStone's Contingency Plans

     At this point, in light of the advanced readiness level resulting from the internal evaluation, GreyStone does not have a formal contingency plan in place in the event that GreyStone is not ready for the year 2000. GreyStone does not have a formal contingency plan because it believes that the costs associated with such a plan are not warranted due to GreyStone's readiness for the year 2000 and the fact that the changes mandated by the year 2000 issue will not have a material adverse effect on GreyStone's business, financial condition or results of operations.



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                               GREYSTONE BUSINESS

AVAILABLE INFORMATION

     GreyStone is not and, until the effectiveness of the registration statement (as defined below), Express Capital was not, subject to the reporting requirements of the exchange act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, proxy statements or other information with the commission. Under the rules and regulations of the commission, the solicitation of proxies from the shareholders of GreyStone to approve the merger constitutes an offering of Express Capital common stock to be issued in connection with the merger. Express Capital has filed with the commission a registration statement on Form S-4 under the securities act, with respect to such offering (as amended from time to time, the "registration statement"). This proxy statement/prospectus constitutes the prospectus of Express Capital that is filed as part of the registration statement in accordance with the rules and regulations of the commission. Copies of the registration statement, including the exhibits to the registration statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the commission at 1-800-SEC-0330. In addition, the commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commission.

GREYSTONE'S OVERVIEW

     GreyStone creates real-time, interactive, and networked 3-D software and simulations which it markets principally to customers in the defense and entertainment markets. GreyStone also provides its customers with supporting engineering services. GreyStone applies its proprietary core technologies, skills, and experience to create software that enables participants to interact in real-time within a simulated digital environment.

     GreyStone commenced business in San Diego in 1989 in order to provide the United States military and certain contractors with software and engineering services for applications in highly advanced military hardware (fighting aircraft, missiles, ships, and vehicles) and training simulators. GreyStone's defense customers have included the U.S. Navy, Army and Air Force, Lockheed Martin, Logicon, Hughes Aircraft, and the Defense Advanced Research Projects Agency (DARPA), and others. These customers use GreyStone's products and services in aerial, mechanized, and naval combat, electronic warfare, mission planning and support, training, battlefield command, control, communications, computers, and intelligence ("C4I"), and unmanned aerial vehicles ("UAV").

     In 1994, GreyStone initiated a long-term program to develop multi-player real-time, interactive, and networked 3-D entertainment content ("Titles") which run on high-end 3-D multimedia home-based personal computers ("PCs") and new PC-based open arcade architecture amusement machines ("OA3Ms"). During the summer of 1998, GreyStone test marketed its first PC entertainment Title, XS-G, to sell to the OA3M entertainment market. GreyStone intends to license XS-G and to create new Titles for play upon OA3Ms. GreyStone intends to further adapt XS-G to play upon new digital home entertainment devices including affordable powerful 3-D PCs.

     As used in this prospectus, RAGE is a trademark of GreyStone and AML and AML-90 are copyrights of GreyStone. GreyStone has applied for registration of XS-G as a trademark.

  Primary Markets for Products

     GreyStone currently develops and markets software products targeted at two growth markets: defense preparation and digital entertainment. For the defense market, GreyStone develops software products for use
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

in combat and training simulations and provides support services to help contain the cost and increase the effectiveness of defense and defense preparation. For the digital entertainment markets, GreyStone develops software products for use in the PC open arcade and PC in-home based markets.

     Defense Market: The U.S. government uses defense simulation technology for training, command, and control in order to contain or reduce its budgeted expenditures for defense while maintaining force readiness. The government projects multi-billion dollar annual expenditures for software-based modeling and simulation and for battlefield C4I while demanding more commercial off-the-shelf ("COTS") products that are adaptable to specific requirements.

     Defense Products: GreyStone's defense products are applied to some of the world's most advanced military hardware and training simulators for aerial combat, combat simulation, electronic warfare, mission planning and support, battlefield C4I, and unmanned aerial vehicles (UAVs). Military personnel use GreyStone's Real-time Advanced Graphics Environment COTS product, RAGE, to realistically reproduce combat scenarios in a modern and dynamic theatre of operations ("Battlespace"). The U.S. government uses RAGE in command centers at locations throughout the world to visualize and distribute, in real-time, information regarding battlefield situations and conditions. GreyStone's AML-90 COTS product is advanced flight simulation software used to train military pilots for fighter aircraft combat. In addition GreyStone provides, on a contract basis, sophisticated engineering and software development services to the military and its contractors.

     Entertainment Market: GreyStone has developed entertainment software that uses the capability of Intel's most advanced microprocessors and PC architecture. GreyStone intends to sell new content to a growing number of out-of-home entertainment locations using powerful new PC based OA3Ms that can improve industry economics. GreyStone recently test-marketed in several different locations its first game, called XS-G, for play on new PC-based OA3Ms. XS-G game is a fast paced combat racing system which integrates GreyStone's simulation software and colorful and complex 3-D Graphics. The game system has four aircraft, each with different dynamic characteristics and can link up to four players in three race or combat courses for different skill levels. GreyStone is pleased with XS-G's performance at the locations where distributors have placed and tested the game. In November 1998, GreyStone signed an agreement with LAZER-TRON to market and distribute its arcade game XS-G. Marketing of XS-G commenced during the first calendar quarter of 1999, but no sales of XS-G have been consummated to date. In May 1999, Sony selected XS-G to be featured in their Metreon Entertainment Center in San Francisco. Although GreyStone intends to continue its efforts in marketing and distributing XS-G, no assurance can be given that XS-G will generate any material sales.

  Entertainment Strategy

     GreyStone intends to provide superior digital entertainment products for a rapidly growing population of devices having advanced PC capabilities. GreyStone expects that PC population to become an established and substantial global market for GreyStone's software. GreyStone has developed software for use in location-based entertainment centers and to be used for the home. The entertainment centers targeted for GreyStone's content range from large destination-based entertainment centers, such as theme and amusement parks, to smaller sites, such as family, urban and location-based entertainment centers, sports bars, and casinos. The multi-billion dollar digital entertainment market includes both out-of-home and in-home software customers.

     GreyStone intends to evaluate its out-of-home entertainment Titles for possible adaptation to play upon new digital home entertainment devices. These devices include affordable powerful 3-D PCs able to support sophisticated real-time, networked 3-D software. The growing presence of these powerful new PC-based devices has created the opportunity for GreyStone to exploit its advanced knowledge and experience in creating real-time, interactive and networked 3-D software gained from its history of developing defense applications.

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  Entertainment Products

     GreyStone's digital entertainment content has featured new kinds of interactive sports, high-energy, fast-paced, competitive "adrenaline" experiences, and exploration-adventure type games. GreyStone's goal is to develop software game products to satisfy a demand for exciting new forms of attractions that promote social interaction, while appealing to both genders and a broad range of age groups. GreyStone believes that developing its entertainment software products for play in entertainment centers as well as for the in-home entertainment market will generate broad consumer awareness and enthusiasm for GreyStone's games and will stimulate demand for GreyStone's software in both entertainment markets.

     GreyStone is a founding member of Intel's Open Arcade Architecture Forum ("OAAF"), which Intel formed to create a PC reference platform for game arcades, location-based entertainment, and high-end visual entertainment for the home. In 1998 the price of PCs capable of supporting GreyStone's sophisticated software declined to a level that enabled GreyStone to provide high-quality entertainment content at prices competitive with established PC-based entertainment products. GreyStone test marketed its first PC-based game, XS-G, during the summer of 1998 with Dynamo Ltd., Sega Gameworks, and Betson Enterprises, one of the industry's largest amusement machine distributors. The OA3Ms with XS-G were test marketed at different types of locations in California, Texas and Nevada and the results were considered by GreyStone to be competitive and positively indicative of XS-G's potential for success in the arcade market.

  Entertainment Product Development

     GreyStone began to develop entertainment software products in 1993 as a response to requests from companies who learned of GreyStone's simulations for defense and asked GreyStone to build high-quality, real-time 3-D demonstrations and promotions for commercial purposes. These simulations could only run, at that time, on very costly and powerful graphics oriented workstations.

     As promotions and creations for commercial clients and direct sales GreyStone developed and demonstrated the following entertainment products:

     For Chameleon Technologies' two-person theme park machine;

     - "CHAMELEON 500" 1993 car racing experience debut at the 1993 Indianapolis 500 race

     - "THUNDERBOLT" 1993 flying experience debut at Boston Museum of Technology

     - "LABYRINTH RANGERS" 1993 fantasy experience debut at Disney Pleasure Island for AT&T promotion

     For Hiram Walker's Cutty Sark Scots Whisky;

     - "VIRTUAL VOYAGE" 1994 sailing experience (received 1995 Interactive Media and Marketing Award).

     With Silicon Graphics;

     - "THE PTERANODON" 1993 fantasy flying ride experience debut at 1993 SIGGRAPH Convention (nominated for 1994 Computer World/Smithsonian award for Media, Arts and Entertainment).

     For GreyStone

     - "MAGBALL(R)" 1995 3-D multi-player sports game that combines ice hockey and futuristic bumper cars. The CyberEdge Journal nominated MagBall as "Virtual Reality Product of the Year". GreyStone sold MagBall Systems to Disney World in Orlando, Florida, to Monte Carlo Resort and Casino in Las Vegas, Nevada, and to the XS New York entertainment center located at Times Square in New York City. Because the Intel architecture-based platforms were not yet available, GreyStone used powerful and costly graphics oriented computers to support the MagBall system.

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     With STARBRIGHT;

     - In 1996 GreyStone modified and provided the Pteranadon as a corporate sponsor to STARBRIGHT, a non-profit foundation chaired by Steven Spielberg and General Norman Schwartzkopf, supporting their Virtual Reality Pain Management Program in conjunction with the Pediatric Pain Program at UCLA Children's Hospital. The Pteranadon was exhibited at Universal Studios during the opening of "Jurassic Park The Ride" in June 1996.

     For Intel Corp.;

     - "CANYON RUNNER" 1997 armed aircraft multi-player chase experience; Pentium II supported demonstration at 1997 Computer Game Developers Conference (the "developers conference"). At the developers conference, Intel announced hardware specifications for coin-operated video games based on the Pentium II, and used GreyStone's Canyon Runner to demonstrate the capabilities of the Pentium II processor.

     For GreyStone;

     - "XS-G" 1999 networked, flying, racing, shooting game optimized to the capabilities of Intel's new low cost PC-based standard arcade computer configuration.

     Following the developers conference, Intel asked GreyStone to demonstrate its software in Intel's booth at the Electronic Entertainment Expo (the "Entertainment Expo") in June 1997. At the Entertainment Expo GreyStone revealed an early segment of XS-G, an interactive game that evolved from Canyon Runner. GreyStone's proprietary simulation architecture, GreySim, drives XS-G. GreySim permits GreyStone to develop software across a wide range of platforms for both Commercial and Government business use. The GreySim foundation permits a broad re-use of code and shortens development time, and thus, time to market. The use of GreySim also ensures that software developed on top of the GreySim foundation will operate seamlessly with a variety of computers and peripheral devices, and readily take advantage of the increases in performance of newer equipment.

     The latest Intel architecture-based platforms make it possible for real-time 3-D entertainment content developers, like GreyStone, to create affordable arcade titles that leverage the power and graphics capability of the Pentium II while benefiting from the common hardware and software infrastructure that reaches all the way to the in-home market. GreyStone believes that this recent improvement in hardware performance enables a rapid transfer of high-end arcade software onto the latest home computers and with the use of GreySim, will reduce the time and cost of new content development for GreyStone.

     Immediately following the Entertainment Expo, Intel initiated the OAAF to encourage the development of hardware and software based on an open architecture PC reference platform, for game arcades, location-based entertainment, and high-end visual entertainment for the home. Among the stated objectives of the OAAF are the promotion of market development in the areas of arcade, location-based entertainment, and high-end home entertainment, thus enlarging the customer bases in each of these areas; and the growth of market opportunities for software and hardware vendors, system integrators, and publishers through the exchange of ideas and matchmaking.

GREYSTONE'S BUSINESS STRATEGY

     GreyStone's strategy is to grow revenues through the sale of its software products in both of its major markets (government and digital entertainment) using its proprietary technology (GreySim). GreyStone intends to further leverage its software products and services to build revenues through the development and expansion of its government contracts and through the development and expansion of its digital entertainment products.

     As a key part of its strategy, GreyStone believes that networked interactive 3-D digital reality remains the fastest moving key technology trend in both of these major markets. GreyStone believes that the companies

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that are going to be successful in these multi-billion dollar markets are those that are able to employ new technologies quickly to create distinctive software products. This belief is at the heart of GreyStone's business strategy for serving the digital entertainment and defense markets with its products.

     GreyStone's objective is to become a leading provider of real-time, interactive and networked 3-D digital software products. Key elements of GreyStone's strategy include:

     Emphasize Real-time Interactivity, Real-time Simulation and Behavioral Modeling in 3-D Digital Software Environments. GreyStone seeks to differentiate its products through an innovative combination of interactivity, vivid 3-D graphics and real-time, lifelike simulation technologies. The immersive impact of the experience involves stimulating the user's sensory pathways at a high level of fidelity. A key element of GreyStone's software expertise resides in its ability to combine these aspects of 3-D digital media into software that provides immersion and interactivity for the user while operating in real time.

     Develop and Apply Core Technology Across Markets. GreyStone's expertise lies in its ability to design reusable, modular 3-D digital software with broad applicability across markets and to deploy this technology in a consistent fashion. Through its research and development activities, GreyStone has developed a technology base that is readily adaptable to a variety of applications, enabling GreyStone to build products ranging from expert systems for combat simulation to entertainment products. GreyStone believes that this design philosophy, which is implemented through multi-disciplinary development teams, will enable rapid product development and migration to other complementary markets.

     Shorten Time to Market for 3-D Digital Reality Experiences. GreyStone believes that offering a portfolio of 3-D digital software experiences is essential to success in the marketplace. Implementing the object-oriented nature of its fundamental software products and practices, GreyStone believes it will be able to significantly reduce the time necessary to develop new software products. Further, each new development effort contributes to a growing core of software tools and techniques which can be used on future projects.

     Enhance Product Quality Through Interdisciplinary Balance. GreyStone believes that it improves upon its software development concepts by applying knowledge developed in the diverse areas of game theory, decision theory, graphic design, sound processing and ergonomics. GreyStone's strategic technology unit evaluates market information and emerging technologies that may affect the commercial and defense markets and products. GreyStone believes that a multi-disciplinary analysis and development approach will enable it to create 3-D digital software environments that establish a competitive standard in immersive, interactive experiences.

     Leverage the PC Pipeline. GreyStone's strategy heavily leverages the PC product pipeline, which GreyStone believes will offer cross-market commonality and global market potential. Over the last three years, the PC hardware and software community, led by Intel and Microsoft, has embarked on a strategic effort to enable real-time interactive 3-D graphics on the standard desktop computer and to make that level of software experience generally available across its user base. This technology was initially introduced through game titles on PC's, but is quickly moving into Internet browsers, business applications, and ultimately, into the graphical interface of the operating system itself. From the beginning of this process, GreyStone believes it has positioned itself to take advantage of this new technology and to develop showcase software that clearly demonstrates the value of such technology to the end user. As this cycle expands, the global user base for 3-D graphics software will continue to grow, providing GreyStone with a common, standard hardware platform for GreyStone's products.

     Manage Technology Change; Influence the Technology Base. GreyStone operates within a dynamic technology landscape. To manage the effects of this rapidly evolving base, GreyStone continually analyses technological progress in multiple areas to maintain an awareness and familiarity with the state-of-the-art. GreyStone maintains a core group of experienced scientists and engineers who act as a strategic technology unit responsible for providing timely analysis of technology trends and for ensuring that corporate strategy is aligned with their trends. GreyStone maintains a valued set of strategic technology partnerships with various companies deemed to be highly influential in its areas of business.

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COMMERCIAL MARKETS AND DIGITAL ENTERTAINMENT BUSINESS

  Digital Entertainment

     Digital entertainment is created, stored, and can be distributed electronically in a multimedia format complete with high-quality sound, rich 3-D graphics and animation, and it can be further enhanced by multi-sensory human-computer interfaces and artificial intelligence. These high-fidelity, realistic experiences have found early success in the arcade markets and are increasingly distributed on in-home CD-ROM and game console cartridges. Leading-edge digital entertainment products can also be released online to capitalize on the tremendous current interest in the Internet and the World Wide Web, and in special narrow-band networks. In addition, digital entertainment products have recently been released as broadcast television and cable programming, home videos, and even full-length feature movies.

     Digital entertainment combines the best elements of traditional, mass-market, filmed entertainment, where creative artistry and engaging plot-lines can be leveraged by use of special technology advances that enable millions of consumers to interact with the content in a richer way. The market for digital entertainment has evolved and grown dramatically with the increasing proliferation and sophistication of personal computers (PCs) and game playing consoles, and with the widespread use of the Internet. Sales trends of PCs to home users have increased in recent years as a result of declining prices and increased functionality of PCs. The number of multimedia PCs used in-homes worldwide is expected to grow significantly, and many analysts have prepared predictions about PC growth trends in 1999 and beyond. For example, near-term estimates of continued PC growth in 1999 span from 15% to 25%.

     GreyStone believes that the demand for digital entertainment will continue to grow given the increasingly powerful multimedia capability of PCs, and the growing popularity of the Internet. Despite the many technological advances that have been made in producing, processing and delivering digital entertainment, GreyStone believes that consumers will expect digital entertainment products to have increasingly sophisticated features. These features include more realistic graphics and special effects, user control of more complicated or subtle character movements and real-time interactivity with other humans.

     GreyStone believes that its proprietary technology, skill in applying critical enabling technologies, and years of experience with complex real-time military virtual environments will allow it to produce interactive 3-D digital entertainment that will appeal to the growing expectations of consumers. Utilizing its proprietary technology, GreySim, GreyStone has successfully developed a long list of interactive experiences and virtual environments that it believes represent significant technical enhancements over existing simulation-based experiences. In addition, GreyStone has developed strong strategic alliances and technology partnerships that GreyStone believes will allow it to continue to expand its digital entertainment products into the home PC-based software market.

DIGITAL ENTERTAINMENT MARKETS

     The market for interactive digital entertainment consists principally of:

          (1) the arcade market, or coin-op business, which includes out-of-home entertainment centers ranging from large destination-based theme and amusement parks, to smaller family focused centers, and location-based sports bars, casinos, and specialty theme centers;

          (2) the console game market, or consumer in-home video games, which includes the 32 and 64-bit, and the emerging 128-bit machines, and with sales dominated by companies such as Sega, Nintendo, and Sony; and

          (3) the PC game market, or packaged PC/multimedia software, which is heavily influenced by the increasing proliferation and sophistication of personal computers, their declining prices and increased functionality.

     In the 1970's, video games such as Pong and Atari home video games introduced customers to interactive entertainment. Nintendo and Sega game platforms quickly followed riding a crest of interest by consumers to

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influence the entertainment experience, albeit in a two dimensional environment.
During the same period, a number of advancements in personal computer technology began to appear, resulting in a rapid evolution of its capabilities.

     In the mid 1980's, home set-top devices were introduced which enabled the patron of coin-operated video arcades to play video games at home. In the late 1980's, new and more powerful TV set-top devices were introduced by firms such as Sega and Nintendo and, more recently, video games are available using CD-ROM as well as cartridges for play at home.

     By early 1990, rapidly declining prices of microprocessors and CD-ROM drives, and the introduction of new PC components, such as 3-D graphics accelerators, began to hasten the evolution of the PC platform, make multimedia PCs more affordable, and increase their acceptance for use in homes. These computers, generally configured with enhanced memory, high-speed processors, high-resolution color monitors, sound boards, stereo speakers and high-capacity CD-ROM drives, are able to deliver an engaging entertainment experience that combines text, realistic sound, advanced graphics and animation. With the large and growing base of multimedia PCs combined with 3-D capability, a significant market opportunity has been created for companies that can provide compelling 3-D digital media content.

     By the early 1990's, GreyStone's first products for the commercial entertainment market have been 3-D digital media experiences designed for use at the rapidly expanding population of entertainment centers. These centers range from large destination-based entertainment centers, such as theme and amusement parks, to smaller family, urban and location-based entertainment centers sports bars, and casinos.

     The past decade has shown dramatic growth in theme and amusement parks. However, it is anticipated that further rapid development of large destination-type amusement and theme parks will be limited due to market saturation, space, environmental and legal restrictions. As a result, a trend has begun towards establishing new, more accessible, metropolitan entertainment centers in the United States, Europe and Asia. These new types of out-of-home entertainment venues are often referred to as "destination-based entertainment centers", "family entertainment centers", "urban entertainment centers" or "location-based entertainment centers". The new centers emphasize family entertainment and combine immersive, interactive entertainment with restaurants and shopping in urban and suburban locations.

     Significantly, numerous entertainment companies are developing location-based entertainment centers that are smaller than the large destination entertainment centers. The new centers are more accessible to customers to encourage more frequent and repeat attendance. In order to attain higher growth rates for their business, companies such as Sega, United Artists, Sony, Disney, Namco, DreamWorks SKG, Blockbuster Entertainment, Time Warner, Paramount Parks, Bass Leisure, Dave and Busters, Nickels & Dimes, and others have all announced intentions to open multiple entertainment centers throughout North America, Asia and Europe.

     GreyStone also plans to adapt its digital entertainment software for play on the next generation of in-home entertainment systems, and in particular PCs with real-time 3-D digital media capabilities. The in-home entertainment market is highly competitive. The number of companies able to develop real-time 3-D digital reality, which is the core of GreyStone's technical strength, has a more limited core group of competitors. GreyStone has adapted its digital entertainment software for use on the current generation of 3-D multimedia personal computers, and intends to develop "scaleable" content for the in-home entertainment market to permit play of its software on a broad range of next generation platforms.

     The number of software developers who are able to create real-time, interactive 3-D digital entertainment software is smaller than the number of traditional 2-D developers, principally because of the high cost for development of 3-D digital products in the past. As a result, there is a shortage of software titles that use the full potential of the hardware platforms that are capable of providing real-time 3-D graphics. This shortage has also created an opportunity for software developers, such as GreyStone, who have many years of experience developing real-time, 3-D simulations for customers with high-fidelity applications.

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  Entertainment Product Strategy

     GreyStone believes that there is synergy between the out-of-home and in-home markets that can be exploited to cross-promote products, to increase revenues through ancillary merchandise sales, and to reduce costs. Some of the key elements of GreyStone's commercial entertainment strategy include:

     Widen Game Experiences; Build Brand Awareness. GreyStone believes that many existing 3-D digital product offerings fail to capture and retain wide market acceptance because they lack realism and fail to engender social interaction and passive entertainment among non-participants. Similarly, ride films and 3-D digital media adaptations of arcade games do not deliver high degrees of interactivity. GreyStone intends to design 3-D digital software experiences that foster repeat play and competition, and offer a diversity of experiences (from sports to high-adrenaline experiences) and entertainment to spectators. GreyStone in increasing its software expertise and its object-oriented software architecture, plans to introduce a variety of new experiences that it believes will attract repeat customers and establish GreyStone as a producer of quality digital entertainment among consumers and operators alike.

     Target Broad Markets; Emphasize Strategic Relationships. GreyStone expects to expand its product offerings to both the out-of-home and in-home markets through consistent application and adaptation of its core technologies and creative concepts for each market. GreyStone intends to promote its products and technology through strategic alliances with vendors, customers and merchandisers. As 3-D digital software experiences are deployed, GreyStone intends to cross-promote its products along with those of sponsors in the 3-D digital experience and through merchandising. GreyStone will pursue strategic alliances with companies that enjoy mass-market appeal, broad distribution capabilities or other strengths, which will complement GreyStone's abilities.

     Enhance Social Aspects of Digital Entertainment. GreyStone intends to design digital entertainment experiences that foster social interaction. Unlike many existing 3-D digital media or traditional arcade games, GreyStone's XS-G product is designed to be played among groups of participants and encourage multi-player and challenge play. GreyStone believes that this aspect of its technology, combined with system features that enable spectator immersion, will increase the attractiveness and utilization of its 3-D digital software experiences.

  Digital Entertainment Products

     In 1994, utilizing its core technology base, GreyStone began to develop commercially available 3-D digital entertainment experiences and research platforms to take advantage of the rapidly growing market for 3-D digital entertainment products. GreyStone's commercial content combined real-time interactivity, real-time simulation and provides the participant with a immersive 3-D digital entertainment experience. These early platforms integrated one or more "seats" to provide players with multiple sensory inputs, including visual displays, sound output devices and, in some cases, mechanical apparatus to generate motion.

  Entertainment Platforms

     Starting in 1994, GreyStone designed and produced entertainment platforms that could take full advantage of its unique digital reality experiences and which would stimulate demand for GreyStone's Titles. GreyStone believes that few, commercially available platforms exist that enable the complete integration of all of the requisite technologies required to represent an immersive and networked interactive experience and are capable of exhibiting multiple digital entertainment Titles. Although GreyStone is not currently producing such platforms, GreyStone may develop and market one or more of these platforms in an OA3M configuration in the future.

  Special Promotional Projects

     GreyStone has been asked to engage in special projects with and for other companies.

     For example, the Pteranodon was exhibited simultaneously at the 1993 COMDEX Computer Show in Las Vegas and the International Association of Amusement Parks and Attractions ("IAAPA") show in Los

Angeles. The demonstration allowed participants at COMDEX in Las Vegas to compete in real-time with participants in Los Angeles at IAAPA by linking the computers over a telephone line, demonstrating real-time distributed interactive simulation technology, which enables complex real-time simulation from diverse locations using standard communications, infrastructure and protocols. GreyStone believes that this demonstration was the first interstate shared commercial interactive real time 3-D digital reality experience.

     GreyStone has received additional requests to perform special projects, and will consider working on these projects if they accelerate or benefit GreyStone's entry into its markets, provide funded opportunities for research and development of core technology and skills, fund an extension of GreyStone's software capabilities, or are otherwise deemed to be in the best interest of GreyStone.

  The PC Technology Strategy

     GreyStone's technology strategy allowed GreyStone to anticipate the push for real-time 3-D graphics on the PC platform, resulting in an invitation from Intel to demonstrate the Canyon Runner game concept on the Pentium II processor at the Computer Game Developers Conference (The "developers conference") in April 1997. This provided GreyStone's entree to the Open Arcade Architecture Forum ("OAAF") organized by Intel and added credibility to GreyStone's existing strategy to introduce 3-D software titles to the arcade market on PC platforms and eventually migrate those titles to the in-home market. By carefully monitoring the evolution of 3-D graphics on the PC platform, GreyStone was able to advance in the development of GreyStone's own 3-D simulation software foundation (GreySim), while maintaining commonality with the evolving base of Application Development Interfaces (APIs) from Microsoft. Ultimately, this has allowed GreyStone to

     (1) develop a diverse suite of real-time 3-D applications using a common software development architecture that fosters reuse and sound software development practices;

     (2) capitalize on a growing base of software, hardware, and API support in the broadest segment of the computer market; and

     (3) maintain compatibility with a broad spectrum of improving 3-D graphics hardware.

     GreyStone believes that these factors combine to provide GreyStone with reduced development costs and a wider market for its products.

  Extended Product Strategy

     GreyStone believes that its core set of technological capabilities and skills can be further extended and applied to create interactive digital software products for other markets, such as the Internet, education/edutainment, health/medical, transportation, telecommunications, and for enterprise-spanning applications in design, engineering, and manufacturing.

     GreyStone has some experience in these areas, especially with respect to

     (1) the simulation of customer's designs, engineering, and product prototyping for the Intelligent Vehicle Highway System,

     (2) the development of product concepts for the health/medical markets, and

     (3) the production of advanced avionics in modern tactical jet aircraft.

     GreyStone has years of experience in using engineering simulation for the rapid-prototyping and refinement of advanced avionics technologies, including "expert systems" that can be embedded in the advanced avionics of modern tactical jet aircraft.

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

GOVERNMENT MARKET AND PRODUCTS

  Overview of Government Markets

     GreyStone was founded to provide simulation and training products for the defense industry. It has earned an excellent reputation for creating and exploiting virtual environments for the warfighter. These virtual environments employ real-time simulation, intelligent agent and advanced visualization technologies that create a battlespace in which a commander and soldier alike can assess, command and shape the dynamics of the battle as well as experiment with various contingencies to test skill and judgment. Virtual environments are often used to provide knowledge of the battlespace and new ways to exploit the battlespace not available previously without deploying live troops and millions of dollars of equipment. The U.S. government projects continued growth in the multi-billion dollar annual budget for C4I.

     In April 1995, the Department of Defense (DoD) reported to Congress that it is in a transition period from a time when simulation is considered a supplement to live training to a time when simulation will comprise a larger portion of readiness training in the future. The DoD added that as new forms of simulation prove effective, the U.S. government's expenditures in virtual and constructive simulation could more than double over the next few years.

     GreyStone believes that it is well positioned to grow its products and services with the U.S. government and is benefiting from the basic shift in the military procurement strategy to commercial-off-the-shelf technology and systems. GreyStone has positioned its core software products and services, which are focused on C4I and modeling and simulation, and which it believes to be high growth segments of the overall military budget. Its primary software products, especially RAGE, support operational systems, which provides a force multiplier and has high operational priority with the military. Further, GreyStone believes that RAGE sales also provide a lead for valuable engineering services opportunities.

  Government Market Strategy

     In order to capitalize on what GreyStone perceives as a large and growing opportunity in simulation, modelling and training GreyStone's strategy is to:

     (1) focus on software products and services in the government-defined growth areas of simulation, advanced visualization and artificial intelligence;

     (2) use a product-based approach for initial entry into traditionally closed areas and take advantage of the government's mandated commercial-off-the-shelf solutions instead of funded research and development solutions;

     (3) stay involved in the government's new or high technology initiatives that have the potential for GreyStone-wide applications; and

     (4) build revenues and obtain funded research and development through engineering services for key government agencies and prime government contractors.

     To achieve this strategy, Greystone has focused on the following strategic initiatives:

     Offer Technology-driven Solutions. GreyStone's achievements in developing immersive, interactive, and intelligent systems that operate in real-time provide a robust and flexible set of capabilities and services that provide customized solutions for a variety of projects within the defense industry. GreyStone's government business aims to

     (1) design and building simulations and 3-D digital reality environments that can answer the needs of research and development laboratories which require virtual environments to prototype systems before design and specification,

     (2) support command centers that require the decision aiding and "what-if" aspects of the virtual world, and

     (3) enable the troops in the field to train in the operation of these systems.
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

     GreyStone has developed capabilities to facilitate distributed interactive participation, texture mapping, advanced data acquisition, signal processing, and visualization of non-visible phenomenon, which enhances the utility of GreyStone's products and services.

     Add Value Through Strategic Relationships. GreyStone has had, and maintains subcontracts and close working relationships with several leading government contractors, including Lockheed Martin, SAIC, and others. GreyStone has entered into joint technology, development, sales and marketing agreements with companies including, Technology Service Corporation and Virtual Prototypes Inc., to leverage mutually beneficial approaches and integrated solutions to the modeling and simulation market place. GreyStone feels that such agreements complement its products and further leverage its opportunities for engineering services. Through these relationships, GreyStone believes it can participate in larger multiple contracts for a variety of agencies and programs to which it might not normally have access.

     Gain Access to New Technologies. GreyStone believes that by targeting contracts from government research laboratories and organizations, it will gain access to new, emerging technologies funded by the government. Much of GreyStone's current capabilities and technology base was achieved through this initiative. This small but important segment of the government market is often willing to fund high-risk technology initiatives. This access supports GreyStone's strategy of applying its technology across GreyStone's business areas and products. This is particularly true in promoting GreyStone's role in optimizing commercial image generator technology. As the government customer seeks lower cost platforms and workstations on which to host virtual environments, they are funding continued development of the software products on these new, more affordable hardware systems.

     Develop Products for New Markets. GreyStone believes that many governments and agencies worldwide desire advanced visualization and simulation technologies such as those produced by GreyStone. In the past, the proprietary nature of many hardware and software components made the procurement of such systems uneconomical or impossible due to severe limitations on technology transfer. Using commercially available image generators and exportable software and firmware, GreyStone will be able to offer cost-effective 3-D digital reality solutions targeted to smaller markets and customers.

  Government Products and Services

     From its beginning in 1989, GreyStone's government business has been built on key technologies used to create virtual environments and the experience of qualified individuals -- defense industry engineers as well as experienced warfighters -- who understand the requirements and utility of virtual environments for training and combat operations. GreyStone has modeling and simulation professionals, advanced systems integrators, mission-planning specialists, intelligent agent experts, software developers with defense industry experience, and experienced former military personnel who continue to provide the government customer with an alternative to deploying troops and systems to the field.

     Greystone has a legacy of software development and engineering services for high-performance military systems that are immersive, interactive, and intelligent and which function in real-time. GreyStone has been able to adapt its military software products for application across several mission areas: planning, advanced simulations, aerial combat, battlefield command and control, and, most recently, in the arenas of intelligence, surveillance and reconnaissance systems. These products have been created through the application of advanced software techniques to create smart, artificial intelligence-based systems that achieve varied levels of individual and autonomous behavioral characteristics. A key element of GreyStone's government market strategy is based upon the implementation of advanced behavioral modeling and graphics technology.

     GreyStone's government software products are sold subject to license agreements which grant to the user a non-exclusive runtime executable license to use the software on a single workstation for an unlimited period of time. The software remains the sole and exclusive property of GreyStone, and other than the license granted by the agreement, no proprietary right or copyright to the software or the accompanying documentation is granted under the license.

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

  Commercial Off the Shelf Defense Products (COTS)

     A principal product of GreyStone's government business base is a real-time, object-oriented software product, called Real-time Advanced Graphics Environment
(RAGE). RAGE enables 3-D representations of dynamic virtual environments. RAGE displays environments for system simulations, constructive and virtual mission simulations, support systems and mission visualizations by generating a 3-D environment and immersive graphical entities from dynamically-acquired data from flight recorders, sensors or satellite imagery which are updated thousands of times per second.

     Management of GreyStone views the RAGE-generated environment as a cost-effective solution to unmanned aerial vehicle (UAV) platform and payload simulation, leveraging existing government products (platform flight models, ground control stations, object models, terrain databases, etc.) and the RAGE product. The virtual UAV is designed as a modular, flexible, "dial-a-collector" system capable of simulating a variety of current and projected unmanned platforms and associated sensors. RAGE has been used to provide the virtual world for U.S. Army UAV operators during large, multi-force training exercises.

     Since RAGE is the primary software running the real-time enhanced virtual world simulation during the exercise, each site requires a RAGE license sale. With each exercise, GreyStone is paid for other engineering services it performs, such as modifications to RAGE, custom databases, and the creation of unique interfaces required of each application, in addition to providing both field and home-office services during the exercise. In its first 21 months of availability, 18 RAGE licenses were sold to the U.S. military. The system has been useful for UAV concept of employment and operational utility demonstrations in over 30 large-scale live Joint and Army exercises and force modernization Advance Warfighting Experiments.

     Another product borne out of the air combat training experience of GreyStone is the Adaptive Maneuvering Logic (AML). AML is an advanced synthetic adversary control model that provides real-time, interactive air combat engagements with a six degree-of-freedom air combat simulation for one-versus-one and two-versus-two scenarios. These intelligent control systems are sophisticated computer programs that pit one or two computer-controlled aircraft against human pilots using advanced aerodynamic performance, interactive, intelligent real-time behaviors, air combat and pilot expertise. GreyStone's AML jet fighter weapons tactics simulation software was licensed to Hughes training for use in the F/A-18 domed simulators for an unlimited period of time.

  Defense Engineering Services and Projects

     GreyStone has provided engineering services to the military services and their contractors including services to:

Lockheed Martin to support:

     - DARPA's Pilot's Associate Program

     - On board software to support the F-22 Advanced Tactical Fighter

     - Joint Strike Fighter program technical trade studies

     - F-22 Mission Support System

     - F-22 Internal Research and Development

DARPA for the:

     - Warbreaker Mission Planning Program

     - Virtual Reality Device assessment and selection for carrier force operations

     - Battlefield Awareness Data Dissemination program

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

Logicon for the:

     - Design of mission planning and support module for the F-117A Stealth Fighter

U.S. Air Force Armstrong Laboratory for:

     - Advanced cockpit technology (visualization, intelligent systems, cockpit controls, displays, simulators, weapon systems)

Department of Defense for the:

     - Virtual Unmanned Aerial Vehicle Program

     - Multiple Unified Simulation Environment project

     - Virtual Airborne Reconnaissance -- Low

U.S. Army for the:

     - Live Multiforce Training Exercises (more than thirty exercises)

     - Live Joint and Army force modernization Advance Warfighting Experiments

Joint Strike Fighter Program Office:

     - Joint Strike Fighter C4I Support Plan

U.S. Navy SPAWAR Systems Center -- San Diego

     - Joint Countermine Operations

     - Synthetic Theater of War Simulation

  Defense Backlog

     Within the past 12 months, Greystone has been awarded contracts for the following programs:

     MUSE VIRTUAL WORLD. In December 1998 the U.S. government awarded a non-competitive contract to GreyStone, for engineering technical services to support the interface, integration, test, demonstration and support of Joint Technology Center/System Integration Laboratory customer hardware and software systems/subsystems/components within the Multiple Unified Simulation Environment and its virtual world subsystem as built with RAGE. The initial period of performance is 15 months. The initial award consists of a small basic contract, which upon the exercise of all options, has a ceiling price of $1.5 million dollars.

     VARL. In October 1998 GreyStone was awarded another non-competitive contract for the Virtual Airborne Reconnaissance-Low (VARL) Program. This $1.3 million effort is follow-on to our Phase I prototype program and provides our U.S. Army customer a VARL demonstration system at their Fort Belvior headquarters and operational mission trainers for units deployed to South Korea and other operational sites. Our synthetic natural environment simulation, using the RAGE product as its core, provides high fidelity mission payload simulation to the actual aircraft hardware/software systems. As a result in changes in Government contract administration, this contract was terminated by the U.S. Army's White Sands Missile Range contracts group in August 1999 for the convenience of the Government. GreyStone's customer, the U.S. Army's INSCom Group, has advised that it intends to reinstate the work in late calendar year 1999 under a new sole-source award to GreyStone.

     BATTLEFIELD VISUALIZATION AND ADVANCED SIMULATION TECHNOLOGY. In March 1999, GreyStone was awarded a five-year delivery-order contract with a ceiling of $15.1 million. GreyStone will provide modeling and simulation engineering services to the U.S. Navy's Space and Naval Warfare Systems Center in San Diego. GreyStone's core support to the Navy's Synthetic Forces Model provides other government customers cost effective solutions for Joint Counter-Mine Warfare, Battle Force training, Command and Control, and Joint Medical Tele-medicine applications.

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MARKETING AND SALES

  Commercial and Government Markets

     GreyStone's marketing and sales activity in the commercial market to date has consisted primarily of participation in trade shows, distribution of marketing communications, market research and public relations activities designed to showcase GreyStone's technology and capabilities. GreyStone intends to promote its name, trademarks and products to create a recognizable brand of quality in each of its markets and to coordinate advertising and promotional opportunities to benefit itself and its licensees. GreyStone's marketing activities are also designed to demonstrate the capabilities of GreyStone's products, showing potential customers 3-D software environments that surpass those offered by competitors in functionality, realism and interactivity. GreyStone has entered into an exclusive license agreement with Laser-Tron to market, produce and distribute entertainment systems with GreyStone's current game, XS-G, and to pay GreyStone a fee after the sale of the product.

     In the government market, marketing activities are conducted primarily through interaction with key military acquisition offices and laboratories, as well as with prime and subcontractors to the U.S. and other governments, availing them of GreyStone's expertise in simulation and 3-D digital reality software environments. GreyStone also participates in a number of trade shows focused on the government markets.

STRATEGIC TECHNOLOGY UNIT

     GreyStone's research and development efforts are coordinated by the strategic technology unit, whose responsibility is to develop and demonstrate advanced technologies for use in GreyStone's commercial and government products. These research and development projects include the exploration of basic technology alternatives, maturation of critical technology components, and the execution of cooperative technology ventures. The strategic technology unit directly impacts product improvement and reduction of costs through the incorporation of advanced technology.

     GreyStone's strategic technology unit is responsible for communication and coordination among GreyStone's software and hardware engineering personnel. The software engineering group includes engineers with significant design and development experience in object-oriented software, systems and dynamics modeling, real-time operating systems, network technology and protocols (including distributed simulation), intelligent systems design, advanced multi-sensory user interfaces, graphical design and databases, data acquisition and signal processing, and embedded systems. Hardware engineering includes engineers with significant experience in image generator design and applications, computer architecture, network technologies, display technologies, audio and video synchronization, computer buses, complex computer systems, user interface design and integration and design manufacturing. The software and hardware engineering personnel work together to develop and refine the tools necessary for the development of GreyStone's products.

     In addition to GreyStone-sponsored research and development, GreyStone performs contract research and development for various government agencies and contractors. As part of its product development strategy, GreyStone seeks to identify commercial applications for new technologies developed under its defense contracts and retains title as permitted to developments made pursuant to government contracts. By coordinating its various technology research and development efforts, GreyStone maximizes the growth and internal availability of its strategic intellectual property and experience.

PRODUCTION

     GreyStone's production strategy is based upon outsourcing of basic component manufacturing and assembly and internal development of software. Components procured from or built by third parties may be shipped to GreyStone's headquarters, to be assembled and tested prior to shipment. GreyStone's headquarters include approximately 5,000 square feet allocated to production of GreyStone's products.

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

COMPETITION

     GreyStone experiences substantial competition in its government and entertainment markets and believes its principal competition advantages to be its reputation and experience in its selected market areas, creativity in applying existing and GreyStone proprietary technology to new applications that meet customer requirements, technical assistance to its customers and price.

     GreyStone believes that it has a competitive advantage with its government software product, RAGE, which has been identified by the government in several sole source award announcements as a requirement for award performance. While GreyStone believes that this competitive advantage may continue, for an unknown period of time, there is no guarantee that the government will continue to identify GreyStone's software as a continuing requirement for such awards.

     GreyStone competes against established corporations in the government market that have substantially greater financial and other resources than GreyStone. In the past, GreyStone has worked closely with several companies as a sub-contractor. No assurances can be given that GreyStone will be successful in maintaining or enhancing these relationships in the future. GreyStone considers the principal competitors for its government products and services to include Science Applications International Corporation (SAIC), Cubic Corporation, Logicon, TRW and others. There can be no assurance that GreyStone will be able to compete with these and other companies for future government contracts or that such contracts, upon successful award, will be on terms favorable to GreyStone.

     The markets for interactive 3-D software products are still emerging, and GreyStone anticipates that the number of competitors will increase. Companies having greater financial resources may be able to make greater investments in research and development, engage in more extensive marketing campaigns, carry large inventories, adopt more aggressive pricing policies and make more attractive offers to customers. GreyStone also believes that large entertainment and computer companies are increasing their focus on the interactive 3-D software entertainment market, which will stimulate further competition.

     GreyStone's competitors range from small companies with limited resources to large companies with greater financial, technical and marketing resources. GreyStone considers the principal competitors in the interactive entertainment markets to include Broderbund Software, Inc., Electronic Arts, Inc., Interplay, LucasArts Entertainment Company, Sony, Sega, Nintendo, Namco, and Williams.

     GreyStone's future success in its government and commercial markets will depend upon, among other things, its ability to withstand competition from larger companies, to obtain and retain competent personnel to successfully accomplish its obligations under its various contracts and agreements and to productively extend its technological expertise to new applications. All of these factors are subject to uncertainty. See "Risk Factors -- Competition."

PATENTS AND PROPRIETARY RIGHTS

     GreyStone has sought to apply for patents, or other appropriate proprietary or statutory protection, when it develops valuable new or improved technology. As of September 30, 1999, GreyStone has one design patent as well as certain trademarks and copyrights. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. There can be no assurance that its patent will afford effective protection against competitors with similar technology; nor can there be any assurance that patents issued to GreyStone will not be infringed upon or designed around by others or that others will not obtain patents that GreyStone would need to license or design around. If the courts uphold existing or future patents containing broad claims, the holders of such patents might be in a position to require companies to obtain licenses. There can be no assurance those licenses that might be required for GreyStone's products would be available on reasonable terms, if at all.

     In addition to patent and copyright law, GreyStone relies on trade secrets and proprietary know-how, which it seeks to protect in part by confidentiality agreements with its strategic partners, employees, consultants, vendors and licensees. GreyStone's agreements prohibit unauthorized disclosure or reverse engineering of GreyStone's systems. However, GreyStone expects that third parties may attempt to reverse

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

engineer its technology. There can be no assurance that GreyStone's confidentiality agreements will not be breached or that GreyStone would have adequate remedies for any breach. The law concerning reverse engineering by a person or entity that has not signed a license agreement is currently uncertain. As a result, GreyStone may not have an adequate remedy if a competitor disassembles or reverse engineers products based on GreyStone's proprietary technology even if trade secret or copyright law protects GreyStone's technology.

     GreyStone relies in part on copyright laws to prevent unauthorized duplication or distribution of its software, written materials and audiovisual works. Existing copyright laws afford only limited protection, particularly in certain jurisdictions outside the United States where GreyStone may seek to license its technology. See "Risk Factors -- Dependence on Proprietary Technology."

EMPLOYEES

     GreyStone had 36 full-time employees as of September 30, 1999. Twenty-four of these employees are in research and product development related activities, one in manufacturing and 11 in GreyStone's business sectors, finance and administration. GreyStone is not a party to any collective bargaining agreement, and GreyStone believes its relations with employees to be good.

FACILITIES

     GreyStone leases approximately 27,600 square feet of office and research and development space at 4950 Murphy Canyon Road, San Diego, California 92123. This lease expires on December 14, 2003. GreyStone also has a small supporting office in Washington, D.C., and seven employees working in government furnished facilities. GreyStone believes its existing facilities are capable of supporting GreyStone's operations for the foreseeable future.

LEGAL PROCEEDINGS


     In October 1996 GreyStone entered into a stock purchase agreement with Seawind USA providing for the purchase of $50,000,000 of Common Stock of GreyStone at a purchase price of $5.46 per share. Seawind USA failed to purchase any shares of GreyStone common stock and in November 1997 GreyStone filed a complaint against Seawind USA, certain affiliates, and other parties associated with the proposed stock purchase in the Superior Court of California, County of San Diego. The complaint asserted various causes of action including fraud. In January 1999 the court awarded judgment in favor of GreyStone and against Seawind USA in an amount in excess of $12,000,000. A 90 day period for appeal expired on May 9, 1999. GreyStone has not determined how much, if any, of the award will be collectible.



     On November 2, 1999, the Commonwealth of Massachusetts Securities Division initiated an administrative proceeding against several individuals and companies (including GreyStone) alleging, among other things, that due to GreyStone's payment to one of the named individuals for the purpose of making introductions to prospective Massachusetts investors, GreyStone was not exempt from certain notice filing requirements in Massachusetts. The complaint alleges that GreyStone should have registered its private placement of shares to residents of Massachusetts during the period from October 1996 to March 1998. Management of GreyStone believes that if any violation occurred it was inadvertent. Twenty-five stockholders who purchased stock for an aggregate of approximately $1,312,200, were affected. GreyStone offered rescission plus interest at 6% to these investors who had 30 days to respond. As of November 11, 1999, stockholders who purchased securities at an aggregate of approximately $1,307,700, have rejected this offer. One shareholder who purchased stock for $4,500 accepted GreyStone's offer. GreyStone has forwarded that amount plus interest computed at 6% per year as payment. Furthermore, based on discussions with the Massachusetts Securities Division, management anticipates that this proceeding, as it concerns GreyStone, will be resolved expeditiously.


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

                              GREYSTONE MANAGEMENT

     The directors and executive officers of GreyStone and their ages as of September 30, 1999 are as follows:

      NAME           AGE                            POSITION
      ----           ---                            --------
Richard A. Smith     52     Chairman of the Board, President and Chief Executive
                            Officer
Jon M. Reynolds      59     Director
Thomas D. Aldern     45     Vice President, Government Systems and Director
Carl A. Beaudet      57     Vice President, Government Business Development
Bernard J. Crowe     60     Vice President, Commercial Systems and Products
Marshall Geller      47     Controller and Acting Chief Financial Officer
Carolyn Harris       42     Vice President, General Counsel and Secretary

     Richard A. Smith. Mr. Smith is a founder of GreyStone where he has served continuously as its Chairman and Chief Executive Officer since its inception. Before founding GreyStone, Mr. Smith was employed from 1985 to 1989 with Titan Systems, Inc., a high technology systems engineering company in San Diego, California. From 1978 to 1985 he flew for Continental Airlines, and from 1969 to 1978 he was on active duty with the U.S. Navy, serving as a fighter pilot in Vietnam, and as an instructor and adversary pilot. In 1995, he retired as a Commander in the U.S. Naval Reserve. Mr. Smith holds a B.S. degree from South East Missouri State University and a M.S. degree from the University of Southern California.

     Jon M. Reynolds. Mr. Reynolds has been a member of the board of directors of GreyStone since February 1994 and served as GreyStone's President from April 1995 until January 1997. Mr. Reynolds was a Senior Vice President of Hoak, Breedlove & Wesneski & Co., Inc., an investment banking firm in Dallas, Texas from April 1998 until March 1999. Mr. Reynolds is also the president of The Pointe-Force Company, a private Dallas-based merchant banking concern. From 1985 until 1992 Mr. Reynolds was a director of Sun Coast Plastics, Inc., a company specializing in plastic molded closures and food service products, and from 1988 to 1992 Mr. Reynolds served as that company's Chairman and Chief Executive Officer. From 1984 through 1988 Mr. Reynolds also served as president of Mayfair Capital, a merchant banking company. In February 1983, Mr. Reynolds joined Rauscher Pierce Refsnes in Dallas. From 1971 through 1982, Mr. Reynolds worked in New York as an investment banker engaged in project and corporate finance at Salomon Brothers and at CS First Boston. Mr. Reynolds is a certified public accountant and holds an A.B. from Harvard College in economics. He received his MBA from Rutgers University.

     Thomas D. Aldern. Mr. Aldern has been GreyStone's Vice President, Government Systems and a member of the board of directors since joining GreyStone in 1989. From 1985 to 1989, Mr. Aldern supported projects for the Naval Ocean Systems Center and ARPA and was active in classified defense programs at Titan. From 1978 to 1985, Mr. Aldern was in the U.S. Navy as a F-14A Radar Intercept Officer and involved in projects concerning battlespace extension, aircraft tactics, and advanced sensor modeling. Mr. Aldern earned a B.S. in Systems Engineering from the U.S. Naval Academy and has completed numerous U.S. Navy Warfare courses such as Strike Leader Attack Training School, Navy Fighter Weapons School (TOPGUN) and U.S. Navy Electronic Warfare School.

     Carl A. Beaudet. Mr. Beaudet joined GreyStone in 1989 as its Vice President, Government Business Development. He has been active in various areas of GreyStone's business development, administration and operations. Before joining GreyStone, Mr. Beaudet was a field office manager at Advanced Technology, Inc., an engineering services company, as well as a technical director for electronic warfare for that company's project activities at the Pacific Missile Test Center from January 1988 to December 1989. Before January 1988, Mr. Beaudet worked for five years at the Military Electronics and Avionics Division of TRW, Inc., a defense electronics and computer systems manufacturer, in San Diego, California where he managed the Operations Analysis department in support of a number of different programs and projects. Mr. Beaudet was a career Naval Flight Officer with 20 years' experience. Mr. Beaudet received a B.S. in Aeronautics and Astronautics from Purdue University and an M.S. in Aeronautical Engineering from the Naval Postgraduate School.

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     Bernard J. Crowe. Mr. Crowe has been GreyStone's Vice President, Commercial
Systems since 1992. Prior to joining GreyStone, Mr. Crowe was Vice President at Ball Corporation, Systems Engineering Division located in San Diego, California from 1990 to 1992 where he managed that company's development of products for military and commercial customers. From 1975 to 1990, Mr. Crowe was at TRACOR Flight Systems, Inc., an aerospace company where he was Director of the Simulation Product Department. In this capacity, he led over 20 engineers in developing real-time simulation products. Mr. Crowe received a B.S. from London University.

     Marshall B. Geller. Mr. Geller is Chief Financial Officer. He joined GreyStone in 1994 as Controller and served in that position until November 1998 when he assumed his current duties. Prior to joining GreyStone, from 1982 until 1994, Mr. Geller worked for General Dynamics -- Convair Division in San Diego in the areas of financial planning, budgeting, overhead, and capital planning. Prior to that, Mr. Geller worked for an accounting firm in New York City. Mr. Geller received his B.A. and M.B.A. from Hofstra University in New York.

     Carolyn A. Harris. Ms. Harris is Vice President, General Counsel and Corporate Secretary. She joined GreyStone in 1995 as Contracts Director and served as Assistant General Counsel and Assistant Secretary until 1998 when she assumed her current duties. From 1979 to 1994 she worked for Rockwell International Corporation's Rocketdyne Division in Los Angeles, California in the areas of financial management, advanced programs and contracts. Ms. Harris received her B.S. in Finance and Accounting from the University of Arizona, and her J.D. from Southwestern University School of Law.

NOMINEE DIRECTORS

     Upon completion of the merger, the following two individuals have agreed to serve as outside directors:

     Alan D. Stone. Mr. Stone, age 53, has served as President and Executive Vice President at Sega Enterprises, Inc., a leading video game and multimedia entertainment company, from October of 1991 through the present. During part of this time he served as President of Sega Gameworks, an arcade and location-based entertainment company. Prior to that, Mr. Stone served as Vice President, Sales and Marketing, for Nintendo of America, Inc., a video game entertainment company, that he co-founded in 1980. Mr. Stone received his BA from the University of California, Berkeley, and his MBA in finance and economics at the University of Washington, Seattle.

     James W. Johnston. Mr. Johnston, age 53, is President and Chief Executive Officer of StoneMarker Enterprises, Inc., a consulting and investment company. He previously served as Vice Chairman of RJR Nabisco, Inc., a holding company, from 1995 to 1996. From 1989 to 1996, he also served as Chairman of R.J. Reynolds Tobacco Co., and was Chief Executive Officer of that company until 1995. Mr. Johnston was named a Director of RJR Nabisco Holdings Corp. in 1992 and Chairman of R.J. Reynolds Tobacco International Inc. in 1993. He retired from R.J. Reynolds in July 1996. Mr. Johnston began his business career with Ford Motor Co. In addition to Ford, he has held senior management positions at various subsidiaries of Northwest Industries, Inc. and Citibank N.A. Mr. Johnston serves on various boards, including the Sealy Corporation, AgriBioTech, Inc., and various non-profit organizations.

BOARD COMMITTEES AND MEETINGS

     The GreyStone board held eight meetings in its business year which ended on March 31, 1998 and five meetings in the year which ended on March 31, 1999.

DIRECTORS' COMPENSATION

     GreyStone's directors do not currently receive any cash compensation for service on the board of directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings. The current directors also serve as officers and/or consultants to GreyStone and do receive compensation for such services.

EXECUTIVE OFFICER COMPENSATION

     The following table shows for the fiscal years ended March 31, 1999, 1998 and 1997, certain information regarding compensation awarded or paid to, or earned by, GreyStone's (i) Chief Executive Officer, (ii) and the three highest compensated executive officers of GreyStone who earned more than $100,000 in the fiscal year ended March 31, 1999 and who were executive officers of GreyStone as of March 31, 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                               ANNUAL COMPENSATION           ------------
                                       -----------------------------------    SECURITIES
                              FISCAL                         OTHER ANNUAL     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS     COMPENSATION     OPTIONS(#)    COMPENSATION
---------------------------   ------   --------   --------   -------------   ------------   ------------
Richard A. Smith............   1999    $281,332(1)              $18,000(2)
Chairman, President and        1998    $226,024(1)              $ 9,750(2)     450,000(3)      $2,600(4)
  Chief Executive Officer      1997    $217,709                                500,000(5)      $4,540(4)
Carl A. Beaudet.............   1999    $117,119
  Vice President, Government   1998    $105,000
  Business Development         1997    $111,563                                 50,000(6)
Bernard J. Crowe............   1999    $123,831
  Vice President, Commercial   1998    $125,020
  Business Unit                1997    $132,812                                 20,000(7)

---------------
(1) For fiscal year 1999, amount includes $60,000 of salary that was deferred and not paid until the quarter ending June 30, 1999. For fiscal year 1998, amount includes $37,500 of salary that was deferred and not paid.

(2) Represents car allowance paid to Mr. Smith.

(3) During fiscal year 1998, options to purchase 200,000 shares of GreyStone common stock at an exercise price of $4.95 per share which were originally issued in fiscal year 1997 were cancelled and options to purchase 450,000 shares of GreyStone common stock at an exercise price of $4.95 per share were issued to Mr. Smith.

(4) For fiscal year 1998, amount represents reimbursement of income tax services expense for fiscal year 1998. For fiscal year 1997, amount represents reimbursement of medical expenses and certain company car expenses incurred by Mr. Smith.

(5) During fiscal year 1997, options to purchase 500,000 shares of GreyStone common stock at an exercise price of $7.70 per share which were originally issued to Mr. Smith in fiscal year 1995 were cancelled and options to purchase 500,000 shares of GreyStone common stock at an exercise price of $4.95 per share were issued to Mr. Smith.

(6) During fiscal year 1997, options to purchase 50,000 shares of GreyStone common stock at an exercise price of $7.00 per share which were originally issued to Mr. Beaudet in fiscal year 1995 were cancelled and options to purchase 50,000 shares of GreyStone common stock at an exercise price of $3.80 per share were issued to Mr. Beaudet.

(7) During fiscal year 1997, options to purchase 20,000 shares of GreyStone common stock at an exercise price of $3.80 per share were issued to Mr. Crowe.

STOCK OPTION GRANTS AND EXERCISES

     GreyStone grants options to its executive officers under its 1994 Stock Option and Stock Award Plan and under its 1991 Stock Option Plan. No stock options were granted to any named executive officers during the business year which ended March 31, 1999. Richard A. Smith was the only executive officer of Greystone who received options in fiscal year 1998. The following table shows, for the fiscal year ended March 31, 1998, certain information regarding options granted to Mr. Smith:

                              OPTIONS OUTSTANDING

                                                    INDIVIDUAL GRANTS
                              -------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                              NUMBER OF      % OF TOTAL                                        AT ASSUMED ANNUAL RATES
                              SECURITIES      OPTIONS                                           OF STOCK APPRECIATION
                              UNDERLYING     GRANTED TO     EXERCISE OR                            FOR OPTION TERM
                               OPTIONS      EMPLOYEES IN    BASE PRICE                        --------------------------
            NAME              GRANTED(1)   FISCAL YEAR(1)     (S/SH)       EXPIRATION DATE        5%             10%
            ----              ----------   --------------   -----------   -----------------   -----------    -----------
Richard A. Smith............   450,000(2)       31.9%          $4.95      200,000 @ 6/28/07   $1,400,862     $3,550,061
                                                                          250,000 @ 8/16/07

---------------
(1) Based on options to purchase 1,410,000 shares granted to employees during fiscal year 1998.

(2) In fiscal year 1998, 200,000 of the 500,000 options issued to Mr. Smith in 1997 were cancelled and reissued. In addition, during fiscal year 1998, non-statutory options to purchase 250,000 shares of GreyStone common stock at an exercise price of $4.95 per share were issued to Mr. Smith under the terms of his employment agreement.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

     During the fiscal years 1998 and 1999, no Named Executive Officers exercised any options.

EMPLOYMENT AGREEMENTS

     Pursuant to an employment agreement between GreyStone and Richard A. Smith entered into in August 16, 1997 (the "Smith Employment Agreement"), Mr. Smith currently receives from GreyStone an annual base salary of not less than $250,000 and bonuses and equity compensation as determined by the GreyStone board of directors. The Smith Employment Agreement also provides that Mr. Smith shall be entitled to a bonus of five percent (5%) of pre-tax earnings of GreyStone, provided the pre-tax earnings exceed $500,000 after the bonus expense is charged against earnings, with a cap that the annual bonus shall not exceed five hundred percent (500%) of the annual base salary in the year of determination. If Mr. Smith's employment is "Constructively Terminated" other than for a "Change in Control" (as such terms are defined in the Smith Employment Agreement"), then Mr. Smith is entitled to an amount equivalent to his base salary for the thirty-six months immediately prior to the Constructive Termination. If Mr. Smith's employment is Constructively Terminated pursuant to a "Change in Control", other than for cause (as such terms are defined in the Smith Employment Agreement), Mr. Smith will receive as severance (i) an amount equal to 299% of his then current annual base salary plus 299% of the amount of the greater of the bonus awarded to him in the prior calendar year or the average of the annual bonuses received by him in respect of his employment during the two year period preceding the year in which the change of control occurred, and (ii) an amount in cash equal to the present value (calculated at a discount rate of 10%) of the incremental retirement benefits that would have been payable or available to Mr. Smith under any qualified plan, or under any other supplemental retirement, life or medical plan or arrangement, regardless of whether qualified, that is maintained by GreyStone and is based on the age and service Mr. Smith would have attained or completed had he continued as an employee of GreyStone for an additional two years. All of such payments are to be made in one lump sum within 30 days of termination, except with respect to item (ii) above which is to be paid within 10 days after the date of Constructive Termination. If Mr. Smith's employment is terminated with cause or if Mr. Smith resigns other than for "sufficient reason," Mr. Smith's compensation and benefits will cease immediately and Mr. Smith will not be entitled to severance benefits.

     Pursuant to an employment agreement dated May 15, 1992 between GreyStone and Bernard Crowe, GreyStone's Vice President, Commercial Systems Division, Mr. Crowe receives a current annual base salary of $125,000. In addition, under the employment agreement, the GreyStone board may, in its sole discretion, award such bonuses to Mr. Crowe as the GreyStone board deems appropriate based on Mr. Crowe's performance. Either party may terminate the agreement upon fourteen days written notice. In the event GreyStone terminates the employment agreement with or without cause, GreyStone shall only be obligated to pay to Mr. Crowe his annual base salary prorated to the date of termination.

     Pursuant to an employment agreement dated August 16, 1991 between GreyStone and Carl Beaudet, GreyStone's Vice President, Government Business Development, Mr. Beaudet receives a current annual base salary of $125,000. In addition, under the employment agreement, the GreyStone board may, in its sole discretion, award such bonuses to Mr. Beaudet as the GreyStone board deems appropriate based on Mr. Beaudet's performance. Either party may terminate the agreement upon fourteen days written notice. In the event GreyStone terminates the employment agreement with or without cause, GreyStone shall only be obligated to pay to Mr. Beaudet his annual base salary prorated to the date of termination.

     Pursuant to an employment agreement dated August 16, 1991 between GreyStone and Thomas Aldern, GreyStone's Vice President, Government Systems, Mr. Aldern receives a current annual base salary of $110,000. In addition, under the employment agreement, the GreyStone board may, in its sole discretion, award such bonuses to Mr. Aldern as the GreyStone board deems appropriate based on Mr. Aldern's performance. Either party may terminate the agreement upon fourteen days written notice. In the event GreyStone terminates the employment agreement with or without cause, GreyStone shall only be obligated to pay to Mr. Aldern his annual base salary prorated to the date of termination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In order to provide incentives for certain founders of GreyStone, GreyStone sold shares to three persons in August 1991 in exchange for certain promissory notes bearing interest at 8.2% per annum (the "Founders Notes"). The Founders Notes are secured by these shares. All of the shares of common stock owned by these Founders are subject to a stock restriction agreement dated August 16, 1991 among GreyStone, the Founders, GreyStone's chief executive officer Richard
A. Smith, and Mr. Smith's wife. The stock restriction agreement contains certain prohibitions on transfer of any common stock owned by the individuals, a right of first refusal in favor of GreyStone upon a proposed sale of the common stock and a covenant not to compete by each individual upon a sale of such individual's stock which is subject to the stock restriction agreement. In May l992, GreyStone reacquired certain of these shares from the three individuals and reduced the principal balances of the Founders Notes. The outstanding principal balances and the number of shares of common stock securing the Founders Notes as of June 30, 1999 were: Carl A. Beaudet -- $195,000/800,000 shares; Thomas D. Aldern -- $35,000/160,000 shares; and David C.
Vineyard -- $97,500/400,000 shares. The Founders Notes mature on the earlier of

     (1) August 16, 2001,

     (2) ninety (90) days after the termination of the Stock Restriction Agreement,

     (3) the dissolution, bankruptcy or insolvency of GreyStone or

     (4) GreyStone's initial public offering of its securities.

     In July and September 1993 GreyStone borrowed $100,000 and $50,000 from Kenwood Capital Limited Partnership. Kenwood is affiliated with Jon M. Reynolds, a director of GreyStone. GreyStone has repaid the loans in full, in cash and by issuing 14,286 shares of GreyStone common stock at a price of $7.00 per share.

     On November 22, 1993, GreyStone issued warrants to The Pointe Force Company to acquire the aggregate of 400,000 shares of common stock of GreyStone at an exercise price of $10.00 per share. The Pointe Force warrants terminate on November 22, 2003. As of the date of this prospectus, none of the Pointe Force warrants had been exercised.

     In March 1996, GreyStone and Pointe Force entered into a services agreement which provides for Pointe Force, through its agent Jon Reynolds, who was at the time an officer and director of GreyStone, to provide continuing general financial and management advisory services to GreyStone, including the services of Mr. Reynolds as the president and chief operating officer of GreyStone. In the services agreement, GreyStone acknowledged that it owed Pointe Force for services rendered through March 31, 1996 under a previous agreement in the aggregate sum of $92,954.14 and that for the period commencing April 1, 1996 GreyStone would accrue compensation to Pointe Force in the amount of $10,000 per month until the earlier of Mr. Reynolds' ceasing to perform services as president and chief operating officer of GreyStone or thirty (30) days after GreyStone's receipt of an infusion of debt or equity in an amount of not less than $2 million (the "Capital Infusion"). The parties agreed that upon receiving the Capital Infusion,

     (1) GreyStone would pay as soon as reasonably practical to Pointe Force the sum of $92,954.14 plus the sum of $10,000 per month from April 1, 1996 until 30 days after the Capital Infusion,

     (2) Pointe Force and Reynolds would cease to be entitled to any further compensation; and

     (3) the parties would negotiate in good faith a compensation package for Mr. Reynolds in accordance with the parties' understanding and agreement on the future involvement of Mr. Reynolds with GreyStone.

     The services agreement terminated upon his resignation as president and chief operating officer of GreyStone effective as of January 1, 1997. In addition to the Point Force warrants, on March 29, 1996, GreyStone granted Point Force warrants to purchase 100,000 shares of common stock. Effective, January 1, 1997, all of these warrants were fully vested. Each of these warrants has a term of ten years from date of issuance and as exercisable at $10 per share.

     Commencing in July 1999, Mr. Reynolds' professional services to GreyStone resumed under an agreement with The Pointe-Force Company, Inc., an entity owned by Mr. Reynolds. Mr. Reynolds supports

GreyStone in the areas of mergers and acquisitions, strategic planning, corporate financing, and relations with the investment community. Under this one-year advisory services agreement, Mr. Reynolds is compensated in the amount of $11,917 per month, exclusive of expenses.

     GreyStone loaned $20,000 on August 6, 1999 and $10,000 on September 22, 1999 to The Pointe-Force Company, Inc. and its principal, GreyStone director Jon Reynolds. Both loans are for a one year term and bear interest at a rate of 8.75%.

     Between December 1994 and December 1995, Richard A. Smith, GreyStone's chief executive officer, borrowed in excess of $2,700,000 from various persons and loaned those funds to GreyStone ("Smith Loans"). The notes which Mr. Smith delivered to those individual lenders ("Creditor Notes") bear interest at the rate of 9% per annum and contain a provision which enables the holders to convert the amount owed into shares of GreyStone's common stock owned by Mr. Smith at the rate of $4.50 per share, except that the loans from three creditors for the aggregate amount of $147,500 bear interest at the rate of 18.0% per annum and are convertible at the option of the holder on maturity into shares of GreyStone's common stock owned by Mr. Smith at the rate of $7.14 per share. The Smith Loans are evidenced by promissory notes issued by GreyStone in favor of Richard Smith and have substantially the same terms as the Creditor Notes, with the exception that the Smith Notes do not contain the right to convert the principal amount of the loans into shares of GreyStone common stock. During calendar year 1996, holders of Creditor Notes in the aggregate principal amount of $385,880 plus unpaid accrued interest either converted their respective notes into shares of GreyStone's common stock owned by Mr. Smith or were paid in full. In March 1997, GreyStone expressed its desire to satisfy its obligation to repay the Smith Notes by assuming the obligation of Mr. Smith to repay the Creditor Notes, and agreed that if the creditors desired to convert their respective Creditor Notes into shares of GreyStone's common stock, then GreyStone would permit such conversion from the authorized shares of GreyStone, provided that the creditors exercising their conversion rights concurred. As of March 31, 1999, creditors holding an aggregate of $2,597,399 in outstanding principal of the Creditor Notes plus unpaid accrued interest were either paid in full or had agreed to the assumption of the debt by GreyStone and the conversion of such debt at $4.50 per share.

     From time to time through March 31, 1997, GreyStone made cash advances to Mr. Smith in the cumulative amount of $122,629. Since April 1, 1997, interest has accrued at a rate of 9% per year. As of March 31, 1999, a total of $21,955 in interest had accrued for a total balance of $144,584.

     In the quarter ended March 31, 1999, Mr. Smith elected to forego having GreyStone repay its obligations to him evidenced by outstanding notes payable of $216,485 and accrued interest of $16,877. In return, GreyStone agreed to forgive advances to Mr. Smith of $122,629, plus accrued interest of $21,955. Mr. Smith agreed to contribute the difference totaling $88,778 to GreyStone. This amount has been included in additional paid in capital.

     GreyStone has entered into employment agreements with five of its executive officers (including Mr. Smith). The original terms of two of the employment agreements have expired and such employment agreements continue on a month-to-month basis until terminated by either party with written notice to the other. The original term of Mr. Smith's employment agreement expires August 16, 2000. This employment agreement will continue for two years in the absence of written notice to the contrary from the other party.

     Beginning in 1989 and from time to time subsequently, GreyStone has borrowed money or leased equipment under terms which required GreyStone's Chief Executive Officer, Richard Smith, personally to guarantee GreyStone's repayment performance. In January 1995, GreyStone leased internal computer network equipment for a three year period, during which GreyStone was obligated to make $57,886 in payments. The lease provided for GreyStone's payment obligations to be guaranteed personally by Mr. Smith. The lease has been fully paid. In February 1995, GreyStone leased a phone call processing system for a five year period during which GreyStone was obligated to make payments of $75,517. The lease provided for GreyStone's payment to be guaranteed personally by Mr. Smith. The lease is current and five payments of $1,258.62 each remain. In December 1998, GreyStone borrowed $200,000 from an individual for a period of five weeks. The terms of the note provided for a personal collateralized guarantee by Mr. Smith. The note was repaid by GreyStone before the maturity date.

                        GREYSTONE PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of GreyStone's common stock as of September 30, 1999 by

     (1) each GreyStone shareholder known by GreyStone to own beneficially more than 5% of the common stock;

     (2) each Named Executive Officer;

     (3) each director, and

     (4) all directors and officers as a group:

                                                                   PERCENT OF
                                                     NUMBER OF    COMMON STOCK
                       NAME                          SHARES(1)      OWNED(1)
                       ----                          ---------    ------------
Richard A. Smith(2)................................  7,173,420        44.6%
Carl A. Beaudet(3).................................    861,680         5.6%
Thomas A. Aldern(4)................................    855,000         5.6%
Jon M. Reynolds(5).................................    519,286         3.3%
Bernard J. Crowe(6)................................    257,000         1.7%
All directors and officers as a group(7)...........  9,841,286        57.5%

---------------
(1) This table is based upon information derived from GreyStone's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, GreyStone believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 15,212,627 shares of common stock outstanding as of September 30, 1999.

(2) Includes 3,000,087 held by Richard Smith, 3,080,002 shares held by Catherine Smith, wife of Richard Smith and 226,665 shares held in trust for the children of Richard and Catherine Smith. Also includes options to purchase 866,666 shares of common stock exercisable within 60 days of September 30, 1999.

(3) Includes 550,014 shares held by Carl Beaudet, 40,000 shares held by Linda Beaudet, wife of Carl Beaudet and 216,666 shares held in trust for the children of Carl and Linda Beaudet. Also includes options to purchase 55,000 shares of common stock exercisable within 60 days of September 30, 1999.

(4) Includes options to purchase 55,000 shares of common stock exercisable within 60 days of September 30, 1999.

(5) Includes warrants to purchase 500,000 shares of common stock exercisable within 60 days of September 30, 1999.

(6) Includes options to purchase 257,000 shares of common stock exercisable within 60 days of September 30, 1999.

(7) Includes options and warrants to purchase 1,908,566 shares of common stock exercisable within 60 days of September 30, 1999.

       EXPRESS CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     In reviewing the following discussion, reference is made to Express Capital's financial statements included elsewhere herein.

     Since January 1, 1995, Express Capital has not had any operating revenues.

     Express Capital's operating expenses and its other income (expense) have varied significantly during its fiscal years ending December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999. These variations occurred primarily because Express Capital's ongoing efforts to find a business combination involved different activities during the different periods. During 1995, Express Capital entered into a letter of intent for a business combination, and incurred $14,736 of related expenses. When that letter of intent was terminated during 1996, Express Capital was reimbursed for its 1995 expenses and was issued stock of the other party to the proposed business combination. The stock was recorded as 1996 Other Income at $33,962, its value when received.

     Express Capital transferred the stock to its President and one of its stockholders in 1997. At the time of transfer the stock had appreciated by $139,619, and the appreciation was recorded as other income. The transfers satisfied $16,981 of debt owed to each of the recipients and compensated each of them in the amount of $69,809.50. The $139,619 total compensation was an operating expense in 1997.

     During 1997 and 1998, and for the six months ended June 30, 1999, Express Capital incurred expenses in connection with the merger in the amounts of $16,893, $48,681 and $6,750, respectively. These expenses were recorded as operating expenses.

     Express Capital does not have sufficient funds, assuming that a business combination is not consummated, to operate. Express Capital has funded its activities primarily by borrowing from its two largest shareholders. This debt shall be forgiven in connection with the merger.

                            EXPRESS CAPITAL BUSINESS

GENERAL

     Express Capital was formed on May 18, 1988 to serve as a vehicle to effect a business combination with a target business. In July 1988 Express Capital consummated its initial public offering of 500,000 shares of Express Capital common stock at a price of $.10 per share.

     Express Capital has been seeking to acquire a target business for several years. In February 1995, it entered into a letter of intent to acquire a target business but that acquisition was terminated in March 1996. On August 11, 1997, Express Capital agreed to the merger with GreyStone. Express Capital anticipates that at the date of the merger, it will have no substantial assets.

EMPLOYEES

     As of September 30, 1999, Express Capital had no employees.

PROPERTIES

     Express Capital's principal office is located in Littleton, Colorado where it occupies space in the offices controlled by Mr. Earnest Mathis, Jr., President of Express Capital. Express Capital utilizes this space pursuant to an oral agreement. Express Capital intends to occupy this space until it effects a business combination. Express Capital does not owe or pay any rent on the space and the oral agreement will be terminated without any liability to Express Capital or GreyStone upon the consummation of the merger.

LEGAL PROCEEDINGS

     At this time, there are no pending or threatened legal proceedings involving Express Capital or any of its assets.

DIRECTOR AND EXECUTIVE OFFICER OF EXPRESS CAPITAL; EXECUTIVE COMPENSATION

     The current sole director and officer of Express Capital is Mr. Earnest Mathis, Jr., who shall resign as director and officer effective as of the effective time of the merger. Mr. Mathis has served as the sole director and officer of Express Capital since its inception. Mr. Mathis received $69,809.50 as compensation from Express Capital during 1997. During 1998 and through September 30, 1999, he received no compensation from Express Capital.

                     EXPRESS CAPITAL PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of September 30, 1999, based on information obtained from the persons named below, with respect to the beneficial ownership (as defined under the applicable rules of the Commission) of shares of Express Capital common stock by each person known by Express Capital to be the owner of more than 5% of the outstanding shares of Express Capital common stock, and the sole director and executive officer:

                                                                                     SHARES OF
                                    SHARES OF EXPRESS     PERCENT OF EXPRESS      EXPRESS CAPITAL
                                      CAPITAL COMMON        CAPITAL STOCK          COMMON STOCK
                                    STOCK BENEFICIALLY    OUTSTANDING PRIOR     BENEFICIALLY OWNED
               NAME                    OWNED(1)(2)          TO THE MERGER       AFTER THE MERGER(3)
               ----                 ------------------    ------------------    -------------------
Earnest Mathis, Jr.(4) ...........      9,342,000               46.71%                 224,208
Gary J. McAdam(5).................      9,310,000               46.55%                 223,440

---------------
(1) Earnest Mathis, Jr.'s address is in care of Express Capital. Gary J. McAdam's address is 14 Red Tail Drive, Highlands Ranch, Colorado, 80126.

(2) Unless otherwise noted, Express Capital believes that all persons named in the table have sole voting and investment power with respect to all shares of Express Capital common stock beneficially owned by them.

(3) Shares of Express Capital common stock beneficially owned after the merger gives effect to a 1-for-41.66667 reverse split of Express Capital's common stock to be effected in connection with the consummation of the merger.

(4) Includes: (i) 4,567,000 shares of common stock held by Mathis' Family Partners, Ltd. and (ii) 4,775,000 Shares of common stock held by Inverness Investments Profit Sharing Plan.

(5) Includes: (i) 2,147,500 shares of common stock held by GJM Trading Partners, Ltd.; (ii) 2,387,500 Shares of common stock held by Growth Ventures, Inc.;
    (iii) 2,387,500 Shares of common stock held by Growth Ventures, Inc. Pension Plan and Trust; and (iv) 2,387,500 Shares of common stock held by Growth Ventures, Inc. Profit Sharing Plan and Trust.

     The following table sets forth pro forma information, giving effect to the merger as if it had taken place on September 30, 1999, with respect to the beneficial ownership (as defined under the applicable rules of the commission) of shares of Express Capital common stock by each GreyStone shareholder known by GreyStone to own beneficially more than 5% of the outstanding shares of GreyStone common stock, and each director and officer of GreyStone:

                                                                   PERCENT OF
                                                     NUMBER OF    COMMON STOCK
                       NAME                          SHARES(1)      OWNED(1)
                       ----                          ---------    ------------
Richard A. Smith(2)................................  7,173,420        43.3%
Carl A. Beaudet(3).................................    861,680         5.5%
Thomas A. Aldern(4)................................    855,000         5.4%
Jon M. Reynolds(5).................................    519,286         3.2%
Bernard J. Crowe(6)................................    257,000         1.6%
Carolyn Harris(7)..................................     88,400         0.6%
Marshall Geller(8).................................     86,500         0.5%

---------------
(1) This table is based upon information derived from GreyStone's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, GreyStone believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 15,212,627 shares of GreyStone common stock outstanding as of September 30, 1999 plus 480,000 shares which are held by the Express Capital stockholders after the reverse split of Express Capital's common stock, for a total of 15,692,627 shares.

(2) See note 2 page 62.

(3) See note 3 page 62.

(4) Includes options to purchase 55,000 shares of common stock exercisable within 60 days of September 30, 1999.

(5) Includes warrants to purchase 500,000 shares of common stock exercisable within 60 days of September 30, 1999.

(6) Includes options to purchase 257,000 shares of common stock exercisable within 60 days of September 30, 1999.

(7) Includes options to purchase 88,400 shares of common stock exercisable within 60 days of September 30, 1999.

(8) Includes options to purchase 86,500 shares of common stock exercisable within 60 days of September 30, 1999.

      PROPOSED MANAGEMENT OF EXPRESS CAPITAL AND THE SURVIVING CORPORATION
                                AFTER THE MERGER

     Pursuant to the terms of the merger agreement, the current directors and executive officers of GreyStone will become the directors and executive officers of the surviving corporation. Effective upon the consummation of the merger, Messrs. Richard Smith, Thomas Aldern and Jon Reynolds, the current directors of GreyStone, will be appointed as the directors of Express Capital. Mr. Smith will be appointed as a Class I director and will serve an initial term of one year, Mr. Aldern will be appointed as a Class II director and will serve an initial term of two years and Mr. Reynolds will be appointed as a Class III director and will serve an initial term of three years. Upon their first reelection after the consummation of the merger, each Class I, II and III director is expected to serve for a three-year term. Also, effective upon the consummation of the merger, the following persons will serve as executive officers of Express Capital in the positions indicated: Mr. Richard Smith, Chairman, President and Chief Executive Officer; Mr. Thomas Aldern, Vice President, Government Systems; Mr. Carl Beaudet, Vice President, Government Business Development; Mr. Bernard Crowe, Vice President, Commercial Systems and Products; Mr. Marshall Geller, Controller and Acting Chief Financial Officer and Ms. Carolyn Harris, Vice President, General Counsel and Secretary. Upon completion of the merger, two individuals (Alan Stone and James Johnston) have agreed to serve as outside directors.

                     DESCRIPTION OF GREYSTONE CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of GreyStone consists of 50,000,000 shares of common stock, no par value. No other class of capital stock has been authorized. As of September 30, 1999 there were 15,212,627 shares of GreyStone's common stock outstanding held of record by 738 shareholders. The holders of GreyStone's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. With respect to the election of directors, a shareholder may cumulate his or her votes for any nominee if such nominee's name has been placed in nomination prior to the commencement of the voting and the shareholder gives notice at the meeting of his or her intent to cumulate votes. If any shareholder gives notice, then all shareholders entitled to vote may cumulate their votes by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of his or her shares or by distributing such votes on the same principle among any number of candidates such shareholder sees fit. Shares of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of GreyStone's common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of GreyStone's common stock are validly issued, fully paid and nonassessable. Two shareholders have rights of first refusal to purchase their pro rata share of any new securities which GreyStone proposes to sell, and such shareholders have waived and terminated this right as to any past, current and future offerings of any new securities by GreyStone.

1991 STOCK OPTION PLAN

     GreyStone's 1991 Stock Option Plan (the "1991 plan") was adopted by the Board of Directors in August 1991 following a two-for-one stock split in May 1997. A total of 1,000,000 shares of common stock have been reserved for issuance under the 1991 plan. The board of directors, or a Committee to whom the board has delegated authority, selects the employees, officers and directors of, and consultants to, GreyStone to whom options are granted (provided that incentive stock options may only be granted to employees of GreyStone), interprets and adopts rules for the operation of the 1991 plan and specifies other terms of such options. Options granted under the 1991 plan generally become exercisable at a rate of twenty percent (20%) of the shares subject to the option upon grant and twenty percent (20%) on each anniversary date of the grant until the options are fully vested.

     The maximum term of an incentive stock option under the 1991 plan is ten years, unless the employee owns more than 10% of company stock, whereupon the exercise period is limited to five years. If an optionee ceases to be an employee of GreyStone, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within thirty (30) days of termination of service for any reason other than death or disability and six (6) months after termination due to death or disability. The exercise price of incentive stock options granted under the 1991 plan must be at least equal to 100% of the fair market value of the common stock of GreyStone on the date of grant, provided, however that such exercise price must be at least 110% of the fair market value of GreyStone's common stock if the optionee owns stock possessing more than 10% of the voting power of GreyStone's outstanding capital stock. The exercise price of non-qualified stock options must be at least equal to 85% of the fair market value of GreyStone's common stock on the date of grant. Payment of the exercise price may be made in cash unless the board of directors exercises its discretion to accept other types of consideration. The 1991 plan may be amended at any time by the board, although certain amendments would require shareholder approval. The 1991 plan will terminate in August 2001 unless earlier terminated by the board.

     Of the 1,000,000 shares available for issuance under the 1991 plan, no options to purchase shares are outstanding as of September 1999. Options to purchase 200,000 shares were originally issued to the Company's CEO, Richard Smith in August 1991 as ISOs with an expiration date in August 1995. In March 1995, the Company extended the expiration date to August 2001, thereby effectively canceling the ISOs issued under the 1991 plan and reissuing them as new NSOs outside the plan, with other terms, including an exercise price of $0.275 per share, unchanged. See discussion below of non-plan options.

1994 STOCK OPTION AND STOCK BONUS PLAN

     GreyStone's 1994 Stock Option and Stock Bonus Plan (the "1994 plan") was adopted by the board of directors in February 1994 and amended in May 1994. A total of 2,000,000 shares of common stock have been reserved for issuance under the 1994 plan. In June 1999 the board of directors approved an increase in the number of shares authorized to be issued under the 1994 plan subject to a favorable vote by majority in interest of GreyStone's shareholders. As of September 30, 1999, incentive stock options to purchase 1,810,012 shares and non statutory stock options to purchase 750,000 shares have been issued and are outstanding, The exercise prices on the outstanding options issued pursuant to the 1994 plan range from $3.80 per share to $6.80 per share.

     The board of directors, or a committee to whom the board has delegated authority, selects the employees, officers and directors of, and consultants to, GreyStone to whom options are granted (provided that incentive stock options may only be granted to employees of GreyStone), interprets and adopts rules for the operation of the 1994 plan and specifies other terms of such options. Options granted under the 1994 plan generally vest and become exercisable at a rate of twenty percent (20%) of the shares subject to the option on December 31 at the end of the first year and twenty percent (20%) on each successive December 31 until the options are fully vested.

     The 1994 plan also provides GreyStone with the right to repurchase any shares purchased by an optionee upon exercise of options within 90 days after the termination of the optionee's relationship with GreyStone. If GreyStone exercises its option to repurchase the option shares, the repurchase price will be equal to the higher of the original price or the then fair market value of the shares to be repurchased and GreyStone must repurchase all of the optionee's option shares. GreyStone also has a right of first refusal with respect to the sale of any option shares by an optionee for a period of 30 days after receiving notice of the proposed transfer by the optionee. These transfer restrictions do not apply to the transfer of option shares to certain related parties of an option, and terminate entirely upon an initial public offering by GreyStone raising at least $5,000,000.

     The maximum term of a stock option under the 1994 plan is ten years. If an optionee ceases to be an employee of GreyStone, the optionee may exercise only those option shares vested as of the date of termination and must effect such exercise within 30 days of termination of service for any reason other than death or disability and twelve months after termination due to death or disability. The exercise price of incentive stock options granted under the 1994 Plan must be at least equal to 100% of the fair market value of the common stock of GreyStone on the date of grant, or 110% if the optionee owns stock possessing more than 10% of the voting power of GreyStone's outstanding capital stock. The exercise price of non-qualified stock options must be at least equal to 85% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made in cash unless the board of directors exercises its discretion to accept other types of consideration.

     The 1994 plan also provides for awards of common stock to employees approved by the board of directors. As of June 30, 1998, stock awards were granted to seven employees of GreyStone for a total of 3,935 shares pursuant to the 1994 plan. There have been no stock awards since that date.

     The 1994 plan may be amended at any time by the board, although certain amendments would require shareholder approval. The 1994 plan will terminate in July 2004 unless earlier terminated by the board.

NON-PLAN OPTIONS

     In 1995, GreyStone's board of directors extended the expiration date of options issued to its CEO, Richard Smith, as ISOs under the 1991 plan. The effect of this extension was to issue 200,000 NSOs, all of which were vested, with an expiration date of August 15, 2001, and an exercise price of $0.275 per share.

     In 1994, GreyStone granted to Mr. Richard Smith, GreyStone's Chairman and Chief Executive Officer, an incentive stock option to purchase up to 500,000 shares of common stock at an exercise price of $7.70 per share. In 1997, the board of directors cancelled the 500,000 incentive stock options and reissued them at an exercise price of $4.95. Three months later, in order to release incentive stock options to other employees under the plan, Mr. Smith agreed to have 200,000 of his incentive stock options cancelled and reissued to him as non-statutory stock options outside of the plan. The new options also carried a $4.95 per share exercise price.

     In 1992, GreyStone granted to Mr. Bernard Crowe, GreyStone's Vice President, Commercial Systems, an incentive stock option under the 1991 plan to purchase 20,000 shares of common stock at an exercise price of $1.00 per share. In July 1993, the number of shares subject to the option was increased to 200,000 shares. In July 1994, this option to purchase 200,000 shares was converted to a non-statutory option to purchase 200,000 shares of GreyStone common stock at the same exercise price per share.

     In addition, on July 10, 1997, the GreyStone board of directors authorized the grant of non-qualified options to two consultants to purchase an aggregate of 700,000 shares of common stock at an exercise price of $4.95 per share, and on August 16, 1997, the GreyStone board of directors authorized the grant of a non-qualified option to Mr. Smith to purchase 250,000 shares of common stock at an exercise price of $4.95 per share ("Smith August Grant"). The grants to the two consultants and the Smith August Grant are to take effect upon approval of an increase in the aggregate number of options issuable by GreyStone, which is subject to approval by a majority of GreyStone's shareholders and the California Department of Corporation issuing a permit to increase the aggregate number of options issuable by GreyStone.

     During the fiscal year ended March 31, 1996 GreyStone granted to Joe Russell, Vice President, Corporate Secretary and General Counsel, an option to purchase 800,000 shares of common stock under the 1994 plan at an exercise price of $3.80 per share (the "1994 plan grant"). The 1994 plan grant vested over a five year period and expired in 2006. In July 1997 GreyStone and Joe Russell agreed to cancel the 1994 plan grant and to reissue options to Joe Russell for 800,000 shares of common stock (the "new Russell options"). The new Russell options provided for an expiration date ending 36 months from the date on which Mr. Russell left the employ of GreyStone but in no event later than the expiration date of the 1994 plan grant and only to the extent that any options had then vested. Mr. Russell left the employ of GreyStone in July 1998. As of that date Mr. Russell had vested the right to purchase 640,000 shares under the new Russell options. These options expire in July 2001.

WARRANTS

     As of September 30, 1999, GreyStone had issued and outstanding warrants to acquire an aggregate of 1,819,174 shares of common stock at an exercise price of $4.95 per share, 2,159,924 shares of common stock at an exercise price of $6.00 per share, 5,000 shares of common stock at an exercise price of $7.00 per share, 792,698 shares of common stock at an exercise price of $8.00 per share, 2,650,461 shares of common stock at an exercise price of $10.00 per share and 25,891 shares at an exercise price of $12.00 per share. As of September 30, 1999, warrants to purchase 5,499,949 shares of common stock were immediately exercisable. The holders of warrants to purchase an aggregate of 2,489,950 shares of common stock of GreyStone are entitled to certain registration rights with respect to the underlying shares.

REGISTRATION RIGHTS

     Pursuant to agreements between GreyStone and certain holders of GreyStone's common stock, holders of shares of common stock issuable pursuant to the exercise of certain of GreyStone's outstanding convertible notes and warrants are entitled to certain rights with respect to the registration of such shares under the securities act. If GreyStone proposes to register any of its securities under the securities act, either for its own account or for the account of other securityholders, such holders are entitled to notice of such registration and are entitled to include, at GreyStone's expense, such shares therein, provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in the registration.

                      DESCRIPTION OF EXPRESS CAPITAL STOCK

     The following description regarding Express Capital stock assumes the adoption of the Express Capital restated certificate prior to the consummation of the merger.

     After giving effect to the adoption of the Express Capital restated certificate, the authorized capital of Express Capital will consist of 30,000,000 shares of common stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

     After giving effect to the reverse stock split discussed herein, approximately 480,000 shares of Express Capital common stock will be issued and outstanding. Subject to such rights as may thereafter be established with respect to Express Capital preferred stock, holders of Express Capital common stock have one vote for each share held of record. All shares of Express Capital common stock participate equally in such dividends as may be declared and, in the event of dissolution, in the assets of Express Capital remaining after payment of all debts and liabilities and after satisfaction of any rights which may be established with respect to shares of Express Capital preferred stock. Holders of Express Capital common stock have no pre-emptive or other rights to subscribe for additional shares or conversion rights, and there are no redemption or sinking fund provisions. The outstanding shares of Express Capital common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

     Corporate Stock Transfer, Inc. is the transfer agent and registrar for the Express Capital common stock.

PREFERRED STOCK

     The board of directors of Express Capital may issue Express Capital preferred stock from time to time in one or more series, without any vote or action by the Express Capital stockholders. The board of directors can fix the number of shares, voting powers, designation, dividend rights, conversion rights, terms of redemption, liquidation rights and other preferences, powers and special or relative rights of each such series and the qualifications, limitations and restrictions thereon, and increase or decrease the number of shares of each such series (but not below the number of shares of such series then outstanding). The issuance of Express Capital preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate transactions, could, among other things, adversely affect the rights of the holders of Express Capital common stock and, in certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control over Express Capital. On the date of this prospectus/proxy statement and on the date the merger takes place, no shares of Express Capital preferred stock will be issued and outstanding, and Express Capital has no plans to issue any such shares.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Express Capital is a Delaware corporation and is subject to the provisions of the DGCL, the Express Capital restated certificate and the restated bylaws set forth in Annex D. Certain important provisions thereof are discussed in "Comparison of Rights of GreyStone Shareholders and Express Capital Stockholders." Such provisions include, without limitation, the provisions of
Section 203 of the DGCL, and provisions dealing with indemnification and limitation of the monetary liability of directors of Express Capital, Express Capital's classified board of directors, and limitations on the power of stockholders of Express Capital to call special meetings, act by written consent, nominate directors of Express Capital and introduce other business at stockholders meetings. Such provisions could, among other things, have the effect of delaying, deferring or preventing a change in control of Express Capital.

WARRANTS

     In connection with the merger, Express Capital will offer to exchange warrants to purchase an aggregate of 986,750 shares of Express Capital common stock for certain outstanding warrants to purchase an aggregate of 986,750 shares of GreyStone common stock. The Express Capital warrants bear exercise prices as follows: warrants to purchase 405,000 shares of common stock at an exercise price of $4.95 per share; warrants to purchase 38,250 shares of common stock at $8.00 per share; and warrants to purchase 543,500 shares of common stock at $10.00 per share. The Express Capital warrants shall contain terms and conditions substantially identical to those contained in the warrants to purchase GreyStone common stock being exchanged therefore. See "Description of GreyStone Capital Stock."

                 COMPARISON OF RIGHTS OF GREYSTONE SHAREHOLDERS
                        AND EXPRESS CAPITAL STOCKHOLDERS

     The rights of Express Capital stockholders are governed by Express Capital's certificate of incorporation, its bylaws and the DGCL. The rights of GreyStone shareholders are currently governed by GreyStone's articles of incorporation, as amended, its bylaws and the CGCL. Prior to the effective time, Express Capital will file the Express Capital restated certificate and will adopt the Express Capital restated bylaws, copies of each of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. Upon consummation of the merger, and issuance of the merger shares, the GreyStone shareholders will be governed by the Express Capital restated certificate, the Express Capital restated bylaws, the DGCL and, under certain circumstances and in accordance with Section 2115 of the CGCL, various provisions of the CGCL.

     The following is a summary of certain similarities and differences between the rights of Express Capital stockholders and GreyStone shareholders under the foregoing governing documents and applicable law, after giving effect to the filing of the Express Capital restated certificate and Express Capital bylaws. This summary does not purport to be a complete statement of such similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. Such similarities and differences can be examined in full by reference to the DGCL, the CGCL and the respective corporate documents of Express Capital and GreyStone.

     Capital stock. Under the Express Capital restated certificate, the authorized capital stock of Express Capital will consist of 30,000,000 shares of Express Capital common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.001 par value per share, issuable in such series and with such rights, powers and privileges as the Express Capital board shall determine. As of September 30, 1999, and assuming the reverse split had then been effective, the total shares of Express Capital common stock issued and outstanding was 480,000. Express Capital currently has no shares of preferred stock outstanding. The authorized capital stock of GreyStone consists of 50,000,000 shares of common stock, no par value, of which 15,212,627 shares were issued and outstanding on September 30, 1999. GreyStone has no shares of preferred stock authorized.

     Amendment of Express Capital restated certificate and GreyStone articles. The DGCL and the CGCL both provide that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation or articles of incorporation, as applicable. The Express Capital restated certificate provides, however, that an amendment of certain provisions must be approved by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of all of the outstanding stock entitled to vote thereon. On the other hand, consistent with the CGCL, any provision of the GreyStone articles may be amended by the affirmative vote of a majority of the shares entitled to vote.

     Amendment of bylaws. Under the DGCL, bylaws may be amended by stockholders entitled to vote; however, a corporation may confer the power to amend bylaws upon the board of directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the bylaws. The Express Capital restated certificate provides that the Express Capital bylaws may be amended by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding stock entitled to vote thereon or by the Express Capital board. Under the CGCL and the GreyStone bylaws, the GreyStone bylaws generally may be amended or repealed either by the majority vote of the GreyStone board or by the holders of a majority in interest of the outstanding shares of voting stock of GreyStone, except that a change in the authorized number of directors may only be effected by a vote of the majority of the outstanding stock entitled to vote thereon; however, an amendment reducing the minimum number of directors to less than five cannot be adopted if votes cast against its adoption are equal to or more than 16 2/3% of the outstanding shares entitled to vote thereon.

     Special meetings of stockholders and shareholders. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Express Capital Restated Bylaws permit a special meeting to be called for any purpose or purposes by

          (1) the Chairman of Express Capital board,

          (2) the Chief Executive Officer,

          (3) a majority of the Express Capital board, or

          (4) if Express Capital is then subject to Section 2115 of the CGCL, by the holder or holders of five percent (5%) or more of the outstanding shares of Express Capital.

     Under the CGCL and the GreyStone bylaws, a special meeting of shareholders may be called by

          (1) the GreyStone board,

          (2) the Chairman of the GreyStone board,

          (3) GreyStone's President, or

          (4) one or more shareholders holding at least ten percent (10%) of the voting power of GreyStone.

     Actions by written consent of stockholders or shareholders. Under the DGCL, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stock entitled to vote thereon were present and voted. Under the Express Capital restated certificate, an action may be taken by the stockholders by written consent only prior to the time Express Capital's capital stock is listed for trading on a national securities exchange or the Nasdaq National Market. After such time, no action may be taken by the stockholders by written consent.

     Under the CGCL, shareholders may execute an action by written consent in lieu of a shareholder meeting. The GreyStone bylaws provide that an action may be taken by the stockholders by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, subject to the requirement that ten days advance notice of shareholder approval of certain types of transactions and matters be given to all shareholders whose consents were not solicited. The GreyStone bylaws provide further that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors; provided, however, that any vacancy on the GreyStone board, other than a vacancy created by virtue of removal, may be filled by written consent of a majority of the outstanding shares entitled to vote for the election of directors.

     Size of the board of directors. The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more members. The number of directors may be fixed by, or in the manner provided in, the corporation's bylaws unless the certificate of incorporation fixes the number of directors. The Express Capital restated certificate requires that the number of directors shall be fixed exclusively by one or more resolutions adopted by the board of directors. Upon consummation of the merger, the Express Capital board will consist of three directors.

     The CGCL allows the number of persons constituting the board of directors to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. The CGCL further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The GreyStone bylaws currently provide that the authorized number of directors shall be not less than four nor more than seven, with the present number authorized at four.

     Classification of board of directors. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The Express Capital restated certificate and the Express Capital restated bylaws provide for a classified board of directors whereby the directors will be separated into three classes with members of each class serving for a three year term; provided, however, that in the event Express Capital is subject to Section 2115 of the CGCL, then the Express Capital board will not be deemed to be a classified board and all directors shall be elected at each annual meeting of the stockholders.

     The CGCL generally requires that directors be elected annually but does permit a "classified" board of directors if the corporation is "listed." A listed corporation is defined under the CGCL as one which is listed on the NYSE or American Stock Exchange or with a class of securities designated as a national market system security on and by the National Association Quotation System (or any successor national market system). If eligible for the classes, the CGCL permits corporations to provide for a board of directors divided into as many as three classes by adopting an amendment to their articles of incorporation or bylaws, which amendment must be approved by the shareholders. Neither the GreyStone articles nor the GreyStone bylaws provide for a classified board.

     Cumulative voting. Under the DGCL, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. The Express Capital restated certificate provides that there shall be no cumulative voting unless Express Capital is then subject to Section 2115 of the CGCL.

     Under the CGCL, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected that such shareholder intends to cumulate his votes. If any one shareholder gives such a notice, all shareholders may cumulate their votes. The CGCL permits a corporation, by amending its articles of incorporation or bylaws, to eliminate cumulative voting when such company is "listed" (as defined above in the section entitled "Classification of Board of Directors"). The GreyStone bylaws permit any person entitled to vote at an election for directors to cumulate the votes to which such person is entitled; provided, however, that no shareholder shall be entitled to cumulate such shareholder's votes unless the candidates for which such shareholder is voting have been placed in nomination prior to the voting and a shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes.

     Removal of directors. Under the DGCL, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The Express Capital restated certificate provides that if Express Capital is then subject to Section 2115 of the CGCL, any director may be removed from office, at any time, without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote. However, if Express Capital is not then subject to Section 2115 of the CGCL, a director may be removed by the stockholders of Express Capital only for cause.

     Under the CGCL, a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares, provided that the shares voted against removal would not be sufficient to elect the director by cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series. The GreyStone bylaws are consistent with the CGCL with respect to the removal of directors.

     Filling vacancies in the board of directors. Under the DGCL, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The DGCL further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior of any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies. The Express Capital restated bylaws provide that any vacancies on the Express Capital board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the Express Capital stockholders, be filled by the affirmative vote of the majority of the directors then in office, even though less than a quorum of the board of directors.

     Under the CGCL, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors then in office or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders. Furthermore, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: any holder of more than 5% of the corporation's voting stock may call a special meeting of shareholders, or the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The GreyStone bylaws provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires the consent of all of the outstanding shares entitled to vote.

     Appraisal rights. Under both the CGCL and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such rights are not available

          (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation,

          (b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

          (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

     The exclusions from dissenters' rights in mergers under the CGCL are somewhat different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange or on the list of OTC margin securities issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right; however, the 5% minimum does not apply for shares in respect of which there are restrictions on transfer imposed by the corporation or by law or regulation. Also, in any reorganization in which the shareholders of one corporation own more than five-sixths of the voting power of the surviving or acquiring corporation or parent party, those shareholders are denied dissenters' rights of appraisal under CGCL. It is for this reason that holders of GreyStone common stock will not be entitled to appraisal or dissenters' rights in connection with the merger.

     Limitation of liability of directors. The laws of both Delaware and California permit corporations to adopt a provision in their certificate of incorporation or articles of incorporation, respectively, eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the DGCL, Express Capital may not eliminate or limit director monetary liability for

          (a) breaches of the director's duty of loyalty to the corporation or its stockholders;

          (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

          (c) unlawful dividends, stock repurchases or redemptions; or

          (d) transactions from which the director received an improper personal benefit.

     Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The Express Capital restated certificate eliminates the liability of the Express Capital board to the fullest extent permissible under the DGCL.

     The CGCL does not permit the elimination of monetary liability where such liability is based on:

          (a) intentional misconduct or knowing and culpable violation of law;

          (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

          (c) receipt of any improper personal benefit;

          (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders;

          (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

          (f) interested transactions between the corporation and a director, in which a director has a material financial interest; or

          (g) liability for improper distributions, loans or guarantees.

     Stockholder and shareholder approval of certain business combinations. Section 203 of the DGCL prohibits a corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

          (1) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder;

          (2) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

          (3) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of another proposed transaction which

          (1) constitutes certain (a) mergers or consolidations, (b) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (c) proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock;

          (2) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and

          (3) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

     Under California law, there is no equivalent provision to Section 203 of the DGCL. Under Section 1203 of the CGCL, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders. The CGCL requires that holders of a California corporation's common stock receive nonredeemable common stock in a merger of the corporation with the holder (or an affiliate of the holder) of more than 50% but less than 90% of its common stock, unless all of the holders of its common stock consent to the transaction.

     Stockholder voting on mergers and similar transactions. The laws of both California and Delaware generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if

          (a) the merger agreement does not amend the existing certificate of incorporation,

          (b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

          (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     The CGCL contains a similar exception to its voting requirements for reorganization where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities equal to more than five-sixths of the voting power (assuming the conversion of convertible equity securities) of the surviving or acquiring corporation or its parent entity.

     The laws of both California and Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     With certain exceptions, the CGCL also requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the DGCL generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

     Loans to directors, officers and employees. The DGCL permits Express Capital to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when such action, in the judgment of the directors, may reasonably be expected to benefit Express Capital. Under the CGCL, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. However, the CGCL provides that if GreyStone has 100 or more shareholders of record and has adopted a bylaw allowing the GreyStone board to do so, the GreyStone board alone may approve loans to or guaranties on behalf of an officer (whether or not such officer is a director) or adopt an employee benefit plan authorizing such loans or guarantees, by a vote sufficient without counting the vote of any interested director or directors, if the GreyStone board determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation.

     Interested director transactions. Under the both the CGCL and the DGCL, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the CGCL and the DGCL. Under the CGCL and the DGCL, either the shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, the CGCL requires that the contract or transaction must also be "just and reasonable" to the corporation), or the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship (in California), "just and reasonable" as to the corporation at the time it was approved. The CGCL explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

     Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

     Stockholder derivative suit. Under the DGCL, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. The CGCL also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

     Dissolution. Under the DGCL, if the dissolution is initiated by the board of directors it may be approved by the holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote thereon. Under the CGCL, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if

          (a) an order for relief under Chapter 7 of the Federal bankruptcy law has been entered,

          (b) no shares have been issued or

          (c) the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adopting of a resolution to dissolve.

                                    EXPERTS

     The financial statements of GreyStone as of March 31, 1999 and 1998 and for the years ended March 31, 1999, 1998 and 1997 have been included herein and in the registration statement in reliance upon the report of J.H. Cohn LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Express Capital as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of Angell & Deering, independent accountants, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     Certain federal income tax matters related to the merger are being passed upon by J.H. Cohn LLP.

     Representatives of J.H. Cohn LLP will be present at the special meeting. While such representatives have stated that they do not plan to make a statement at such meeting, they will be available to respond to appropriate questions from shareholders in attendance.

                                 LEGAL MATTERS

     The validity of the shares of Express Capital common stock being offered by this proxy statement/prospectus are being passed upon for Express Capital by Mitchell Silberberg & Knupp LLP, Los Angeles, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     Neither Express Capital nor GreyStone is subject to the reporting requirements of the exchange act and the rules and regulations promulgated thereunder, and, therefore, does not file reports, proxy statements or other information with the commission.

     Under the rules and regulations of the commission, the solicitation of proxies from the shareholders of GreyStone to approve the merger constitutes an offering of Express Capital common stock to be issued in connection with the merger. Accordingly, Express Capital has filed with the commission a registration statement on Form S-4 under the securities act, with respect to such offering. This proxy statement/ prospectus constitutes the prospectus of Express Capital that is filed as part of the registration statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the registration statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the commission at 1-800-SEC-0330. In addition, the commission maintains a site on the World Wide

Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commission.

     GreyStone has supplied all information contained in this proxy statement/prospectus relating to GreyStone, and Express Capital has supplied all information in this proxy statement/prospectus relating to Express Capital.

     You should rely only on the information contained in this proxy statement/prospectus to vote on approval of the merger agreement and the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/ prospectus is dated                     , 1999. You should not assume
that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Express Capital common stock in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              ---------
GREYSTONE TECHNOLOGY, INCORPORATED
Report of Independent Public Accountants....................        F-2
Balance Sheets as of March 31, 1999 and 1998................        F-3
Statements of Operations for the Years Ended March 31, 1999,
  1998 and 1997.............................................        F-4
Statements of Stockholders' Deficiency for the Years Ended
  March 31, 1999, 1998 and 1997.............................        F-5
Statements of Cash Flows for the Years Ended March 31, 1999,
  1998 and 1997.............................................        F-6
Notes to Financial Statements...............................   F-7 - 17
Balance Sheet as of June 30, 1999 (unaudited)...............       F-18
Statements of Operations for the Three Months Ended June 30,
  1999 and 1998 (unaudited).................................       F-19
Statement of Stockholders' Equity (Deficiency) for the Three
  Months Ended June 30, 1999 (unaudited)....................       F-20
Statements of Cash Flows for the Three Months Ended June 30,
  1999 and 1998 (unaudited).................................       F-21
Notes to Financial Statements (unaudited)...................  F-22 - 25

EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY
Independent Auditors' Report................................       F-26
Consolidated Balance Sheets as of June 30, 1999 (unaudited)
  and December 31, 1998 and 1997............................       F-27
Consolidated Statements of Operations for the six months
  ended June 30, 1999 and 1998 (unaudited) and for the years
  ended December 31, 1998, 1997 and 1996....................       F-28
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for the six months ended June 30, 1999
  (unaudited) and for the years ended December 31, 1998,
  1997 and 1996.............................................       F-29
Consolidated Statements of Cash Flows for the six months
  ended June 30, 1999 and 1998 (unaudited) and for years
  ended December 31, 1998, 1997 and 1996....................       F-30
Notes to Consolidated Financial Statements..................  F-31 - 36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
GreyStone Technology, Incorporated

     We have audited the accompanying balance sheets of GREYSTONE TECHNOLOGY, INCORPORATED as of March 31, 1999 and 1998, and the related statements of operations, stockholders' deficiency and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GreyStone Technology, Incorporated as of March 31, 1999 and 1998, and its results of operations and cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

     As described in Notes 7, 9 and 12 to the financial statements, the Company has restated the 1998 and 1997 financial statements to reflect previously omitted debt conversion expense and compensation expense related to stock options and warrants.

                                                   /s/ J.H. COHN LLP
                                          --------------------------------------
                                                      J.H. Cohn LLP
San Diego, California
May 16, 1999, except for Note 16,
as to which the date is July 22, 1999

                       GREYSTONE TECHNOLOGY, INCORPORATED

                                 BALANCE SHEETS
                            MARCH 31, 1999 AND 1998

                                     ASSETS

                                                                  1999            1998
                                                                  ----            ----
Current assets:
     Cash and cash equivalents..............................  $    795,480    $      5,083
     Accounts receivable, net of allowance for doubtful
       accounts of $40,000 and $85,000......................       200,477         397,856
                                                              ------------    ------------
          Total current assets..............................       995,957         402,939
Equipment and furniture, net of accumulated depreciation of
  $2,112,335 and $1,894,944.................................       176,827         391,553
Other assets................................................       104,138         120,664
                                                              ------------    ------------
          Totals............................................  $  1,276,922    $    915,156
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  1,130,553    $  1,301,676
  Short-term notes payable..................................       402,000         670,000
  Convertible notes payable.................................                        30,000
  Loans payable to officers.................................       140,810
  Notes payable to principal stockholder....................       128,000         227,937
                                                              ------------    ------------
          Total liabilities.................................     1,801,363       2,229,613
                                                              ------------    ------------
Commitments and contingencies
Stockholders' deficiency:
  Common stock, no par value; 50,000,000 shares authorized;
     14,621,937 and 14,068,883 shares issued and
     outstanding............................................    30,596,760      27,037,057
  Additional paid-in capital................................     2,383,584       1,893,940
  Receivable from sale of common stock......................      (327,500)       (327,500)
  Accumulated deficit.......................................   (33,177,285)    (29,917,954)
                                                              ------------    ------------
          Total stockholders' deficiency....................      (524,441)     (1,314,457)
                                                              ------------    ------------
          Totals............................................  $  1,276,922    $    915,156
                                                              ============    ============

                       See Notes to Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                            STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997

                                                         1999           1998           1997
                                                         ----           ----           ----
Revenues............................................  $ 2,105,517    $ 2,112,566    $ 2,336,371
                                                      -----------    -----------    -----------
Expenses:
     Cost of revenues...............................    1,274,177      1,181,728      1,621,166
     Marketing and sales............................      853,190        662,503        720,213
     Research and development.......................    1,093,145      1,254,297      1,978,505
     General and administrative.....................    2,044,392      3,420,898      2,087,877
                                                      -----------    -----------    -----------
          Totals....................................    5,264,904      6,519,426      6,407,761
                                                      -----------    -----------    -----------
Loss from operations................................   (3,159,387)    (4,406,860)    (4,071,390)
Interest expense, including $8,500, $40,500 and
  $222,400 on loans from principal stockholder......       99,944        201,941        615,240
                                                      -----------    -----------    -----------
Net loss............................................  $(3,259,331)   $(4,608,801)   $(4,686,630)
                                                      ===========    ===========    ===========
Basic net loss per share............................  $      (.23)   $      (.34)   $      (.41)
                                                      ===========    ===========    ===========
Basic weighted average number of shares
  outstanding.......................................   14,131,416     13,435,377     11,408,158
                                                      ===========    ===========    ===========

                       See Notes to Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997

                                                                        ADDITIONAL   RECEIVABLE
                                                   COMMON STOCK            PAID      FROM SALE
                                             ------------------------       IN       OF COMMON    ACCUMULATED
                                               SHARES       AMOUNT       CAPITAL       STOCK        DEFICIT         TOTAL
                                             ----------   -----------   ----------   ----------   ------------   -----------
Balance, April 1, 1996 -- as previously
  reported.................................  10,915,309   $12,495,890                $(327,500)   $(19,277,523)  $(7,109,133)
Prior period adjustment....................                             $1,345,000                 (1,345,000)
                                             ----------   -----------   ----------   ---------    ------------   -----------
Balance, April 1, 1996 -- as adjusted......  10,915,309    12,495,890    1,345,000    (327,500)   (20,622,523)    (7,109,133)
Common stock sold for cash, net of selling
  expenses of $371,241.....................   1,022,938     4,231,980                                              4,231,980
Common stock issued upon conversion of
  convertible notes payable................      31,034       139,654                                                139,654
Common stock issued to reduce balance of
  notes payable to principal stockholder...     272,123     1,224,554                                              1,224,554
Net loss...................................                                                        (4,686,630)    (4,686,630)
                                             ----------   -----------   ----------   ---------    ------------   -----------
Balance, March 31, 1997....................  12,241,404    18,092,078    1,345,000    (327,500)   (25,309,153)    (6,199,575)
Common stock sold for cash, net of selling
  expenses of $588,355.....................     734,197     3,153,031                                              3,153,031
Common stock issued upon conversion of
  convertible notes payable................     712,556     4,010,500                                              4,010,500
Common stock issued to reduce balance of
  notes payable to principal stockholder...     198,088       891,396                                                891,396
Common stock issued to pay for accrued
  interest.................................     147,359       731,287                                                731,287
Common stock issued to pay for services....      35,279       158,765                                                158,765
Warrants issued to purchase common stock...                                 84,140                                    84,140
Grant of compensatory stock options to
  purchase common stock....................                                448,000                                   448,000
Stock options to purchase common stock
  granted to non-employees.................                                 16,800                                    16,800
Net loss...................................                                                        (4,608,801)    (4,608,801)
                                             ----------   -----------   ----------   ---------    ------------   -----------
Balance, March 31, 1998....................  14,068,883    27,037,057    1,893,940    (327,500)   (29,917,954)    (1,314,457)
Common stock sold for cash.................     400,288     2,424,610                                              2,424,610
Common stock issued upon exercise of stock
  options..................................       3,000        11,400                                                 11,400
Common stock issued upon conversion of
  convertible notes payable................       6,667        30,000                                                 30,000
Common stock issued to pay short-term notes
  payable..................................     116,042       920,000                                                920,000
Common stock issued to reduce balance of
  notes payable to principal stockholder...       5,557        25,000                                                 25,000
Common stock issued to pay for accrued
  interest.................................       4,625        23,693                                                 23,693
Common stock issued to pay for services....      16,875       125,000                                                125,000
Warrants issued to purchase common stock...                                392,066                                   392,066
Stock options to purchase common stock
  granted to non-employees.................                                 16,800                                    16,800
Effect of principal stockholder's debt
  forgiveness..............................                                 80,778                                    80,778
Net loss...................................                                                        (3,259,331)    (3,259,331)
                                             ----------   -----------   ----------   ---------    ------------   -----------
Balance, March 31, 1999....................  14,621,937   $30,596,760   $2,383,584   $(327,500)   $(33,177,285)  $  (524,441)
                                             ==========   ===========   ==========   =========    ============   ===========

                       See Notes to Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997

                                                                 1999           1998           1997
                                                              -----------    -----------    -----------
Operating activities:
Net loss....................................................  $(3,259,331)   $(4,608,801)   $(4,686,630)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................      220,498        529,911        443,474
    Provision for (recovery of) bad debts...................      (45,000)        64,000
    Write-off of deferred lease obligations upon lease
      termination...........................................                                   (140,906)
    Compensation expense recorded upon issuance of warrants
      and compensatory stock options........................      408,866        548,940
    Debt conversion expense.................................                     804,000
    Other...................................................                       8,576
    Changes in operating assets and liabilities:
      Accounts receivable...................................      242,379       (291,324)       163,641
      Other assets..........................................       16,526         16,529       (100,251)
      Accounts payable and accrued expenses.................      (30,060)      (292,947)       163,779
                                                              -----------    -----------    -----------
         Net cash used in operating activities..............   (2,446,122)    (3,221,116)    (4,156,893)
                                                              -----------    -----------    -----------
Investing activities -- purchases of equipment and
  furniture.................................................       (5,772)      (115,484)       (44,306)
                                                              -----------    -----------    -----------
Financing activities:
  Repayment of line of credit borrowings....................                    (200,000)
  Proceeds from issuance of short-term notes payable........      987,000        670,000
  Proceeds from issuance of convertible notes payable.......      140,810                       150,000
  Repayments of convertible notes payable...................                    (107,500)
  Repayments of short-term notes payable....................     (335,000)
  Proceeds from (payments of) loans from principal
    stockholder.............................................       13,471       (313,469)       (85,356)
  Payments of capital lease obligations.....................                     (74,603)       (87,477)
  Sales of common stock.....................................    2,424,610      3,153,031      4,231,980
  Common stock issued upon exercise of stock options........       11,400
                                                              -----------    -----------    -----------
         Net cash provided by financing activities..........    3,242,291      3,127,459      4,209,147
                                                              -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents........      790,397       (209,141)         7,948
Cash and cash equivalents, beginning of year................        5,083        214,224        206,276
                                                              -----------    -----------    -----------
Cash and cash equivalents, end of year......................  $   795,480    $     5,083    $   214,224
                                                              ===========    ===========    ===========
Supplemental disclosure of cash flow data:
  Interest paid.............................................  $    76,314    $    85,805    $   269,775
                                                              ===========    ===========    ===========
Supplemental disclosure of noncash investing and financing
  activities:
  Common stock issued upon conversion of convertible notes
    payable, net of debt conversion expense of $804,000 in
    1998....................................................  $    30,000    $ 3,206,500    $   139,654
                                                              ===========    ===========    ===========
  Common stock issued to pay for short-term notes payable...  $   920,000
                                                              ===========
  Common stock issued as payment for:
    Notes payable to principal stockholder..................  $    25,000    $   891,396    $ 1,224,554
                                                              ===========    ===========    ===========
    Accrued interest........................................  $    23,693    $   731,287
                                                              ===========    ===========
    Services................................................  $   125,000    $   158,765
                                                              ===========    ===========
  Additional paid-in capital contributed as a result of debt
    forgiveness by principal stockholder....................  $    80,778
                                                              ===========

                       See Notes to Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of operations:

     GreyStone Technology, Incorporated (the "Company") was incorporated in California on April 5, 1988. The Company is organized into two principal operating groups which operate as separate business segments. The Company designs, develops and markets real-time, interactive, and networked three dimensional, digital media content ("digital media"). The Company develops and delivers its 3-D digital media content principally for entertainment and defense (i.e., training and simulation) applications.

     The Company's Government Systems Group began operations in 1989 and works primarily as a subcontractor on contracts with prime defense contractors. The Government Systems Group's engineers perform systems software engineering, specializing in the application of advanced software techniques for developing "smarter" systems that learn, reason and achieve some level of intelligence (i.e., artificial intelligence). Substantially all of the Company's revenue from its inception through March 31, 1999 have been derived from government contracts.

     The Company's Commercial Systems Group was established in 1993 to develop products to be sold primarily for entertainment centers and home entertainment. The Commercial Systems Group's engineers perform systems software engineering, specializing in the custom development and application of entertainment software for the coin-operated market. No significant revenue has been derived from the Commercial Systems Group through March 31, 1999.

  Cash and cash equivalents:

     The Company considers all highly-liquid investments with maturities of three months or less when acquired to be cash equivalents.

  Equipment and furniture:

     Equipment and furniture are stated at cost and are depreciated over their estimated useful lives of five years using the straight-line method.

  Impairment of long-lived assets:

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as property and equipment and intangible assets, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

  Revenue recognition:

     The revenues derived by the Government Systems Group are earned under a variety of cost reimbursement and fixed-price contracts with the U.S. Government, subcontracts with prime contractors and commercial contracts. Contract revenues on fixed price long-term contracts are recorded using the percentage of completion method, primarily based on contract costs incurred to date, compared with total estimated costs at completion. Provisions for estimated losses on contracts are recorded as such losses become known. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. Contract revenues on cost reimbursement type contracts are recognized as the related costs are incurred. Revenues on time and material contracts are recognized as earned.

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) The Commercial Systems Group recognizes revenues when products are shipped.

  Cost of revenues:

     Cost of revenues consist of direct labor, fringe benefits, direct costs and overhead. Overhead is allocated based on the amount of direct labor and fringe benefits incurred on revenue projects.

  Advertising:

     The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations were not material in 1999, 1998 and 1997.

  Research and development:

     Since the technological feasibility of the software products has not been established, costs and expenses related to research and product development are expensed as incurred.

  Income taxes:

     The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  Segment reporting:

     Effective March 31, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to stockholders. SFAS 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers.

  Earnings (loss) per share:

     Effective March 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 Earnings per Share ("SFAS 128"), which replaces the presentation of "primary" and "fully-diluted" earnings (loss) per common share required under previously promulgated accounting standards with the presentation of "basic" and "diluted" earnings (loss) per common share.

     Basic earnings (loss) per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the exercise of stock options and warrants, were issued during the period.

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Since the Company had losses applicable to common stock in 1999, 1998 and
1997, the assumed effects of the exercise of outstanding stock options and warrants were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Reclassification:

     Certain amounts in the accompanying 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.

NOTE 2 -- BASIS OF PRESENTATION:

     As shown in the accompanying financial statements, the Company had a working capital deficiency of $805,406 and a total stockholders' deficiency of $524,441 at March 31, 1999; net losses of $3,259,331, $4,608,801 and $4,686,630 in 1999, 1998 and 1997, respectively; and an accumulated deficit from losses since its inception of $33,177,285 at March 31, 1999. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

     Historically, the Company has funded its operations primarily through sales of common stock to and borrowings from its principal stockholder and sales of common stock and convertible notes payable to private investors pursuant to private placement memorandums and exemptions from registration under the Securities Act of 1933. The Company raised approximately $3,577,000, $3,823,000, and $4,382,000 during 1999, 1998, and 1997 respectively, through borrowings from its principal stockholder and private sales of common stock and convertible notes payable. Management plans to obtain the funds needed to enable the Company to continue as a going concern through the private placement of debt or equity securities or through the consummation of a proposed merger (see Note 15). However, management cannot provide any assurance that the Company will be successful in consummating any private placement or the proposed merger.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. If the Company is unable to raise additional capital, it may be required to liquidate assets or take actions which may not be favorable to the Company in order to continue its operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     See Note 16 for subsequent events which mitigate the going concern issue.

NOTE 3 -- CONCENTRATION OF CREDIT RISK AND SALES TO MAJOR CUSTOMERS:

     The Company maintains its cash balances on deposit with a financial institution and in an unsecured money market account. At times, financial institution balances exceed the Federal Deposit Insurance Corporation limitation for coverage of $100,000 thereby exposing the Company to credit risk. The Company reduces its exposure to credit risk by maintaining such deposits with a high quality financial institution and investment company.

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 3 -- CONCENTRATION OF CREDIT RISK AND SALES TO MAJOR CUSTOMERS: (CONTINUED) Accounts receivable are financial instruments that also expose the Company to a concentration of credit risk. The Company routinely assesses the financial strength of its customers and maintains an allowance for doubtful accounts that management believes will adequately provide for credit losses.

     During 1999 sales to two customers represented 43% and 20% of total sales. During 1998, sales to two customers represented 35% and 12% of total sales. During 1997, sales to two customers represented 33% and 29% of total sales.

NOTE 4 -- EQUIPMENT AND FURNITURE, NET:

     Equipment and furniture, net at March 31, 1999 and 1998 consisted of the following:

                                                         1999          1998
                                                      ----------    ----------
Computer and other equipment........................  $2,260,122    $2,257,457
Furniture...........................................      29,040        29,040
                                                      ----------    ----------
                                                       2,289,162     2,286,497
Less accumulated depreciation.......................   2,112,335     1,894,944
                                                      ----------    ----------
          Totals....................................  $  176,827    $  391,553
                                                      ==========    ==========

NOTE 5 -- LEASE COMMITMENT:

     The Company has a noncancelable lease for its office space which expires in 2004 and is classified as an operating lease. Rent expense approximated $332,000 in 1999, 1998 and 1997.

     At March 31, 1999, the future minimum lease payments under the operating lease are as follows:

                       YEAR ENDING
                        MARCH 31,                            AMOUNT
                       -----------                         ----------
2000.....................................................  $  331,919
  2001...................................................     331,919
  2002...................................................     331,919
  2003...................................................     331,919
  2004...................................................     248,940
                                                           ----------
          Total..........................................  $1,576,616
                                                           ==========

NOTE 6 -- SHORT-TERM NOTES PAYABLE:

     At March 31, 1999 and 1998, the Company had outstanding notes payable with a principal balance of $402,000 and $670,000, respectively, that had initial maturities of six months or less. At March 31, 1999, notes payable with a principal balance of $350,000 had matured. These notes have been extended by the debtors and are payable through September 30, 1999. The notes are unsecured and bear interest at 9% or 10%.

     During the year ended March 31, 1999, 116,042 shares of common stock were issued to pay for $920,000 of short-term notes payable. The common shares were issued at the fair value of the common stock at the date of settlement, which varied from $6.00 to $8.00 per share.

NOTE 7 -- CONVERTIBLE NOTES PAYABLE:

     Convertible notes payable at March 31, 1998 consisted of 9% unsecured notes initially scheduled to mature from August 6, 1997 through September 28, 1997. The notes were convertible at $4.50 per share and

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 7 -- CONVERTIBLE NOTES PAYABLE: (CONTINUED) in default at March 31, 1998 due to the expiration of their maturity dates. During the year ended March 31, 1999, the convertible notes payable were converted at $4.50 per share into 6,667 shares of common stock.

     During the year ended March 31, 1998, convertible notes payable aggregating $3,206,500 were converted at $4.50 per share into 712,556 shares of common stock. $2,175,000 of these notes were originally convertible at $7.14 per share with the balance convertible at $4.50 per share. In connection with the $7.14 per share convertible notes, the Company recorded debt conversion expense of $804,000. In addition, the Company issued 87,084 shares of common stock at $4.50 per share to pay accrued interest on the notes of $391,877.

     The accompanying 1998 financial statements have been restated to correct for the previous omission of the $804,000 debt conversion expense. The effect of the restatement was to increase net loss, accumulated deficit and common stock by $804,000. Basic net loss per share increased by $.06.

     During the year ended March 31, 1997, convertible notes payable aggregating $139,654 were converted at $4.50 per share into 31,034 shares of common stock.

NOTE 8 -- INFORMATION ON INDUSTRY SEGMENTS:

     The Company identifies its segments based on strategic business units that are in turn based along market lines. These strategic business units offer products and services to different markets in accordance with their customer base and product usage. Accordingly, the Company's two business segments are centered on the operations associated with the commercial and government sectors. The Company's operations are centered in the United States. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on profit or loss from operations before income taxes. The Company has no significant intersegment sales or transfers.

                                                                        COMMON/
                                         GOVERNMENT    COMMERCIAL      CORPORATE        TOTAL
                                         ----------    -----------    -----------    -----------
1999
---------------------------------------
Revenue................................  $2,090,902    $    14,615                   $ 2,105,517
Net loss...............................     (58,308)    (1,056,687)   $(2,144,336)    (3,259,331)
Identifiable assets, net...............     260,203         25,715        991,004      1,276,922
Depreciation...........................      87,125         38,423         94,950        220,498
Research and development...............     232,653        860,492                     1,093,145
Interest expense.......................                                    99,944         99,944
1998
---------------------------------------
Revenue................................  $2,111,966    $       600                   $ 2,112,566
Net income (loss)......................     318,935     (1,304,897)   $(3,622,839)    (4,608,801)
Identifiable assets, net...............     526,746         60,783        327,627        915,156
Depreciation...........................     132,714        130,532        266,665        529,911
Research and development...............     120,902      1,133,395                     1,254,297
Interest expense.......................                                   201,941        201,941
1997
---------------------------------------
Revenue................................  $1,933,349    $   378,600    $    24,422    $ 2,336,371
Net income (loss)......................      62,262     (1,832,555)    (2,916,337)    (4,686,630)
Identifiable assets, net...............     304,972        100,927        930,606      1,336,505
Depreciation...........................      53,194        133,555        256,725        443,474
Research and development...............     287,360      1,691,145                     1,978,505
Interest expense.......................                                   615,240        615,240

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 9 -- WARRANTS:

     The Company has issued warrants in conjunction with the sale of convertible notes payable, assisting the Company in acquiring capital, the extending of loans, as an incentive to equity investors and as part of the consideration paid to various consultants. All of the warrants issued were for services or actions that had already been rendered at the date of issuance. In addition, the consideration received for the issuance of the warrants was not considered to be reliably measurable. Based on the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") using the Black-Scholes option-pricing model and assuming a risk-free interest rate of 6%, expected warrant lives of one to four years, expected volatility of 5% and no dividends, the compensation expense relating to the warrants issued was $392,066 and $84,140 in 1999 and 1998, respectively. Compensation expense relating to the issuance of warrants was immaterial in 1997. The accompanying 1998 financial statements have been restated to correct for the previous misstatement of $65,629 of compensation expense relating to the issuance of warrants instead of the $84,140. The effect of the misstatement was to increase net loss, accumulated deficit and additional paid-in capital by $18,511. Basic net loss per share remained unchanged. Each warrant entitles the holder to purchase one share of common stock upon exercise. The warrants expire at various dates from 2002 through 2008. The following is a summary of warrant activity during 1999, 1998 and 1997:

                                                     NUMBER OF      EXERCISE
                                                     WARRANTS        PRICE
                                                     ---------    ------------
Outstanding at April 1, 1996.......................  1,409,185    $7 to $12
Granted............................................     39,510    $10
                                                     ---------
Outstanding at March 31, 1997......................  1,448,695    $7 to $12
     Granted.......................................  1,621,494    $4.95 to $12
     Cancelled.....................................   (330,849)   $4.95 to $12
                                                     ---------
Outstanding at March 31, 1998......................  2,739,340    $4.95 to $12
     Granted.......................................  2,262,372    $6 to $10
     Exercised.....................................    (27,500)   $8
     Cancelled.....................................   (484,264)   $10
                                                     ---------
Outstanding at March 31, 1999......................  4,489,948    $4.95 to $12
                                                     =========
Warrants exercisable at March 31, 1999.............  4,389,948    $4.95 to $12
                                                     =========
Weighted average fair value of warrants granted
  during the year ended March 31, 1999.............               $.15
                                                                  ====
Weighted average fair value of warrants granted
  during the year ended March 31, 1998.............               $.09
                                                                  ====

NOTE 10 -- INCOME TAXES:

     The Company had net operating loss carryforwards at March 31, 1999 of approximately $29,200,000 available to reduce future Federal taxable income and approximately $10,700,000 available to reduce state taxable income, if any. The net operating loss carryforwards expire between 2006 and 2019 for Federal tax

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 10 -- INCOME TAXES: (CONTINUED)
purposes and 2000 and 2004 for state tax purposes. The Company has net deferred tax assets at March 31, 1999, 1998 and 1997 comprised of the following:

                                                         1999           1998           1997
                                                     ------------    -----------    -----------
Deferred tax assets arising primarily from net
  operating losses available for carryforward and
  accrued vacation benefits........................  $ 11,480,000    $ 9,000,000    $ 9,000,000
Deferred tax liability arising from accelerated
depreciation.......................................                                     (80,000)
Valuation allowance for deferred tax assets........   (11,480,000)    (9,000,000)    (8,920,000)
                                                     ------------    -----------    -----------
     Net deferred tax assets.......................  $         --    $        --    $        --
                                                     ============    ===========    ===========

     The Company has offset the net deferred tax assets by an equivalent valuation allowance due to the uncertainties related to the extent and timing of its future taxable income.

     The expected Federal income benefit, computed based on the Company's pre-tax losses in 1999, 1998 and 1997 and the statutory Federal income tax rate, is reconciled to the actual tax provision reflected in the accompanying financial statements as follows:

                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Expected tax benefit at statutory rates.............  $ 1,108,000    $ 1,567,000    $ 1,594,000
Decrease resulting from change in valuation
allowance...........................................   (1,108,000)    (1,567,000)    (1,594,000)
                                                      -----------    -----------    -----------
     Totals.........................................  $        --    $        --    $        --
                                                      ===========    ===========    ===========

NOTE 11 -- ISSUANCES OF COMMON STOCK:

     The Company sold shares of common stock to private investors pursuant to private placement memorandums and exemptions from registration under the Securities Act of 1933.

     During 1999, the Company sold 400,288 shares of common stock at $6.00 to $8.00 per share resulting in proceeds of $2,424,610.

     During 1998, the Company sold 734,197 shares at $4.50 to $8.00 per share resulting in gross proceeds of $3,741,387. In connection with the 1998 sale of common stock, the Company recorded $588,356 for selling expenses which resulted in net proceeds to the Company of $3,153,031.

     During 1997, the Company sold 1,022,938 shares at $4.50 per share resulting in gross proceeds of $4,603,221. In connection with the sale of common stock, the Company recorded $371,241 for selling expenses which resulted in net proceeds to the Company of $4,231,980.

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 12 -- STOCK OPTIONS:

     The Company has two incentive stock option ("ISO") plans -- the "1991 Plan" and the "1994 Plan". In addition, the Company issued nonqualified stock options ("NSOs") in 1994, 1995, 1997 and 1998. Information related to the plans and the other options granted follows:

                                                                       OPTIONS
                                                                    OUTSTANDING AT
                                                       OPTIONS        MARCH 31,
                    YEAR                      TYPE    AUTHORIZED         1999
                    ----                      ----    ----------    --------------
1991........................................  ISO     1,000,000               0
  1994......................................  NSO       200,000         200,000
  1994......................................  ISO     2,000,000         791,050
  1995......................................  NSO       200,000         200,000
  1997......................................  NSO       640,000         640,000
  1998......................................  NSO       750,000         750,000
                                                                      ---------
                                                                      2,581,050
                                                                      =========

     Generally, the plans specify that the options to purchase shares may be granted at prices which approximate their fair market value at the date of grant. At March 31, 1999, options to purchase 1,000,000 shares were available for future grant under the 1991 Plan. The 1991 Plan will terminate on August 16, 2001.

     In July 1997, the Company modified the 1994 grant to its then Vice President, Corporate Development and General Counsel of incentive stock options to purchase 800,000 shares of the Company stock to provide that in the event his employment was terminated for any reason, then he would have a period of thirty-six months from the date of termination to exercise his vested options. Accordingly, the 800,000 ISO options were cancelled and 800,000 of NSO options were issued. During the year ended March 31, 1999, 160,000 of non-vested NSO options were cancelled due to his employment termination.

     As of March 31, 1999, the Company had issued and outstanding options to purchase 791,050 shares and options to purchase 1,205,950 shares were available for future grant under the 1994 Plan. The 1994 Plan will terminate in July 2004 unless terminated as of an earlier date by the Board of Directors.

     Options issued under the plans and the other options granted vest over a five year period and are exercisable over a ten year period from the date of grant.

     The amount of compensation expense recognized for the year ended March 31, 1998 relating to the granting of NSO stock options under the provisions of APB No. 25 was $448,000.

     The accompanying 1998 financial statements have been restated to correct for the previous misstatement of $246,400 of compensation expense relating to the issuance of NSO stock options instead of the $448,000. The effect of the misstatement was to increase net loss, accumulated deficit and additional paid-in capital by $201,600. Basic net loss per share increased by $.01.


     The accompanying financial statements have been restated to adjust for the issuance of 200,000 NSO stock options during the year ended March 31, 1995 which had not previously been recorded. Accordingly, net loss and basic net loss per share for fiscal 1995 increased by $1,345,000 and $.13, respectively. The effect of the adjustment was to increase additional paid-in capital and accumulated deficit at April 1, 1996 by $1,345,000.



     The amount of compensation expense recognized for the years ended March 31, 1999 and 1998 relating to the granting of stock options to non-employees based on the fair value of the options at the grant date under the provisions of SFAS 123 and assuming a risk-free interest rate of 6%, expected option lives of 5 years, expected volatility of 5%, and no dividends was $16,800 in both years.

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 12 -- STOCK OPTIONS: (CONTINUED)
     The accompanying 1998 financial statements have been restated to correct for the previous misstatement of $9,856 of compensation expense relating to the issuance of stock options to non-employees instead of the $16,800. The effect of the misstatement was to increase net loss, accumulated deficit and additional paid-in capital by $6,944. Basic net loss per share remained unchanged.

     There was no compensation expense recognized in 1997.

     In the opinion of management, if compensation cost for the stock options granted to employees had been determined based on the fair value of the options at the grant date under the provisions of SFAS 123 and assuming a risk-free interest rate of 6%, expected option lives of one to four years, expected volatility of 5% and no dividends, the Company's pro forma net loss and pro forma basic net loss per share arising from such computations would have been increased by approximately $577,000, $892,000, and $495,000 in 1999, 1998 and
1997, respectively.

     Additional information regarding options outstanding under the Company's stock option plans at March 31, 1999, 1998 and 1997 and changes in outstanding options in 1999, 1998 and 1997 follows:

                                              1999                        1998                       1997
                                    -------------------------   -------------------------   ----------------------
                                                     WEIGHTED                    WEIGHTED                 WEIGHTED
                                        SHARES       AVERAGE        SHARES       AVERAGE      SHARES      AVERAGE
                                       OR PRICE      EXERCISE      OR PRICE      EXERCISE    OR PRICE     EXERCISE
                                      PER SHARE       PRICE       PER SHARE       PRICE      PER SHARE     PRICE
                                    --------------   --------   --------------   --------   -----------   --------
Outstanding at beginning of
  year............................       3,063,550    $3.78          2,461,853    $3.52       2,257,278    $4.47
Granted...........................          48,500     6.80          1,710,000     4.30         986,153     4.38
Exercised.........................          (3,000)    3.80
Cancelled.........................        (528,000)    3.93         (1,108,303)    4.01        (781,578)    7.35
                                    --------------              --------------              -----------
Outstanding at end of year........       2,581,050     3.81          3,063,550     3.78       2,461,853     3.52
                                    ==============              ==============              ===========
Price range at end of year........  $.275 to $6.80              $.275 to $4.95              $.275-$7.00
Exercisable at end of year........       2,358,683     3.71          2,381,300     3.61       2,126,793     3.53
                                    ==============              ==============              ===========
Available for grant at end of
  year............................       2,208,950                   1,886,450                1,038,147
                                    ==============              ==============              ===========
Weighted average fair value of
  options granted during the
  year............................                    $1.79                       $ .81                    $ .83

     The following table summarizes information about stock options outstanding at March 31, 1999, all of which are at fixed prices:

                         WEIGHTED AVERAGE
                            REMAINING
             NUMBER        CONTRACTUAL        NUMBER
EXERCISE   OF OPTIONS    LIFE OF OPTIONS    OF OPTIONS
 PRICE     OUTSTANDING     EXERCISABLE      EXERCISABLE
--------   -----------   ----------------   -----------
$ .275        200,000       2.4 years          200,000
 1.000        200,000       5.3 years          200,000
 3.800      1,106,050       4.6 years        1,065,350
 4.950      1,050,000       5.2 years          883,333
 6.800         25,000       9.2 years           10,000
            ---------                        ---------
            2,581,050                        2,358,683
            =========                        =========

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 13 -- RELATED PARTY TRANSACTIONS AND BALANCES:

     The Company had outstanding notes payable to its Principal Stockholder of $128,000 and $227,937 at March 31, 1999 and 1998, respectively, which were unsecured, nonconvertible and bore interest at 9%. Accrued interest of approximately $43,000 and $35,000 at March 31, 1999 and 1998, respectively, is included in accounts payable and accrued expenses in the accompanying balance sheets. The notes mature on June 30, 1999.

     The Principal Stockholder borrowed a portion of the funds used to make the loans to the Company from a group of investors by issuing notes (the "Smith Notes") with the same interest rates and due dates as the notes issued by the Company to the Principal Stockholder. In addition, the Principal Stockholder granted the holders of the Smith Notes the right to convert the principal balance and accrued interest into shares of common stock that he owns at a conversion rate of $4.50 per share.

     During 1999, the Company reduced the principal balance of, and the accrued interest on, the notes payable to the Principal Stockholder by $25,000 and $7,625, respectively, by issuing 7,251 shares of common stock to certain holders of the Smith Notes. The conversions of the principal balances during 1999 were at $4.50 per share, as originally provided in the conversion terms of the debt.

     During 1998, the Company reduced the principal balance of, and the accrued interest on, the notes payable to the Principal Stockholder by $891,396 and $339,410, respectively, by issuing 258,363 shares of common stock to certain holders of the Smith Notes. $743,896 of the principal balance was converted at $4.50 per share while $147,500 of the principal balance was converted at $7.14 per share, as originally provided in the conversion terms of the debt. The accrued interest was settled by the issuance of common stock at the per share fair value of the common stock at the date of settlement.

     During 1997, the Company reduced the principal balance of, and accrued interest on, the notes payable to the Principal Stockholder by $1,072,500 and $152,054, respectively, by issuing 272,123 shares of common stock at $4.50 per share to certain holders of the Smith Notes.

     The holders of the Smith Notes concurrently agreed to reduce the principal balance and the accrued interest owed by the Principal Stockholder by equivalent amounts.

     In addition, during the year ended March 31, 1999, the Principal Stockholder forgave $80,778 of the debt by contributing the amounts to additional paid-in capital.

     Loans payable to officers in the amount of $140,810 at March 31, 1999 are unsecured, non-interest bearing and due upon demand.

     The receivable from the sale of common stock of $327,500 that is reflected as a reduction of stockholders' equity in the accompanying balance sheets at March 31, 1999 and 1998 is evidenced by notes received as part of the consideration for the sale of common stock in 1992 to three of the Company's founding shareholders who were, and remain, employees of the Company, two of whom are officers. The notes are secured by the shares of the Company's common stock, mature in August 2001 (except under certain specified circumstances) and bear interest at 8.2% which is payable at maturity.

     In November 1993, the Company entered into an agreement with a financial consultant (the "Consultant"), who is also a director of the Company, whereby the Consultant agreed to provide advice regarding financial and strategic planning and the negotiation of various business agreements and to review certain business opportunities and general business decisions, as required by the Company. In return, the Company agreed to pay the Consultant $10,000 per month plus reasonable out-of-pocket costs until the Company successfully completed a public offering or raise $15,000,000 in capital. The agreement was terminated on December 31, 1996. Unpaid consulting fees of approximately $59,000 and $124,000, respectively, were included in accounts payable and accrued expenses in the accompanying balance sheets.

                       GREYSTONE TECHNOLOGY, INCORPORATED

NOTE 14 -- EMPLOYEE BENEFIT PLAN:

     The Company maintains a defined contribution "Section 401(k)" retirement plan which covers all full-time eligible employees. Employees may elect to contribute a portion of their wages directly to the plan, up to the maximum allowed by the Internal Revenue Code. The Company matches, on a discretionary basis, up to 50% of each participant's annual contributions to the plan; however, the Company's matching contribution may not exceed 8% of the participant's annual compensation. The Company did not make any contributions in 1999, 1998 and 1997.

NOTE 15 -- PROPOSED BUSINESS COMBINATION:

     On August 11, 1997, the Company entered into a definitive agreement whereby the Company and Express Capital Concepts, Inc., a Delaware corporation ("Express Capital"), would enter into a business combination pursuant to which the Company would merge with a wholly-owned subsidiary of Express Capital (the "Merger"). Upon consummation of the Merger, the Company would be the surviving corporation and a wholly-owned subsidiary of Express Capital. Pursuant to the terms of the definitive agreement, the stockholders of the Company would receive shares of common stock of Express Capital in exchange for their shares of common stock of the Company and all of the Company's outstanding options and warrants would be exchanged for equivalent options and warrants for the purchase of Express Capital common stock.

     The existing stockholders of the Company would own approximately 97% of the outstanding common stock of Express Capital subsequent to the Merger. Express Capital was formed for the sole purpose of acquiring one or more privately-held companies and does not have any assets, liabilities or operations of any kind. The common stock of Express Capital is traded on the OTC Electronic Bulletin Board. Consummation of the merger is subject to various terms and conditions. If consummated, the business combination will be accounted for as a "Reverse Acquisition" whereby the Company will be deemed to be the acquiring company for accounting purposes and the assets and liabilities of the Company will continue to be recorded at their historical carrying values as of the date of the Merger pursuant to the purchase method of accounting. The Merger had not been consummated as of May 16, 1999.

NOTE 16 -- SUBSEQUENT EVENTS:

     During the period from April 1, 1999 to July 22, 1999, the Company raised approximately $3,100,000 net of selling expenses through the sale of approximately 550,000 shares of common stock at $6.00 per share. A portion of the proceeds was used to reduce accounts payable and accrued expenses by approximately $600,000. Additionally, $402,000 of short-term notes payable and $140,810 of loans payable to officers were paid in full. Of the $128,000 of notes payable to the Principal Stockholder at March 31, 1999, $50,000 has been paid and $70,000 is scheduled to be converted into common stock. During the same period, warrants to purchase 2,713,200 shares of common stock at exercise prices ranging from $4.95 to $10.00 per share were issued primarily for providing assistance in raising money for the Company and in consideration for services provided relating to the Merger. Management believes that based on the aforementioned matters, the Company will have sufficient resources to fund its operations through at least March 31, 2000 thereby mitigating the going concern issue discussed in Note 2.

                                    *  *  *

                       GREYSTONE TECHNOLOGY, INCORPORATED

                                 BALANCE SHEET
                                 JUNE 30, 1999
                                  (UNAUDITED)

                                     ASSETS


Current assets:
Cash and cash equivalents...................................  $  1,660,241
  Accounts receivable, net of allowance for doubtful
     accounts of $40,000....................................       207,984
                                                              ------------
          Total current assets..............................     1,868,225
Equipment and furniture, net of accumulated depreciation of
  $2,153,212................................................       169,596
Other assets................................................       131,479
                                                              ------------
          Total.............................................  $  2,169,300
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $    445,121
  Notes payable to principal stockholder....................        28,000
                                                              ------------
          Total liabilities.................................       473,121
                                                              ------------
Commitments and contingencies
Stockholders' equity
  Common stock, no par value; 50,000,000 shares authorized;
     15,119,748 shares issued and outstanding...............    33,418,617
  Additional paid-in capital................................     2,476,584
  Receivable from sale of common stock......................      (327,500)
  Accumulated deficit.......................................   (33,871,522)
                                                              ------------
          Total stockholders' equity........................     1,696,179
                                                              ------------
          Total.............................................  $  2,169,300
                                                              ============


                  See Notes to Unaudited Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                            STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)


                                                                 1999           1998
                                                              -----------    -----------
Revenues....................................................  $   459,570    $   509,715
                                                              -----------    -----------
Expenses:
  Cost of revenues..........................................      226,844        282,175
  Marketing and sales.......................................      166,511        200,926
  Research and development..................................      237,302        303,898
  General and administrative................................      515,968        614,209
                                                              -----------    -----------
          Totals............................................    1,146,625      1,401,208
                                                              -----------    -----------
Loss from operations........................................     (687,055)      (891,493)
Interest expense, including $7,182 and $6,061 on loans from
  principal stockholder.....................................        7,182         12,770
                                                              -----------    -----------
Net loss....................................................  $  (694,237)   $  (904,263)
                                                              ===========    ===========
Basic net loss per share....................................  $      (.05)   $      (.06)
                                                              ===========    ===========
Basic weighted average number of shares outstanding.........   14,880,743     14,074,874
                                                              ===========    ===========


                  See Notes to Unaudited Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                        THREE MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)


                                                                          RECEIVABLE
                                        COMMON STOCK         ADDITIONAL    FROM SALE
                                  ------------------------    PAID-IN      OF COMMON    ACCUMULATED
                                    SHARES       AMOUNT       CAPITAL        STOCK        DEFICIT        TOTAL
                                  ----------   -----------   ----------   -----------   ------------   ----------
Balance, April 1, 1999..........  14,621,937   $30,596,760   $2,383,584    $(327,500)   $(33,177,285)  $ (524,441)
Common stock sold for cash, net
of selling expenses of
$141,880........................     482,404     2,752,525                                              2,752,525
Common stock issued upon
  conversion of notes payable to
  principal stockholder.........      11,111        50,000                                                 50,000
Common stock issued to pay for
  accrued interest..............       4,296        19,332                                                 19,332
Warrants issued to purchase
  common stock..................                                 88,800                                    88,800
Stock options to purchase common
  stock granted to
  non-employees.................                                  4,200                                     4,200
Net loss........................                                                            (694,237)    (694,237)
                                  ----------   -----------   ----------    ---------    ------------   ----------
Balance, June 30, 1999..........  15,119,748   $33,418,617   $2,476,584    $(327,500)   $(33,871,522)  $1,696,179
                                  ==========   ===========   ==========    =========    ============   ==========


                  See Notes to Unaudited Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                            STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)


                                                                 1999          1998
                                                              -----------    ---------
Operating activities:
Net loss....................................................  $  (694,237)   $(904,263)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................       40,877       74,993
     Loss on disposal of fixed assets.......................                       666
     Compensation expense recorded upon issuance of warrants
      and compensatory stock options........................       93,000      102,217
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (7,507)     156,215
       Other assets.........................................      (27,341)     (36,453)
       Accounts payable and accrued expenses................     (666,100)     244,102
                                                              -----------    ---------
          Net cash used in operating activities.............   (1,261,308)    (362,523)
                                                              -----------    ---------
Investing activities -- purchases of equipment..............      (33,646)
                                                              -----------
Financing activities:
  Repayments of notes payable to principal stockholder......      (50,000)      (1,088)
  Repayments of loans payable to officers...................     (140,810)
  Proceeds from short-term notes payable....................                   299,000
  Repayments of short-term notes payable....................     (402,000)
  Sales of common stock.....................................    2,752,525       59,528
                                                              -----------    ---------
          Net cash provided by financing activities.........    2,159,715      357,440
                                                              -----------    ---------
Net increase (decrease) in cash and cash equivalents........      864,761       (5,083)
Cash and cash equivalents, beginning of period..............      795,480        5,083
                                                              -----------    ---------
Cash and cash equivalents, end of period....................  $ 1,660,241    $      --
                                                              ===========    =========
Supplemental disclosure of cash flow data:
  Interest paid.............................................  $    93,425    $   5,000
                                                              ===========    =========
Supplemental disclosure of noncash investing and financing
  activities:
  Common stock issued as payment for:
     Notes payable to principal stockholder.................  $    50,000
                                                              ===========
     Accrued interest.......................................  $    19,332
                                                              ===========
     Services...............................................                 $  25,000
                                                                             =========


                  See Notes to Unaudited Financial Statements.

                       GREYSTONE TECHNOLOGY, INCORPORATED

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 -- UNAUDITED INTERIM FINANCIAL STATEMENTS:

     In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Greystone Technology, Incorporated (the "Company") as of June 30, 1999 and its results of operations and cash flows for the three months ended June 30, 1999 and 1998, and changes in stockholders' equity for the three months ended June 30, 1999. These unaudited financial statements should be read in conjunction with the audited financial statements and the other information included herein.

     The results of operations for the three months ended June 30, 1999 are not necessarily indicative of the results of operations for the year ending March 31, 2000.

NOTE 2 -- EARNINGS (LOSS) PER SHARE:

     Effective March 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which requires the presentation of "basic" and "fully-diluted" earnings (loss) per common share, as further explained in Note 1 of the notes to the audited financial statements of the Company.

     Since the Company had losses applicable to common stock in the three months ended June 30, 1999 and 1998, the assumed effects of the exercise of outstanding stock options and warrants were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying unaudited statements of operations.

NOTE 3 -- SEGMENT REPORTING:

     Effective March 31, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 established standards for the way that public enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial statements issued to stockholders. SFAS 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers.

     Information on industry segments are scheduled below:


                                         GOVERNMENT    COMMERCIAL    COMMON/CORPORATE      TOTAL
                                         ----------    ----------    ----------------    ---------
Three months ended June 30, 1999:
Revenue................................   $448,541     $     148        $  10,881        $ 459,570
                                          ========     =========        =========        =========
  Net loss.............................   $(56,740)    $(125,228)       $(512,269)       $(694,237)
                                          ========     =========        =========        =========
Three months ended June 30, 1998:
  Revenue..............................   $505,208     $   1,069        $   3,438        $ 509,715
                                          ========     =========        =========        =========
  Net income (loss)....................   $ 27,406     $(308,128)       $(623,541)       $(904,263)
                                          ========     =========        =========        =========


NOTE 4 -- WARRANTS:


     The Company has issued warrants in conjunction with the sale of convertible notes payable, assisting the Company in acquiring capital, the extending of loans, as an incentive to equity investors and as part of the consideration paid to various consultants. Based on the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") using the Black-Scholes option pricing model and assuming a risk-free interest rate of 6%, expected warrant lives of one to four years, expected volatility of 5% and dividends of 0%, the compensation expense relating to the warrants issued was $88,800 and $98,017 for the three months ended June 30, 1999 and 1998, respectively. Each warrant entitles the holder to purchase one share of common stock upon exercise. The warrants expire at various dates from

                       GREYSTONE TECHNOLOGY, INCORPORATED

2002 through 2008. Additional information regarding warrants outstanding at June 30, 1999 and changes in outstanding warrants during the three months then ended follows:

                                                              NUMBER OF       EXERCISE
                                                              WARRANTS          PRICE
                                                              ---------    ---------------
Outstanding at April 1, 1999................................  4,489,948    $4.95 to $12.00
Granted.....................................................  2,713,200    $4.95 to $10.00
                                                              ---------
Outstanding at June 30, 1999................................  7,203,148    $4.95 to $12.00
                                                              =========
Exercisable at June 30, 1999................................  5,249,948    $4.95 to $12.00
                                                              =========
Weighted average fair value of warrants granted during the
  period....................................................               $  .53
                                                                           ===============

NOTE 5 -- INCOME TAXES:

     The Company had net operating loss carryforwards at June 30, 1999 of approximately $29,800,000 available to reduce future Federal taxable income and approximately $11,000,000 available to reduce state taxable income, if any. The net operating loss carryforwards expire between 2006 and 2019 for Federal tax purposes and 2000 and 2004 for state tax purposes. The related deferred tax assets were fully reserved through valuation allowances at June 30, 1999 and 1998 and, accordingly, there was no provision or credit for income taxes.

     The expected Federal income tax benefit, computed based on the Company's pre-tax loss and the statutory Federal income tax rate, was approximately $211,000 for the three months ended June 30, 1999. The potential benefits were eliminated through equivalent increases in the Company's valuation allowance primarily for deferred tax assets arising from net operating loss carryforwards (see Note 10 of the notes to the audited financial statements of the Company).

NOTE 6 -- STOCK OPTION PLANS:

     As further explained in Note 12 of the notes to the audited financial statements, the Company has two incentive stock option ("ISO") plans -- the "1991 Plan" and the "1994 Plan." In July 1997, the Company modified the 1994 grant to its then Vice President, Corporate Development and General Counsel of incentive stock options to purchase 800,000 shares of the Company stock to provide that in the event his employment was terminated for any reason, then he would have a period of thirty-six months from the date of termination to exercise his vested options. Accordingly, the 800,000 ISO options were cancelled and 800,000 of NSO options were issued. In July 1998, the executive left the Company and 160,000 nonvested options were cancelled. In addition, the Company issued nonqualified stock options ("NSOs") in 1994, 1995, 1997 and 1998. Information related to the plans and other options granted follows:

                                                                      OPTIONS
                                                      OPTIONS      OUTSTANDING AT
                   YEAR                      TYPE    AUTHORIZED     JUNE 30,1999
                   ----                      ----    ----------    --------------
1991.......................................  ISO     1,000,000             -0-
1994.......................................  NSO       200,000         200,000
1994.......................................  ISO     2,000,000       1,810,012
1995.......................................  NSO       200,000         200,000
1997.......................................  NSO       640,000         640,000
1998.......................................  NSO       750,000         750,000
                                                                     ---------
                                                                     3,600,012
                                                                     =========

     The amount of compensation expense recognized for the three months ended June 30, 1999 and 1998 relating to the granting of NSO stock options under the provisions of SFAS No. 123 was $4,200 in both periods.

                       GREYSTONE TECHNOLOGY, INCORPORATED

     In the opinion of management, if compensation cost for the stock options granted to employees had been determined based on the fair value of the options at the grant date under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") using the Black-Scholes option pricing model and assuming a risk-free interest rate of 6%, expected option lives of one to four years, expected volatility and dividends of 0%, the Company's pro forma net loss and pro forma basic net loss per share arising from such computations would have been increased by approximately $177,000 and $144,000 for the three months ended June 30, 1999 and 1998, respectively.


     Additional information regarding options outstanding under the Company's stock option plans at June 30, 1999 and changes in outstanding options during the three months then ended follows:

                                                          SHARES OR       WEIGHTED AVERAGE
                                                       PRICE PER SHARE     EXERCISE PRICE
                                                       ---------------    ----------------
Outstanding at April 1, 1999.........................       2,581,050          $3.81
  Granted............................................       1,065,250           5.10
  Cancelled..........................................         (46,288)          3.80
                                                       --------------
Outstanding at June 30, 1999.........................       3,600,012           4.19
                                                       ==============
Price range at June 30, 1999.........................  $.275 to $6.80
                                                       ==============
Exercisable at June 30, 1999.........................       2,880,267           3.98
                                                       ==============
Available for grant at June 30, 1999.................       1,189,988
                                                       ==============
Weighted average fair value of options granted during
  the period.........................................                          $1.05
                                                                               =====

     The following table summarizes information about stock options outstanding at June 30, 1999, all of which are at fixed prices:

                           WEIGHTED AVERAGE
             NUMBER      REMAINING CONTRACTUAL     NUMBER
EXERCISE   OF OPTIONS       LIFE OF OPTIONS      OF OPTIONS
 PRICE     OUTSTANDING        OUTSTANDING        EXERCISABLE
--------   -----------   ---------------------   -----------
 $ .275       200,000          2.1 Years            200,000
  1.000       200,000          5.0 Years            200,000
  3.800     1,059,762          4.2 Years          1,024,262
  4.950     1,050,000          5.0 Years            883,333
  5.100     1,065,250         10.0 Years            562,672
  6.800        25,000          8.9 Years             10,000
            ---------                             ---------
            3,600,012                             2,880,267
            =========                             =========

NOTE 7 -- RELATED PARTY TRANSACTIONS AND BALANCES:

     The Company had outstanding notes payable to its Principal Stockholder of $28,000 at June 30, 1999, which were unsecured, nonconvertible and bore interest at 9%. Accrued interest of approximately $6,973 is included in accounts payable and accrued expenses in the accompanying unaudited June 30, 1999 balance sheet. See Note 13 of the notes to the audited financial statements of the Company. On June 16, 1999, the Principal Stockholder agreed to extend the maturity date from June 30, 1999 to September 30, 1999.

NOTE 8 -- SUBSEQUENT EVENTS:

     During the period from July 1, 1999 through August 27, 1999, the Company raised approximately $454,000, net of selling expenses, through the sale of 83,879 shares of common stock at $6.00 per share.

                       GREYSTONE TECHNOLOGY, INCORPORATED

     On November 2, 1999, the Commonwealth of Massachusetts Securities Division initiated an administrative proceeding against several individuals and companies (including GreyStone) alleging, among other things, that due to GreyStone's payment to one of the named individuals for the purpose of making introductions to prospective Massachusetts investors, GreyStone was not exempt from certain notice filing requirements in Massachusetts. The complaint alleges that GreyStone should have registered its private placement of shares to residents of Massachusetts during the period from October 1996 to March 1998. Management of GreyStone believes that if any violation occurred it was inadvertent. Twenty-five stockholders who purchased stock for an aggregate of approximately $1,312,200, were affected. GreyStone offered rescission plus interest at 6% to these investors who had 30 days to respond. As of November 11, 1999, stockholders who purchased securities at an aggregate of approximately $1,307,700, have rejected this offer. One shareholder who purchased stock for $4,500 accepted GreyStone's offer. GreyStone has forwarded that amount plus interest computed at 6% per year as payment. Furthermore, based on discussions with the Massachusetts Securities Division, management anticipates that this proceeding, as it concerns GreyStone, will be resolved expeditiously.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Express Capital Concepts, Inc.

     We have audited the accompanying consolidated balance sheets of Express Capital Concepts, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Express Capital Concepts, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $70,090 during the year ended December 31, 1998, and, as of that date had a working capital deficiency of $157,132 and stockholders' deficit of $156,245. As discussed in Note 1 to the financial statements, the Company's significant operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Angell & Deering
                                          Certified Public Accountants

Denver, Colorado
February 22, 1999, except for the
second paragraph of Note 10 as
to which the date is July 22, 1999

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                              DECEMBER 31,
                                                           JUNE 30,      ----------------------
                                                             1999          1998         1997
                                                          -----------    ---------    ---------
                                                          (UNAUDITED)
Current Assets:
Cash and cash equivalents...............................   $   1,636     $     421    $     325
                                                           ---------     ---------    ---------
     Total Current Assets...............................       1,636           421          325
                                                           ---------     ---------    ---------
Other Assets:
  Organization costs, net of accumulated amortization of
     $343 and $97, respectively.........................          --           887        1,133
                                                           ---------     ---------    ---------
     Total Other Assets.................................          --           887        1,133
                                                           ---------     ---------    ---------
     Total Assets.......................................   $   1,636     $   1,308    $   1,458
                                                           =========     =========    =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable -- trade.............................   $     330     $   2,254    $   2,951
  Notes payable -- stockholders.........................     130,318       111,818       49,888
  Accrued interest -- stockholders......................      50,689        43,481       34,774
                                                           ---------     ---------    ---------
     Total Current Liabilities..........................     181,337       157,553       87,613
                                                           ---------     ---------    ---------
Commitments and Contingencies...........................          --            --           --
Stockholders' Equity (Deficit):
  Preferred stock: $.001 par value, 3,000,000 shares
     authorized, none issued or outstanding.............          --            --           --
  Common stock: $.001 par value, 30,000,000 shares
     authorized, 480,000 shares issued and
     outstanding........................................         480           480          480
  Additional paid in capital............................      29,138        29,138       29,138
  Accumulated deficit...................................    (209,319)     (185,863)    (115,773)
                                                           ---------     ---------    ---------
     Total Stockholders' Equity (Deficit)...............    (179,701)     (156,245)     (86,155)
                                                           ---------     ---------    ---------
     Total Liabilities and Stockholders' Equity
       (Deficit)........................................   $   1,636     $   1,308    $   1,458
                                                           =========     =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       SIX MONTHS ENDED
                                           JUNE 30,              YEARS ENDED DECEMBER 31,
                                     --------------------    ---------------------------------
                                       1999        1998        1998        1997         1996
                                     --------    --------    --------    ---------    --------
                                         (UNAUDITED)
Revenue............................  $     --    $     --    $     --    $      --    $     --
Operating expenses.................    15,361      12,676      61,383      170,001       4,881
                                     --------    --------    --------    ---------    --------
  Loss From Operations.............   (15,361)    (12,676)    (61,383)    (170,001)     (4,881)
                                     --------    --------    --------    ---------    --------
Other Income (Expense):
  Gain on disposal of marketable
     securities....................        --          --          --      139,619          --
  Other income.....................        --          --          --           --      33,962
  Interest
     expense -- stockholders.......    (7,208)     (3,302)     (8,707)      (4,729)     (6,209)
                                     --------    --------    --------    ---------    --------
     Total Other Income
       (Expense)...................    (7,208)     (3,302)     (8,707)     134,890      27,753
                                     --------    --------    --------    ---------    --------
     Income (Loss) Before
       Cumulative Effect of Change
       in Accounting Principle.....   (22,569)    (15,978)    (70,090)     (35,111)     22,872
Cumulative effect on prior periods
  of expensing organization costs
  as incurred......................      (887)         --          --           --          --
                                     --------    --------    --------    ---------    --------
     Net Income (Loss).............  $(23,456)   $(15,978)   $(70,090)   $ (35,111)   $ 22,872
                                     ========    ========    ========    =========    ========
Net Income (Loss) Per Basic and
  Diluted Share of Common Stock:
     Income (loss) before
       cumulative effect of change
       in accounting principle.....  $   (.05)   $   (.03)   $   (.15)   $    (.07)   $    .05
     Cumulative effect on prior
       periods of expensing
       organization costs as
       incurred....................        --          --          --           --          --
                                     --------    --------    --------    ---------    --------
     Net Income (Loss).............  $   (.05)   $   (.03)   $   (.15)   $    (.07)   $    .05
                                     ========    ========    ========    =========    ========
Weighted Average Number of Basic
  and Diluted Common Shares
  Outstanding......................   480,000     480,000     480,000      480,000     480,000
Proforma Amounts Assuming Change in
  Accounting Principle is
  Retroactively Applied
  (Unaudited):
     Net income (loss)
       (Unaudited).................  $(22,569)   $(15,856)   $(69,844)   $ (36,244)   $ 22,872
     Net income (loss) per Basic
       and Diluted share of common
       stock (Unaudited)...........  $   (.05)   $   (.03)   $   (.15)   $    (.08)   $    .05

  The accompanying notes are an integral part of these consolidated financial statements.

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                      COMMON STOCK       ADDITIONAL
                                                    -----------------     PAID IN      ACCUMULATED
                                                    SHARES     AMOUNT     CAPITAL        DEFICIT
                                                    -------    ------    ----------    -----------
Balance at December 31, 1995......................  480,000     $480      $29,138       $(103,534)
Net income for the year...........................       --       --           --          22,872
                                                    -------     ----      -------       ---------
Balance at December 31, 1996......................  480,000      480       29,138         (80,662)
Net loss for the year.............................       --       --           --         (35,111)
                                                    -------     ----      -------       ---------
Balance at December 31, 1997......................  480,000      480       29,138        (115,773)
Net loss for the year.............................       --       --           --         (70,090)
                                                    -------     ----      -------       ---------
Balance at December 31, 1998......................  480,000      480       29,138        (185,863)
Net loss for the period (unaudited)...............       --       --           --         (23,456)
                                                    -------     ----      -------       ---------
Balance at June 30, 1999 (unaudited)..............  480,000     $480      $29,138       $(209,319)
                                                    =======     ====      =======       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              SIX MONTHS ENDED
                                                  JUNE 30,            YEARS ENDED DECEMBER 31,
                                             -------------------   -------------------------------
                                               1999       1998       1998       1997        1996
                                             --------   --------   --------   ---------   --------
                                                 (UNAUDITED)
Cash Flows From Operating Activities:
Net income (loss)..........................  $(23,456)  $(15,978)  $(70,090)  $ (35,111)  $ 22,872
  Adjustments to reconcile net income
     (loss) to net cash (used) by operating
     activities:
  Amortization.............................        --        122        246          97         --
  Gain on disposal of marketable
     securities............................        --         --         --    (139,619)        --
  Marketable securities distributed as
     compensation to stockholders..........        --         --         --     139,619         --
  Stock received as compensation...........        --         --         --          --    (33,962)
  Cumulative effect on prior periods of
     expensing organization costs as
     incurred..............................       887         --         --          --         --
  Changes in assets and liabilities:
     Decrease in accounts receivable.......        --         --         --          --     14,736
     Decrease in prepaid expenses..........        --         --         --          --         23
     Increase (decrease) in accounts
       payable.............................    (1,924)     2,225       (697)      1,728    (13,848)
     Increase in accrued interest..........     7,208      3,302      8,707       4,729      6,209
                                             --------   --------   --------   ---------   --------
     Net Cash (Used) By Operating
       Activities..........................   (17,285)   (10,329)   (61,834)    (28,557)    (3,970)
                                             --------   --------   --------   ---------   --------
Cash Flows From Investing Activities:
  Organization costs.......................        --         --         --      (1,230)        --
                                             --------   --------   --------   ---------   --------
     Net Cash (Used) By Investing
       Activities..........................        --         --         --      (1,230)        --
                                             --------   --------   --------   ---------   --------
Cash Flows From Financing Activities:
  Proceeds from stockholder loans..........    18,500     10,300     61,930      29,500      4,250
                                             --------   --------   --------   ---------   --------
     Net Cash Provided By Financing
       Activities..........................    18,500     10,300     61,930      29,500      4,250
                                             --------   --------   --------   ---------   --------
     Net Increase (Decrease) in Cash and
       Cash Equivalents....................     1,215        (29)        96        (287)       280
     Cash and Cash Equivalents at Beginning
       of Period...........................       421        325        325         612        332
                                             --------   --------   --------   ---------   --------
     Cash and Cash Equivalents at End of
       Period..............................  $  1,636   $    296   $    421   $     325   $    612
                                             ========   ========   ========   =========   ========
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the period for:
     Interest..............................  $     --   $     --   $     --   $      --   $     --
     Income taxes..........................        --         --         --          --         --
Supplemental Disclosure of Noncash
  Investing and Financing Activities:
  Distribution of marketable securities for
     repayment of notes payable to
     stockholders..........................  $     --   $     --   $     --   $  33,962   $     --

  The accompanying notes are an integral part of these consolidated financial statements.

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Express Capital Concepts, Inc. (the "Company") was organized on May 18, 1988 as a Delaware corporation. The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

  Unaudited Interim Financial Statements

     The financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited, however, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

  Basis of Presentation

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as may be required.

     The Company's continued existence is dependent upon its ability to secure loans from its President and/or a principal stockholder. Future operating expenses will be funded by these loans. The Company's ability to continue to meet its obligations is dependent upon obtaining the above loans.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

  Investment in Corporation

     The Company's investment in Hollis-Eden, Inc., a private company, was accounted for utilizing the cost method of accounting (Note 2).

  Organization Costs

     Organization costs are being amortized using the straight-line method over an estimated useful life of 5 years.

  Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Long-Lived Assets (Continued)
the impairment of certain identifiable intangibles, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows is less than the carrying amount of the asset. No impairment losses have been identified by the Company.

  Stock-Based Compensation

     During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company will continue to measure compensation expense for its stock-based employee compensation plan using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees".

  Income Taxes

     Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

  Net Income (Loss) Per Share of Common Stock

     As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share. SFAS No. 128 requires the presentation of two earnings per share amounts, basic and diluted.

     Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

  Estimates

     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recently Issued Accounting Standard

     In April 1998, Statement of Position 98-5, "Reporting on the costs of Start-Up Activities" ("SOP 98-5") was issued and is effective for years beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. The Company will adopt SOP 98-5 on January 1, 1999. The adoption of SOP 98-5 will result in the write off of the Company's organization costs, net of accumulated amortization ($887 as of December 31, 1998) in the first quarter of 1999. The initial application of SOP 98-5 will be reported as a cumulative effect of a change in an accounting principle.

 2. INVESTMENT

     In February 1995, the Company entered into a letter of intent with Hollis-Eden, Inc. ("Hollis-Eden"). Under the terms of the agreement the Company was to acquire 100% of Hollis-Eden's outstanding voting

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

 2. INVESTMENT (CONTINUED)
common stock. The acquisition was not consummated and the companies entered into an agreement and release in March 1996.

     Under the terms of the agreement and release both companies were released from the terms of the letter of intent. Additionally, Hollis-Eden agreed to reimburse Express for expenses Express incurred in connection with the acquisition totalling $14,736. Also Hollis-Eden issued 15,094 shares of its common stock to Express in 1996. The stock was valued at $2.25 per share based on sales of Hollis Eden's common stock at the time of issuance.

     On March 21, 1997, the Board of Directors approved the distribution of the Company's Hollis-Eden investment to the Company's President and a stockholder to repay notes payable to the two individuals. The Hollis-Eden common shares were distributed equally to each individual reducing the notes payable to each party by $16,981.

     On March 26, 1997, Hollis-Eden consummated a stock exchange with Initial Acquisition Corp. ("IAC"), a publicly traded Company. Under the terms of the agreement the Hollis-Eden stockholders received IAC stock on a share for share basis. Ultimately the above individuals received IAC common stock as repayment for their notes. At the time of merger IAC's common stock was trading at $11.50 per share.

     The difference between the debt repayment of $33,962 and the market value of the investment of $173,581 resulted in compensation of $139,619 to the above individuals.

 3. NOTES PAYABLE -- STOCKHOLDERS

                                                              1998      1997
                                                            --------   -------
12% unsecured demand notes payable to entities controlled
  by Mr. Gary McAdam, a stockholder of the Company........  $ 55,034   $24,219
12% unsecured demand notes payable to the Company's
President and to entities he controls.....................    56,784    25,669
                                                            --------   -------
          Total...........................................  $111,818   $49,888
                                                            ========   =======

 4. COMMITMENTS AND CONTINGENCIES

  The Year 2000

     The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Costs of addressing potential problems are expensed as incurred and are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company or its vendors are unable to resolve such processing issues in a timely manner, it could result in a material financial risk. Accordingly, the Company plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner. While the Company does not at this time anticipate significant problems with suppliers, it will develop contingency plans, if required, with these third parties due to the possibility of compliance issues.

 5. PREFERRED STOCK

     The authorized preferred stock of the Company consists of 3,000,000 shares, $.001 par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

 5. PREFERRED STOCK (CONTINUED)
limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

 6. INCENTIVE STOCK OPTION PLAN

     In May 1988, the Company's Board of Directors authorized an Incentive Stock Option Plan and have reserved 240,000 shares of the Company's .001 par value common stock for issuance to key employees. The Board of Directors is authorized to determine the exercise price, time period, number of shares subject to the option, and the identity of those persons receiving the options. No options have been granted pursuant to the Plan and the Plan expired in May 1998.

 7. INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                         1998    1997    1996
                                                         ----    ----    ----
Current:
Federal................................................  $ --    $ --    $ --
  State................................................    --      --      --
                                                         ----    ----    ----
          Total........................................    --      --      --
                                                         ----    ----    ----
Deferred:
  Federal..............................................    --      --      --
  State................................................    --      --      --
                                                         ----    ----    ----
          Total........................................    --      --      --
                                                         ----    ----    ----
Total Provision For Income Taxes.......................  $ --    $ --    $ --
                                                         ====    ====    ====

     The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                                           1998    1997    1996
                                                           ----    ----    ----
Federal statutory rate...................................  (34)%   (34)%    34%
State income taxes, net of federal benefits..............   (3)     (3)      3
Valuation allowance......................................   37      37     (37)
                                                           ---     ---     ---
          Total..........................................   --%     --%     --%
                                                           ===     ===     ===

     The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34%.

                                                1998        1997       1996
                                              --------    --------    -------
Income taxes at the federal statutory
  rate......................................  $(23,831)   $(11,938)   $ 7,776
State income taxes, net of federal
benefits....................................    (2,313)     (1,159)       755
Acquisition costs...........................    18,158          --         --
Valuation allowance.........................     7,986      13,097     (8,531)
                                              --------    --------    -------
          Total.............................  $     --    $     --    $    --
                                              ========    ========    =======

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

 7. INCOME TAXES (CONTINUED)
     Significant components of deferred income taxes as of December 31, 1998 and 1997 are as follows:

                                                           1998        1997
                                                         --------    --------
Net operating loss carry forward.......................  $ 15,800    $ 12,400
Acquisition costs......................................     9,400          --
                                                         --------    --------
Total deferred tax asset...............................    25,200      12,400
Less valuation allowance...............................   (25,200)    (12,400)
                                                         --------    --------
Net Deferred Tax Asset.................................  $     --    $     --
                                                         ========    ========

     The Company has assessed its past earnings history and trends and expiration dates of carryforwards and has determined that it is more likely than not that no deferred tax assets will be realized. A valuation allowance of $25,200 and $12,400 as of December 31, 1998 and 1997, respectively, is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. The net change in the valuation allowance for deferred tax assets was an increase of $12,800 and $7,150 for the years ended December 31, 1998 and 1997 respectively. The Company will continue to review this valuation on an annual basis and make adjustments as appropriate.

     As of December 31, 1998 the Company had net operating loss carryforwards of approximately $81,000. The net operating losses can be carried forward twenty years to offset future taxable income. The net operating loss carryforwards expire in the years 2008 through 2018.

 8. RELATED PARTY TRANSACTIONS

     Notes payable -- stockholders (Note 3).

 9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Disclosures about Fair Value of Financial Instruments for the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results. The following table presents a summary of the Company's financial instruments as of December 31, 1998 and 1997:

                                                    1998                      1997
                                           ----------------------    ----------------------
                                           CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                           --------    ----------    --------    ----------
Financial Assets:
Cash and cash equivalents................  $    421     $    421     $   325      $   325
Financial Liabilities:
  Notes payable..........................   111,818      111,818      49,888       49,888

     The carrying amounts for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments. The fair value of the notes payable approximates fair value because of the market rate of interest on the notes.

                 EXPRESS CAPITAL CONCEPTS, INC. AND SUBSIDIARY

10. PROPOSED ACQUISITION

     The Company has entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") with Greystone Technology, Inc. ("Greystone"). Under the terms of the Agreement the Company will issue shares of its common stock in exchange for all of the issued and outstanding stock of Greystone on a share for share basis. Immediately after the exchange it is anticipated that the ownership of the Company will be approximately 97% by existing Greystone stockholders and approximately 3% by existing Express stockholders. Prior to the closing the Company plans to effect a reverse stock split reducing its issued and outstanding common shares to approximately 480,000. In addition, the Company plans to amend and restate its Certificate of Incorporation reducing its authorized common stock and preferred stock to 30,000,000 shares and 3,000,000 shares, respectively. The par value of the Company's common stock and preferred stock will be increased from $.0001 per share to $.001 per share. Closing is anticipated in 1999 after all conditions of the Agreement have been satisfied.

     All share information and per share data have been retroactively restated for all periods presented to reflect the reverse stock split which will occur on the effective date of the merger with Greystone.

                       SECOND AMENDMENT TO AGREEMENT AND
                       PLAN OF MERGER AND REORGANIZATION

     This Second Amendment to Agreement and Plan of Merger and Reorganization (the "Second Amendment" is entered into as of 29 September 1999 by and among Express Capital Concepts, Inc., a Delaware corporation ("Parent"), Express Capital Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), GreyStone Technology, Incorporated, a California corporation (the "Company") and Earnest Mathis, Jr. ("Mathis"). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger and Reorganization dated as of August 11, 1997 by and among Parent, Merger Sub, the Company and Mathis (the "Reorganization Agreement"), as amended by an Amended and Restated First Amendment to Agreement and Plan of Merger and Reorganization dated as of October 1, 1998 (as so amended, the "Amended and Restated Reorganization Agreement")

                                    RECITALS

     Whereas, Parent, Merger Sub, the Company and Mathis are parties to the Amended and Restated Reorganization Agreement; and

     Whereas, in accordance with Section 10.10 of the Reorganization Agreement, the parties desire to amend the Amended and Restated Reorganization Agreement to extend the parties' termination rights for an additional three month period, and to update the list of Directors and Officers of the Surviving Corporation.

                                   AGREEMENT

     Now, Therefore, in consideration of the foregoing premises and the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent, Merger Sub, the Company and Mathis agree as follows:

          1. Section 8.1(d) of the Amended and Restated Reorganization Agreement is amended and restate in its entirety to read as follows:

             (d) by either party if Parent's pending registration statement on Form S-4 shall not have been declared effective by the SEC by November 12, 1999.

          2. Exhibit D of the Amended and Restated Reorganization Agreement is amended and restated into the form of Exhibit D to this Second Amendment.

     This Second Amendment shall be deemed an amendment to the Amended and Restated Reorganization Agreement and shall become effective when executed by Parent, Merger Sub, the Company and Mathis. The Amended and Restated Reorganization Agreement, as amended by this Second Amendment, is ratified and confirmed by the parties as of the date hereof, and shall continue in full force and effect.

     This Second Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     In the event any provision of this Second Amendment, or the application of any such provision to any entity, person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Second Amendment, and the application of such provision to entities, person or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by Law.

     This Second Amendment may be amended or modified only by the written mutual consent of the parties hereto.

     This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Agreement and Plan of Merger and Reorganization as of the date first set forth above.

                                      EXPRESS CAPITAL CONCEPTS, INC.,
                                      a Delaware corporation

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      EXPRESS CAPITAL ACQUISITION CORP.,
                                      a Delaware corporation

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      GREYSTONE TECHNOLOGY, INCORPORATED,
                                      a California corporation

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      EARNEST MATHIS, JR.

                                      ------------------------------------------

                                                                       EXHIBIT D

     List of Directors and Officers of Surviving Corporation

                   NAME                                             POSITION
                   ----                                             --------
Richard A. Smith..........................  Chairman of the Board, President and Chief Executive
                                            Officer
Jon M. Reynolds...........................  Director
Thomas D. Aldern..........................  Director and Vice President, Government Products
Carl A. Beaudet...........................  Vice President, Government Business Unit
Bernard J. Crowe..........................  Vice President, Commercial Business Unit
Marshall B. Geller........................  Vice President, Finance and Acting Chief Financial
                                            Officer
Carolyn A. Harris.........................  Vice President, General Counsel and Secretary

                                                                         ANNEX A

                              AMENDED AND RESTATED
                     FIRST AMENDMENT TO AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

     THIS AMENDED AND RESTATED FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Amendment") is entered into as of October 1, 1998 by and among EXPRESS CAPITAL CONCEPTS, INC., a Delaware corporation ("Parent"), EXPRESS CAPITAL ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), GREYSTONE TECHNOLOGY, INCORPORATED, a California corporation (the "Company"), and EARNEST MATHIS, JR. ("Mathis"). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger and Reorganization dated as of August 11, 1997 by and among Parent, Merger Sub, the Company and Mathis (the "Reorganization Agreement").

                                    RECITALS

     Whereas, Parent, Merger Sub, the Company and Mathis are parties to the Reorganization Agreement;

     Whereas, in accordance with Section 10.10 of the Reorganization Agreement, the parties have previously entered into a First Amendment to Agreement and Plan of Merger and Reorganization in order to amend the Reorganization Agreement prior to the Effective Date of the Merger as set forth herein; and

     Whereas, the parties desire to amend and restate such First Amendment to Agreement and Plan of Merger and Reorganization in order to make certain additional changes in the Reorganization Agreement prior to the Effective Date of the Merger; and

     Whereas, the Company and Mathis have also entered into an Indemnification Agreement providing for the Company to indemnify Mathis against certain liabilities in connection with the transactions contemplated by the Reorganization Agreement.

                                   AGREEMENT

     Now, Therefore, in consideration of the foregoing premises and the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent, Merger Sub, the Company and Mathis agree as follows:

          1. Recital A of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub (the "Merger") in accordance with this Agreement, the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will continue to be a wholly-owned subsidiary of Parent.

          2. Recital B of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             B. In connection with the Merger and prior to the Effective Date,
        (i) an amended and restated certificate of incorporation of Parent will be adopted in substantially the form of Exhibit B attached hereto (the "Restated Certificate"), to, among other things, (A) establish the authorized capital stock of Parent as 30,000,000 shares of Common Stock, $.001 par value per, and 3,000,000 shares of "blank check" Preferred Stock, $.001 par value per share, (B) change its name to "GreyStone Digital Technology, Inc.," (C) effect a reverse split of its outstanding Common Stock in a ratio of 1-for-41.66667 (the "Reverse Split") and, (D) adopt a classified board of directors, (ii) amended and restated bylaws of Parent will be adopted substantially in the form of Exhibit C attached hereto

        (the "Restated Bylaws"), (iii) effective as of the Effective Date the authorized number of directors of Parent will be fixed as three and the directors will be changed to consist of Richard A. Smith, Thomas D. Aldern and Jon M. Reynolds.

          3. Section 1.1 of the Reorganization Agreement is amended in its entirety to read as follows:

             1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in the Agreement, on the Effective Date (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

          4. The last two sentences of Section 1.3 of the Reorganization Agreement are amended and restated to read as follows:

             Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Agreement of Merger") shall be filed with the Secretary of State of the State of Delaware and a duplicate original thereof shall be filed with the Secretary of State of the State of California. The Merger shall take effect at the time the Agreement of Merger is filed with and accepted by both such Secretaries of State (the "Effective Date").

          5. Section 1.4 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             (a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Date;

             (b) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Date; and

             (c) the directors and officers of the Surviving Corporation immediately after the Effective Date shall be the individuals identified on Exhibit D.

          6. To the extent necessary to avoid misrepresentation and breach of warranty, each of the representations and warranties in Section 3 of the Reorganization Agreement is amended to disclose that Merger Sub was not in good standing in Delaware during a portion of 1998 because it failed to file its annual report which was due in March 1998, and that taxes, a penalty and interest in an aggregate amount of approximately $100 was paid as a result of such

          7. Section 1.5(a)(ii) of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             (ii) each share of Common Stock, $.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Date shall remain outstanding, and shall not be affected by the Merger.

          8. Section 1.5(c) of the Reorganization Agreement shall be amended and restated in its entirety to read as follows:

             (c) On the Effective Date, all rights with respect to Company Common Stock under Company Options, Chathams Rowe Warrants and Company Warrants that are then outstanding shall, pursuant to the terms of such Company Options, Chathams Rowe Warrants and Company Warrants be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option, Chathams Rowe Warrant and Company Warrant in accordance with the terms (as in effect as of the date hereof) of the stock option plan, warrant or other agreement, as the case may be, under which it was issued by which it is evidenced. From and after the Effective Date, pursuant to the terms of each Company Option, Chathams Rowe Warrant and Company Warrant, (i) each Company Option, Chathams Rowe Warrant and Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option, Chathams Rowe Warrant and Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Option, Chathams Rowe Warrant or Company Warrant immediately prior to the Effective Date, and (iii) any restriction on the exercise of any Company Option, Chathams Rowe Warrant or Company Warrant shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option, Chathams Rowe Warrant and Company Warrant shall otherwise remain unchanged; provided, however, that each such Company Option, Chathams Rowe Warrant and Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, subdivision, reclassification, reorganization, stock split, reverse stock split or similar transaction subsequent to the Effective Date. The Company shall take all actions that may be necessary (under the stock option plan, warrant or other agreements pursuant to which Company Options, Chathams Rowe Warrants or Company Warrants, as applicable, are outstanding) to effectuate the provisions of this
        Section 1.5(c) and to ensure that, from and after the Effective Date, holders of Company Options, Chathams Rowe Warrants and Company Warrants have no rights with respect thereto other than those specifically provided herein.

          9. Section 1.5(d) shall be added to the Reorganization Agreement and shall read as follows:

             Parent shall offer to the holders of all Chathams Rowe Warrants that are outstanding on the Effective Date, the opportunity to exchange such Chathams Rowe Warrants for warrants to purchase the same number of shares of Parent Common Stock as such Chathams Rowe Warrants previously entitled the holders thereof to purchase of Company Common Stock, at an exercise price and for an exercise period, and upon the same terms and conditions as was set forth in such Chathams Rowe Warrants. Upon surrender of the warrant, certificates or agreements representing the Chathams Rowe Warrants by the holders thereof and the delivery by Parent of certificates or agreements representing warrants to purchase Parent Common Stock, the certificates or agreements representing the Chathams Rowe Warrants shall be canceled. The warrants to purchase Parent Common Stock to be issued in exchange for the Chathams Rowe Warrants and the shares of Parent Common Stock underlying such warrants shall be registered for issuance by Parent on the Registration Statement on Form S-4 to be filed by Parent covering the registration of the Merger Shares.

          10. Section 1.7(b) of the Reorganization Agreement shall be amended and restated in its entirety as follows:

             (b) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificate for any such fractional shares shall be issued.

          11. The second sentence of Section 3.2 of the Reorganization Agreement is amended to read as follows:

             Subsequent to the Reverse Split, the authorized capital stock of Parent will consist of 30,000,000 shares of Common Stock, $.001 par value per share, not more than 480,000 of which will be issued and outstanding, and 3,000,000 shares of Preferred Stock, $.001 par value per share, none of which will be outstanding.

          12. The fifth sentence of Section 3.2 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             As of October 7, 1998, the Major Parent Stockholder beneficially owned an aggregate of 9,250,000 shares of Parent Common Stock, representing 46.25% of the outstanding capital stock of Parent, and Mr. Gary McAdam beneficially owned an aggregate of 9,310,000 shares of Parent Common Stock, representing 46.55% of the outstanding capital stock of Parent (all prior to giving effect to the Reverse Split).

          13. Section 3.5 is amended to change the reference in the first sentence from Exhibit D to Exhibit E.

          14. Section 3.8 of the Reorganization Agreement is amended in its entirety to read as follows:

             3.8 No Operations. Except for Parent's forming seven subsidiaries and spinning them off to its stockholders, the last of which spin offs took place in 1991, neither Parent nor Merger Sub has, or in the past has had, any operations of any kind. Except for Earnest Mathis, Jr., neither Parent nor Merger Sub has, nor in the past has had any employees.

          15. Section 3.12 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             3.12 Related Party Transactions. Except for the Reorganization Agreement, as amended, and other agreements and instruments entered into in connection therewith, (i) no Parent Related Party has any direct or indirect interest (other than as a stockholder of Parent) in any asset used in or otherwise relating to the business of Parent or Merger Sub, or has any direct or indirect financial interest (other than as a stockholder of Parent) in any Parent Contract, transaction or business dealing involving Parent or Merger Sub, and (ii) Parent Related Party has any claim or right (other than as a stockholder of Parent) against Parent or Merger Sub that will not be released or contributed to the capital of Parent on or prior to the Closing.

          16. The second sentence of Section 3.14 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             Except as necessary to comply with the provisions of Section 4.3, no vote of the stockholders of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby.

          17. Section 3.15(e) of the Reorganization Agreement is amended in its entirety to read as follows:

             (e) Except as may be necessary for compliance with applicable securities laws, as may be necessary in connection with the transactions provided for in Section 4.3, or as contemplated by Section 1.3 of this Agreement, neither Parent nor Merger Sub is, or will be, required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the Merger.

          18. Section 4.3 of the Reorganization Agreement shall be amended and restated in its entirety as follows:

             4.3  Amendment to Parent Certificate of Incorporation and
        Bylaws. During the Pre-Closing Period, (i) the Board of Directors of Parent and the holders of at least a majority of the outstanding shares of common stock of Parent shall have acted by written consent to approve and adopt the Restated Certificate and the Restated Bylaws, and (ii) Parent shall file the Restated Certificate with the office of the Delaware Secretary of State. In addition, during the Pre-Closing Period, Major Parent Stockholder shall have resigned as a director of Parent, and the holders of at least a majority of the outstanding shares of common stock of Parent shall have acted by written consent to amend the bylaws of Parent to increase Parent's authorized number of directors from 1 to 3, and to elect Messrs. Richard A. Smith, Jon M. Reynolds and Thomas D. Aldern as the three directors of Parent, all to be effective immediately after the Effective Date.

          19. Section 6.1 of the Reorganization Agreement is amended in its entirety to read as follows:

             6.1 Accuracy of Representations. The representations and warranties made by Parent, Merger Sub and the Major Parent Stockholder in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement (as such representations and warranties have been amended by that certain First Amendment to Agreement and Plan of Reorganization dated as of October 1, 1998 by and between Parent, Merger Sub, the Company and Mathis) shall have been accurate in all respects as of the date of such First Amendment and shall be accurate in all respects as of the Closing Date.

          20. Section 6.7 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             6.7 Receipt of Documents from Shareholders. The Company shall have received a completed and signed Continuity of Interest Certificate from each holder of 1% or more of the outstanding shares of Company Common Stock, each in a form reasonably acceptable to the Company.

          21. Section 6.16 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             6.16 Amendment of Parent's Certificate of Incorporation and Bylaws. The Restated Certificate shall have been filed with office of the Delaware Secretary of State and such Restated Certificate shall be in full force and effect, and (ii) the Restated Bylaws shall have been adopted and such Restated Bylaws shall be in full force and effect.

          22. Sections 6.20 and 6.21 shall be added to the Reorganization Agreement and shall read as follows:

             6.20 Election of New Directors. The authorized number of directors of Parent shall have been increased to 3, Major Parent Stockholder shall have resigned as a director of Parent, and Messrs. Richard A. Smith, Jon
        M. Reynolds and Thomas D. Aldern shall have been elected as the three directors of Parent, all effective upon the Effective Date, and Parent shall have furnished to the Company certified copies of the Minutes, evidencing the same.

             6.21 Payment of Parent's Liabilities. As of the Effective Date, all of the liabilities of Parent shall have been paid or otherwise discharged.

          23. Section 7.3 of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             7.3 Compliance Certificate. The Company shall have delivered to Parent a certificate signed by the President of the Company evidencing compliance by the Company with the conditions set forth in Sections 7.1 and 7.2.

          24. Section 8.1(d) of the Reorganization Agreement is amended and restated in its entirety to read as follows:

             (d) by either party if the Merger shall not have been consummated by September 30, 1999.

          25. The last sentence of Section 10.3 of the Reorganization Agreement is amended to read as follows:

             The Company shall also be liable and shall pay for all costs of Parent, Merger Sub and Major Parent Stockholder (including, without limitation, legal fees) incurred in connection with and prior to the consummation of the Merger, except that Major Parent Stockholder shall be liable and shall pay for (i) all such costs incurred prior to September 3, 1998, (ii) all accounting fees of Angell & Deering, the accountants for Parent and Merger Sub, incurred in connection with and prior to the consummation of the Merger, (iii) $2,500 of fees of J.H. Cohn LLP, the accountants for GreyStone, (iv) $25,000 of legal fees of Parent and Merger Sub paid to Mitchell, Silberberg & Knupp LLP in connection with the Merger, and (v) an additional $10,000 of such costs incurred after September 3, 1998 in connection with the Merger. Major Parent Stockholder has already paid certain of these costs and fees prior to the execution of this Amendment.

          26. Exhibit B of the Reorganization Agreement is amended and restated into the form of Exhibit B to this Amendment.

          27. Exhibit C of the Reorganization Agreement is amended and restated in to the form of Exhibit C to this Amendment.

          28. Exhibit D of the Reorganization Agreement is amended into the form of Exhibit D to this Amendment.

          29. Exhibit E of the Reorganization Agreement is amended into the form of Exhibit E to this Amendment.

          30. Exhibit H of the Reorganization Agreement is amended into the form of Exhibit H to this Amendment.

          31. The address of the Company set forth in Section 10.4 of the Agreement is hereby amended by replacing "Attention: Joe Russell" with "Attention: Carolyn Harris."

          32. The following definitions appearing in Exhibit A to the Reorganization Agreement shall be amended and restated as follows:

             Company Option. "Company Option" shall mean any option to purchase capital stock of the Company held by any director, officer or employee of, or consultant to, the Company.

             Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent, (b) the Company Shareholders, (c) the Surviving Corporation, (d) the respective Representatives of the Persons referred to in clauses "(a)", "(b)", and "(c)" above, and "(e)" the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)", and "(d)" above.

          33. The following definitions shall be added to Exhibit A of the Reorganization Agreement:

             Chathams Rowe Warrants. "Chathams Rowe Warrants" shall mean all warrants to purchase Common Stock of the Company held by Chathams Rowe Venture Partners.

             Company Warrants. "Company Warrants" shall mean all warrants, other than the Chathams Rowe Warrants, to purchase Common Stock of the Company which warrants are outstanding immediately prior to the Effective Date.

          34. Since the execution and delivery of the Reorganization Agreement, the parties have recognized that the California Corporations Code does not provide for dissenter's rights in connection with the Merger. Accordingly, Sections 1.8 and 6.9 are deleted from the Reorganization Agreement.

          35. Section 5.5 shall be added to the Amended Reorganization Agreement and shall read as follows:

             5.5 Issuance of Securities. As of the Effective Date, the Company will not have sold or issued any securities other than as described in the Disclosure Document, except for (i) stock options granted, after the date of the Disclosure Document, to employees pursuant to employee benefit plans of the Company, and (ii) as may be required upon due exercise, after the date of the Disclosure Document, of Company Options, Company Warrants or Chathams Rowe Warrants.

          36. This Amendment shall be deemed an amendment to the Agreement and shall become effective when executed by Parent, Merger Sub, the Company and Mathis. The Agreement, as amended by this Amendment, is ratified and confirmed by the parties as of the date hereof, and shall continue in full force and effect.

          37. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          38. In the event any provision of this Amendment, or the application of any such provision to any entity, person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Amendment, and the application of such provision to entities, person or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          39. This Amendment may be amended or modified only by the written mutual consent of the parties hereto.

          40. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

             [The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement and Plan of Merger and Reorganization as of the date first set forth above.

                                      EXPRESS CAPITAL CONCEPTS, INC.,
                                      a Delaware corporation

                                      By:
                                         ---------------------------------------

                                          Name:
                                          Title:

                                      EXPRESS CAPITAL ACQUISITION CORP.,
                                      a Delaware corporation

                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      GREYSTONE TECHNOLOGY, INCORPORATED,
                                      a California corporation

                                      By:
                                         ---------------------------------------

                                          Name:
                                          Title:

                                      ------------------------------------------
                                                 EARNEST MATHIS, JR.

                                    EXHIBITS

Exhibit B --  Restated Certificate of Parent
Exhibit C --  Restated Bylaws of Parent
Exhibit D --  List of Directors and Officers of Surviving Corporation
Exhibit E --  Parent Contracts
Exhibit H --  Legal Opinion

                                   EXHIBIT B

                         RESTATED CERTIFICATE OF PARENT

             [Refer to Annex C of this Proxy Statement/Prospectus]

                                   EXHIBIT C

                           RESTATED BYLAWS OF PARENT

             [Refer to Annex D of this Proxy Statement/Prospectus]

                                   EXHIBIT D

            LIST OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

              NAME                                               POSITION
              ----                                               --------
Richard A. Smith.................   Chairman of the Board, President and Chief Executive Officer
Jon M. Reynolds..................   Director
Thomas D. Aldern.................   Director and Vice President, Government Systems
Carl A. Beaudet..................   Vice President, Government Business Development
Bernard J. Crowe.................   Vice President, Commercial Systems and Products
Thomas L. King...................   Vice President, Finance and Chief Financial Officer
Carolyn A. Harris................   Vice President, General Counsel and Secretary

                                   EXHIBIT E

                                PARENT CONTRACTS

(1) Stock transfer Agreement between Corporate Stock Transfer and Express Capital Concepts, Inc.

                                   EXHIBIT H

                                 LEGAL OPINION

     1. Each of Express Capital Concepts, Inc. ("Parent") and Express Capital Acquisition Corp. ("Merger Sub") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. Parent has the requisite corporate power to own, operate and lease its property and assets and to conduct its business as it is currently being conducted. To the best of counsel's knowledge, Parent is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification and where any statutory fines or penalties or any corporate disability imposed for the failure to so qualify would materially and adversely affect Parent, its assets, financial condition or operations.

     3. All corporate action on the part of Parent and Merger Sub and their respective Boards of Directors and, with respect to Merger Sub, its sole stockholder, necessary for the authorization, execution and delivery of the Merger Agreement by Parent and Merger Sub and the performance of Parent's and Merger Sub's obligations under the Merger Agreement has been taken. The Merger Agreement has been duly and validly authorized, executed and delivered by Parent and Merger Sub, and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement of the Merger Agreement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and except that the enforceability of the Merger Agreement is subject to the effect of general principles of equity, including, without limitation, concepts or materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     4. The authorized capital stock of Parent consists of (i) 30,000,000 shares
of Common Stock, $.001 par value, of which                shares have been
issued and are outstanding as of the date hereof and (ii) 3,000,000 shares of Preferred Stock, $.001 par value, none of which have been issued as of the date hereof. The shares of Common Stock of Parent to be issued to the shareholders of the Company pursuant to the Merger Agreement have been duly authorized and, upon issuance and delivery against payment therefore in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable. To the best of counsel's knowledge, there are no options, warrants, conversion privileges, preemptive rights, or other rights (or agreements for any such rights) presently outstanding to acquire any authorized but unissued capital stock of Parent, other than rights assumed in connection with the transactions contemplated by the Merger Agreement. There are no voting agreements, co-sale rights, rights of first refusal or other similar rights applicable to any of Parent's outstanding capital stock under Parent's Certificate of Incorporation, Bylaws or any material agreement known to counsel to which Parent is a party or by which Parent or any of its assets may be bound.

     5. The execution, delivery and performance by Parent of the Merger Agreement and the consummation by Merger Sub of the Merger as contemplated therein do not violate any provision of Parent's Certificate of Incorporation or Bylaws, and will not constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence of indebtedness of Parent or any material agreement or other material contract, instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound and which has been identified to us on an officer's certificate from Parent as being material to Parent, and will not violate or contravene (i) any governmental statute, rule or regulation which is known by counsel to be applicable to Parent or (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against Parent and which is known by counsel to be applicable to Parent, the violation or contravention of which would have a material adverse effect on the assets, financial condition or the operations of Parent.

     6. To the best of counsel's knowledge, there is no action, proceeding or investigation pending or overtly threatened against Parent before any court or administrative agency that questions the validity of the Merger

Agreement or might result, either individually or in the aggregate, in any material adverse change in the assets, financial conditions or operations of Parent.

     7. The Certificate of Merger has been duly authorized by Parent's and Merger Sub's Board of Directors and by Merger Sub's sole stockholder and, assuming appropriate approval by the Board of Directors and shareholders of the Company and compliance by the Company with all requirements of applicable law and the Merger Agreement necessary to effect the Merger, upon its filing with and acceptance by the Secretary of State of the State of California and the Secretary of State of the State of Delaware, the Merger will be effective.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

                                     among:

                        EXPRESS CAPITAL CONCEPTS, INC.,
                            a Delaware corporation;

                       EXPRESS CAPITAL ACQUISITION CORP.,
                            a Delaware corporation;

                      GREYSTONE TECHNOLOGY, INCORPORATED,
                         a California corporation; and

                              EARNEST MATHIS, JR.

                            ------------------------

                          Dated as of August 11, 1997

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
SECTION 1. DESCRIPTION OF TRANSACTION..................................  A-23
  1.1      Merger of Merger Sub into the Company.......................  A-23
  1.2      Effect of the Merger........................................  A-23
  1.3      Closing; Effective Date.....................................  A-23
           Articles of Incorporation and Bylaws; Directors and
  1.4      Officers....................................................  A-24
  1.5      Conversion of Shares........................................  A-24
  1.6      Closing of the Company's Transfer Books.....................  A-25
  1.7      Exchange of Certificates....................................  A-25
  1.8      Dissenting Shares...........................................  A-26
  1.9      Tax Consequences............................................  A-26
  1.10     Further Action..............................................  A-26

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-26
  2.1      Due Organization............................................  A-26
  2.2      Articles of Incorporation and Bylaws........................  A-26
  2.3      Capitalization..............................................  A-27
  2.4      Financial Statements........................................  A-27
  2.5      Authority; Binding Nature of Agreement......................  A-27

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND
           MAJOR PARENT STOCKHOLDER....................................  A-27
  3.1      Due Organization, No Subsidiaries; Etc. ....................  A-27
  3.2      Capitalization, Etc. .......................................  A-27
  3.3      Disclosure Document.........................................  A-28
  3.4      Charter Documents...........................................  A-28
  3.5      Contracts...................................................  A-28
  3.6      Parent Financial Statements.................................  A-28
  3.7      No Undisclosed Assets or Liabilities........................  A-29
  3.8      No Operations...............................................  A-29
  3.9      Compliance with Legal Requirements..........................  A-29
  3.10     Governmental Authorizations.................................  A-29
  3.11     Tax Matters.................................................  A-29
  3.12     Related Party Transactions..................................  A-29
  3.13     Legal Proceedings; Orders...................................  A-29
  3.14     Authority; Binding Nature of Agreement......................  A-29
  3.15     Non-Contravention; Consents and Notices.....................  A-30
  3.16     Full Disclosure.............................................  A-30

                                                                         PAGE
                                                                         ----
SECTION 4. CERTAIN COVENANTS OF PARENT.................................  A-30
  4.1      Access and Investigation....................................  A-30
  4.2      Notification................................................  A-31
  4.3      Reverse Split; Amendment of Certificate of Incorporation....  A-31

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES.........................  A-31
  5.1      Filings and Consents........................................  A-31
  5.2      Public Announcements........................................  A-31
  5.3      Preparation and Filing of Disclosure Document...............  A-31
  5.4      Company Shareholders' Meeting...............................  A-32

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..........  A-32
  6.1      Accuracy of Representations.................................  A-32
  6.2      Performance of Covenants....................................  A-32
  6.3      No Material Adverse Effect..................................  A-32
  6.4      Compliance Certificate......................................  A-32
  6.5      Shareholder Approval........................................  A-32
  6.6      Execution and Delivery of Release...........................  A-32
  6.7      Receipt of Documents from Shareholders......................  A-32
  6.8      Purchaser Representative Agreement..........................  A-33
  6.9      Dissenter's Rights..........................................  A-33
  6.10     Lock-up Agreements..........................................  A-33
  6.11     Consents....................................................  A-33
  6.12     Legal Opinion...............................................  A-33
  6.13     No Restraints...............................................  A-33
  6.14     No Governmental Litigation..................................  A-33
  6.15     No Other Litigation.........................................  A-33
  6.16     Amendment of Parent's Certificate of Incorporation..........  A-33
  6.17     OTC Electronic Bulletin Board Listing.......................  A-33
  6.18     Completion of Due Diligence.................................  A-33
  6.19     Effectiveness of Registration Statement.....................  A-33

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT...............  A-34
  7.1      Accuracy of Representations.................................  A-34
  7.2      Performance of Covenants....................................  A-34
  7.3      Compliance Certificate......................................  A-34
  7.4      Shareholder Approval........................................  A-34
  7.5      Consents....................................................  A-34
  7.6      No Restraints...............................................  A-34
  7.7      No Governmental Litigation..................................  A-34
  7.8      No Other Litigation.........................................  A-34

                                                                         PAGE
                                                                         ----
SECTION 8. TERMINATION.................................................  A-34
  8.1      Termination.................................................  A-34
  8.2      Effect of Termination.......................................  A-35

SECTION 9. INDEMNIFICATION.............................................  A-35
  9.1      Survival of Representations.................................  A-35
  9.2      Indemnification by Major Parent Stockholder.................  A-35
  9.3      No Contribution.............................................  A-35
  9.4      Interest....................................................  A-35
  9.5      Defense of Third Party Claims...............................  A-36

SECTION 10. MISCELLANEOUS PROVISIONS...................................  A-36
  10.1     Further Assurances..........................................  A-36
  10.2     Attorneys' Fees.............................................  A-36
  10.3     Transaction Costs...........................................  A-36
  10.4     Notices.....................................................  A-36
  10.5     Time of the Essence.........................................  A-37
  10.6     Governing Law; Venue........................................  A-37
  10.7     Successors and Assigns......................................  A-38
  10.8     Remedies Cumulative; Specific Performance...................  A-38
  10.9     Waiver......................................................  A-38
  10.10    Amendments..................................................  A-38
  10.11    Severability................................................  A-38
  10.12    Entire Agreement............................................  A-38
  10.13    Construction................................................  A-38
  10.14    Counterparts................................................  A-38

                                    EXHIBITS

Exhibit A  --   Certain Definitions
Exhibit B  --   Form of Amended and Restated Articles of Incorporation of
                Surviving Corporation
Exhibit C  --   Directors and Officers of Surviving Corporation
Exhibit D  --   Parent Contracts
Exhibit E  --   Amended and Restated Certificate of Incorporation of Parent
Exhibit F  --   Release
Exhibit G  --   Lock-up Agreements
Exhibit H  --   Opinion of Counsel to Parent

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of August 11, 1997, by and among EXPRESS CAPITAL CONCEPTS, INC., a Delaware corporation ("Parent"), EXPRESS CAPITAL ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), GREYSTONE TECHNOLOGY, INCORPORATED, a California corporation (the "Company"), and EARNEST MATHIS, JR. a stockholder of Parent (a "Major Parent Stockholder"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement, the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. In connection with the Merger and prior to the Effective Date, Parent will effect a reverse split of its outstanding Common Stock in a ratio of 1-for-41.66667 and shall establish the authorized capital stock of Parent as 30,000,000 shares of Common Stock, $.001 par value per share, and 3,000,000 shares of "blank check" Preferred Stock, $.001 par value per share (the "Reverse Split"). Unless otherwise provided herein, all references to Parent Common Stock contained herein give effect to the Reverse Split.

     C. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. This Agreement has been adopted and approved by the respective Boards of Directors of Parent, Merger Sub and the Company, and by Parent, as the sole stockholder of Merger Sub.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL and the DGCL.

     1.3 Closing; Effective Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m. (PST) on the second business day after all of the conditions specified in Sections 6 and 7 have been satisfied or waived, or at such other place, time and date as the parties may designate. The date on which the Closing actually takes place shall be referred to herein as the "Closing Date." Contemporaneously with the Closing, a properly executed agreement of merger conforming to the requirements of the CGCL and the DGCL (the "Agreement of Merger") shall be filed with the Secretary of State of the State of California and a copy of such Agreement of Merger shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Agreement of Merger is filed with and accepted by the Secretary of State of the State of California (the "Effective Date").

     1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise agreed to in writing by the Company and Parent prior to the Effective
Date:

          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Date to conform to Exhibit B;

          (b) the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect immediately prior to the Effective Date; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Date shall be the individuals identified on Exhibit C.

     1.5  Conversion of Shares.

     (a) Subject to Sections 1.5(b), 1.7(b) and 1.8, on the Effective Date, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Shareholders:

          (i) each share of Company Common Stock outstanding immediately prior to the Effective Date shall be converted into the right to receive one (1) share of Parent Common Stock (such number of shares of Parent Common Stock being calculated after giving effect to the Reverse Split). The ratio of shares of Parent Common Stock to be received for each share of Company Common Stock is sometimes referred to herein as the "Exchange Ratio." The shares of Parent Common Stock to be issued to the Company Shareholders pursuant to the terms of this Agreement shall be referred to herein as the "Merger Shares;" and

          (ii) each share of Common Stock, $.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Date shall be converted into one share of Common Stock of the Surviving Corporation.

     (b) If, between the date of this Agreement and the Effective Date, the shares of Company Common Stock or Parent Common Stock deemed outstanding are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, reorganization, stock split, reverse stock split (other than the Reverse Split contemplated by this Agreement) or similar transaction, the total number of Merger Shares shall be appropriately adjusted, provided that any such adjustment shall in all events result in the Company Shareholders immediately prior to the Effective Date receiving no less than the pro rata percentage of Merger Shares that would have been received by such shareholders prior to any such adjustment.

     (c) On the Effective Date, all rights with respect to Company Common Stock under Company Options that are then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option in accordance with the terms (as in effect as of the date hereof) of the stock option plan or other agreement, as the case may be, under which it was issued by which it is evidenced. From and after the Effective Date, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Date multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, subdivision, reclassification, reorganization, stock split, reverse stock split or similar transaction subsequent to the Effective Date. The Company shall take all actions that may be necessary (under the benefits plan or other agreements pursuant to which Company Options are outstanding) to effectuate the provisions of this Section 1.5(c) and to ensure that, from and after the Effective Date, holders of Company Options have no rights with respect thereto other than those specifically provided herein.

     1.6 Closing of the Company's Transfer Books. On the Effective Date, (a) all certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Date shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Date shall cease to have any rights as shareholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such Company Common Stock outstanding immediately prior to the Effective Date.

No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Date. If, after the Effective Date, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  Exchange of Certificates.

     (a) Exchange Procedures. On or as soon as practicable after the Effective Date, Parent will send or cause to be sent to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.7(b), upon surrender of a Company Stock Certificate for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5(a)(i), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(a), each Company Stock Certificate shall be deemed, from and after the Effective Date, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock as contemplated by Section 1.7(b)). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of loss and indemnity agreement against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

     (b) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the last bid and ask price of a share of Parent Common Stock as reported on the OTC Electronic Bulletin Board on the day of Closing (and if such day is not a trading day, then the last trading day immediately preceding the Closing Date).

     (c) Legends. In the event the Merger Shares are issued pursuant to a registration statement filed under the Securities Act, no certificate representing such shares will bear a restrictive legend with respect to the Securities Act. In the event the Merger Shares are issued in reliance on the exemption provided by Rule 506 of Regulation D of the Securities Act, then such shares shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          (i) "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR IN COMPLIANCE WITH AN EXEMPTION FROM SUCH
     REGISTRATION REQUIREMENTS;" and          .
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          (ii) Any other legend required to be placed thereon by applicable blue sky laws of any state.

     (d) No Liability. None of Parent, Major Parent Stockholder or the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8  Dissenting Shares.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Date, are or may become "dissenting shares" within the meaning of Section 1300(b) of the CGCL shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.7(b)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Chapter 13 of the CGCL; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Date or the time of the failure to perfect such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.7(b)).

     (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Date to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Date pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company will comply with the relevant provisions of Chapter 13 of the CGCL.

     1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.

     1.10 Further Action. If, at any time after the Effective Date, any further action is determined by Parent to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company

     The Company represents and warrants that:

     2.1 Due Organization. The Company is a corporation validly existing and in good standing under the laws of the State of California and has the corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; and (ii) perform its obligations under all material contracts by which it is bound. The Company is qualified to do business as a foreign corporation, and is in good standing in all jurisdictions in which it operates to the extent required by such jurisdiction and where the failure to be so qualified would have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated hereby. The Company does not have any direct or indirect subsidiaries.

     2.2 Articles of Incorporation and Bylaws. The Company has delivered to Parent copies of the Company's articles of incorporation and bylaws as currently in effect, including all amendments thereto. The Company has made available to Parent and its agents for review the records of the Company and the minutes of the meetings and other proceedings of the Company's Board of Directors and shareholders. The Merger and the transactions contemplated thereby were approved by the Company's Board of Directors on August 7, 1997. Except for the minutes of the meeting of the Board of Directors of the Company held on July 10, 1997, there have been no formal meetings or other proceedings of the stockholders or Board of Directors or any

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committee of the Board of Directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Articles of Incorporation or bylaws of the Company and the Company has not taken any action inconsistent with any resolutions adopted by the stockholders, Board of Directors or any committees of the Board of Directors of the Company. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

     2.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, no par value, of which 12,241,404 shares were issued and outstanding as of March 31, 1997. All of the outstanding shares of Company Common Stock have been duly authorized, validly issued and are fully paid and nonassessable. As of March 31, 1997, there were outstanding options to purchase 2,461,853 shares of Company Common Stock.

     2.4 Financial Statements. The Company will deliver to Parent prior to the Closing Date, the audited balance sheets of the Company as of March 31, 1997 and 1996, and the related audited statements of income, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto, and the unaudited summary balance sheet of the Company as of June 30, 1997 and the related unaudited summary statement of income, summary statement of shareholders' equity and summary statement of cashflow for the three-month period ended June 30, 1997.

     2.5 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by the Company of this Agreement and the other agreements and transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and its Board of Directors. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) laws of general application relating to bankruptcy, insolvency, moratorium, reorganization or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.Representations and Warranties of Parent, Merger Sub and Major Parent Stockholder

     Parent, Merger Sub and the Major Parent Stockholder, jointly and severally, represent and warrant that:

     3.1  Due Organization, No Subsidiaries; Etc.

     (a) Each of Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each of them have the corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to perform its obligations under all Material Parent Contracts by which it is bound. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Parent does not currently have any direct or indirect subsidiaries other than Merger Sub, and has not had any direct or indirect subsidiaries since 1991.

     3.2 Capitalization, Etc. Prior to the Reverse Split, the authorized capital stock of Parent consists of: (i) 500,000,000 shares of Common Stock, $.0001 par value per share, 20,000,000 shares of which have been issued and are outstanding; and (ii) 10,000,000 shares of Preferred Stock, $.0001 par value per share, none of which are, or in the past have been, issued or outstanding. Subsequent to the Reverse Split, the authorized capital stock of Parent will consist of 30,000,000 shares of Common Stock, $.001 par value per share, 480,000 of which will be issued and outstanding and 3,000,000 shares of Preferred Stock, $.001 par value per share, none of which will be outstanding. All of the outstanding shares of capital stock of Parent and Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option or restriction on transfer other than restrictions imposed by federal or state securities laws. All outstanding shares of capital stock of Parent and Merger Sub have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements, and all requirements set forth in applicable Parent Contracts. The Major Parent Stockholders own beneficially and of record, in the aggregate, 19,500,000 shares of Parent Common Stock representing 97.5% of the outstanding capital stock of Parent (prior to giving effect to the Reverse Split). No holder of any shares of Parent Common Stock has any right to require Parent to repurchase such shares of Common Stock from such holder. All of the outstanding shares of capital stock of Merger Sub are owned beneficially and of record by Parent, free and clear of any Encumbrances. There are no outstanding subscriptions, options, calls, warrants or other rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or Merger Sub. The Merger Shares, when issued by Parent to the Company's Shareholders in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. There are no voting agreements or preemptive or similar rights with respect to any of Parent's capital stock. Neither Parent nor Merger Sub has declared, accrued, set aside or paid or promised to declare, accrue, set aside or pay any dividend or any other distribution in respect of any shares of capital stock nor has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

     3.3 Disclosure Document. None of the information relating to Parent, Merger Sub or Parent's officers and directors to be included in the registration statement (or, in the event the Merger Shares are to be issued in reliance on an exemption to the Securities Act, such other disclosure document as the Company deems appropriate) to be prepared jointly by Parent and the Company and to be sent to each Company Shareholder (the "Disclosure Document") will, at the time the Disclosure Document is mailed to the Company Shareholders or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     3.4 Charter Documents. Parent has delivered to the Company complete and true copies of each of Parent's and Merger Sub's Certificates of Incorporation and bylaws as currently in effect, and the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, Board of Directors and all committees of the Board of Directors of Parent and Merger Sub. There have been no formal meetings or other proceedings of the stockholders or Boards of Directors or any committee of the Boards of Directors of either Parent or Merger Sub that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Certificates of Incorporation or bylaws of either Parent or Merger Sub and neither Parent nor Merger Sub have taken any action that is inconsistent with any resolution adopted by the stockholders, Boards of Directors or any committees of the Boards of Directors of Parent or Merger Sub. The books of account, stock records, minute books and other records of Parent and Merger Sub are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

     3.5 Contracts. Exhibit D attached hereto identifies all contracts, commitments, agreements (whether written or oral) and other instruments to which Parent or Merger Sub or their respective assets are bound, is a party or which create any obligation enforceable against Parent or Merger Sub (collectively, the "Parent Contracts"). Parent has delivered to the Company accurate and complete copies of all Parent Contracts, including all amendments thereto. Each Parent Contract is valid and in full force and effect, and is enforceable by Parent or Merger Sub, as the case may be, in accordance with its terms. Neither Parent nor Merger Sub have violated or breached, or committed any default under, any Parent Contract in any respect whatsoever. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Parent Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Contract, (C) give any Person the right to accelerate the maturity or performance of any Parent Contract, or (D) give any Person the right to cancel, terminate or modify any Parent Contract. Neither Parent nor Merger Sub has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Contract, or any actual or possible termination of any Parent Contract. Neither Parent nor Merger Sub have waived any of its material rights under any Parent Contract.

     3.6 Parent Financial Statements. Parent has delivered to the Company the audited balance sheets as of December 31, 1996 and 1995, and the related audited income statements, statements of stockholders' equity and statements of cash flows of Parent for the years then ended, with the notes thereto and the report and opinion of Angell & Deering relating thereto, and the unaudited balance sheet of Parent as of June 30, 1997, and the related unaudited income statement for the 6-month period ended June 30, 1997 (the audited and unaudited financial statements shall be referred to herein as the "Parent Financial Statements"). The Parent Financial Statements are accurate and complete in all respects and present fairly the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered.

     3.7 No Undisclosed Assets or Liabilities. As of the Closing, except as set forth in the Parent Financial Statements, Parent will have no assets or accrued, contingent or other liabilities of any kind or nature, whether matured or unmatured.

     3.8 No Operations. Neither Parent nor Merger Sub has, or in the past has had, any operations of any kind. Except for Earnest Mathis, Jr., neither Parent nor Merger Sub has, nor in the past has had, any employees.

     3.9 Compliance with Legal Requirements. Parent and Merger Sub are, and have at all times been, in compliance with all applicable Legal Requirements. Neither Parent nor Merger Sub has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     3.10 Governmental Authorizations. Each of Parent and Merger Sub has all Governmental Authorizations necessary to enable it to conduct its business in the manner in which its business is currently being conducted. Parent and Merger Sub are, and at all times have been, in compliance with the terms and requirements of such Governmental Authorizations. Neither Parent nor Merger Sub has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     3.11 Tax Matters. All Tax Returns required to be filed by or on behalf of Parent or Merger Sub with any Governmental Body on or before the Closing Date have been or will be filed when due, and have been, or will be when filed, accurately prepared in all respects. Parent and Merger Sub have within the time (including any extensions of applicable due dates) and in the manner prescribed by law, paid all Taxes that are due and payable. No claim or Legal Proceeding is pending or has been threatened against or with respect to Parent or Merger Sub in respect of any Tax. Neither Parent nor Merger Sub has any unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses). There are no liens for Taxes upon any of the assets of Parent or Merger Sub.

     3.12 Related Party Transactions. No Parent Related Party has any direct or indirect interest in any asset used in or otherwise relating to the business of Parent or Merger Sub, or has any direct or indirect financial interest in any Parent Contract, transaction or business dealing involving Parent or Merger Sub. No Parent Related Party has any claim or right against Parent or Merger Sub.

     3.13 Legal Proceedings; Orders. There is no pending Legal Proceeding and no Person has threatened to commence any Legal Proceeding against Parent or Merger Sub or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Parent Related Party is subject to any order, writ, injunction, judgment or decree that prohibits Parent Related Party from engaging in or continuing any conduct, activity or practice relating to Parent's or Merger Sub's business. There is no action, suit, proceeding or investigation by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate.

     3.14 Authority; Binding Nature of Agreement. Parent and Merger Sub have the full corporate power and authority to perform their respective obligations under this Agreement; the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective Boards of Directors, and the execution, delivery and performance of this Agreement by Merger Sub have been duly authorized by all necessary action on the part of Parent, as the sole stockholder of Merger Sub. No vote of the stockholders of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as enforcement thereof may be limited by (i) laws of general application relating to bankruptcy, insolvency moratorium, reorganization or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.15 Non-Contravention; Consents and Notices. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of any of the provisions of Parent's or Merger Sub's certificate of incorporation or bylaws;

          (b) with respect to Parent or Merger Sub, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject;

          (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Parent Contract, (ii) accelerate the maturity or performance of any Parent Contract, or (iii) cancel, terminate or modify any Parent Contract; or

          (d) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub.

          (e) Neither Parent nor Merger Sub is, or will be, required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the Merger.

     3.16  Full Disclosure.

     (a) Neither this Agreement nor any other agreement, document or instrument delivered to the Company in connection with the transactions contemplated by this Agreement and the Merger (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omits to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

     (b) The information supplied by Parent for inclusion in the Disclosure Document will not, as of the date of the Disclosure Document or as of the date of the Company Shareholders' Meeting, contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information not false or misleading.

SECTION 4. Certain Covenants of Parent

     4.1 Access and Investigation. During the Pre-Closing Period, Parent shall, and shall cause its Representatives to: (a) provide the Company and the Company's Representatives with reasonable access to Parent's books, records, tax returns, work papers and other documents and information relating to Parent and Merger Sub; and (b) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Sub, and with such additional financial and other data and information regarding Parent and Merger Sub, as the Company or its Representatives may reasonably request.
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4.2  Notification.

     (a) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

          (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent, Merger Sub or Major Parent Stockholder in this Agreement or in any document provided to the Company by Parent, Merger Sub or Major Parent Stockholder;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent, Merger Sub or any Major Parent Stockholder in this Agreement, if
     (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (iii) any breach of any covenant or obligation of Parent, Merger Sub or Major Parent Stockholder; and

          (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.

     (b) Prior to the Effective Date, Parent shall use its best efforts to ensure that, as of the Closing Date, Parent's Capital Stock will be listed for trading on the OTC Electronic Bulletin Board and that, to the extent the Merger Shares must be registered or listed with any regulatory body that regulates the OTC Electronic Bulletin Board, such registration or listing has been completed.

     4.3 Reverse Split; Amendment of Certificate of Incorporation. During the Pre-Closing Period, Parent will (a) effect a reverse split of its outstanding Common Stock in a ratio of 1-for-41.66667 and shall establish the authorized capital stock of Parent as 30,000,000 shares of Common Stock, $.001 par value per share, and 3,000,000 shares of "blank check" Preferred Stock, $.001 par value per share, and (b) amend and restate its Certificate of Incorporation in the form of Exhibit E.

SECTION 5. Additional Covenants of the Parties

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (b) shall use his or its commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement and (c) with respect to Parent, shall obtain all Consents required to be obtained under Parent Contracts in connection with the Merger. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

     5.2 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and the transactions contemplated thereby. Without limiting the generality of the foregoing, neither party shall (and neither party shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior consent.

     5.3 Preparation and Filing of Disclosure Document. In the event that the Company deems it necessary or advisable that the issuance of the Merger Shares be registered under the Securities Act, as promptly as practicable after the date of this Agreement, Parent, the Major Parent Stockholder and the Company shall prepare and cause to be filed with the SEC the appropriate Disclosure Document contemplated by Section 3.3 and any other documents required to be filed with the SEC in connection with the Merger. In this regard, each of Parent, the Major Parent Stockholder and the Company shall provide each other with any information
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regarding the other (including the other's management) that the Company deems necessary and advisable to be included in the Disclosure Document. Each of Parent, the Major Parent Stockholder and the Company shall use their best efforts to cause the Disclosure Document to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Disclosure Document declared effective under the Securities Act as promptly as practicable after such filing. Each of Parent and the Company shall (i) notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Disclosure Document or for additional information and (ii) shall supply the other with copies of all correspondence with the SEC or its staff with respect to the Disclosure Document. Neither Parent nor the Company shall file any amendment or supplement to the Disclosure Document to which the other shall have reasonably objected. Whenever any event occurs that should be set forth in an amendment or supplement to the Disclosure Document, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the SEC or its staff, and, if appropriate, mailing to stockholders of the Company, such amendment or supplement.

     5.4 Company Shareholders' Meeting. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the CGCL, call and hold a special meeting of its shareholders for the purposes of permitting them to consider and to vote upon and approve this Agreement and the Merger (the "Company Shareholders' Meeting"). In connection with the Company Shareholders' Meeting, the Company shall cause a copy of the Disclosure Document to be delivered to each Company Shareholder entitled to vote at the Company Shareholders' Meeting.

SECTION 6. Conditions Precedent to Obligations of the Company

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

     6.1 Accuracy of Representations. The representations and warranties made by Parent, Merger Sub and the Major Parent Stockholder in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date.

     6.2 Performance of Covenants. Each covenant or obligation that Parent, Merger Sub and/or the Major Parent Stockholder is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on Parent or Merger Sub and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

     6.4 Compliance Certificate. The Major Parent Stockholder shall have delivered to the Company a certificate evidencing compliance by Parent and/or Merger Sub with the conditions set forth in Sections 6.1, 6.2 and 6.3.

     6.5 Shareholder Approval. The terms of the Merger and this Agreement shall have been adopted and approved by the Requisite Vote of the Company's Shareholders.

     6.6 Execution and Delivery of Release. On or prior to the Closing, the Major Parent Stockholder and each current and former officer and director of Parent shall execute and deliver to the Company a release in the form of Exhibit F.

     6.7 Receipt of Documents from Shareholders. The Company shall have received from each Company Shareholder, a completed and signed (i) Investment Representation Letter, and (ii) Continuity of Interest Certificate, each in a form reasonably acceptable to the Company.

     6.8 Purchaser Representative Agreement. The Company shall have received from each Company Shareholder that will receive any Merger Shares and who is not an "accredited investor" within the meaning of Rule 506 of Regulation D of the Securities Act (each a "NonAccredited Investor") a completed and signed Purchaser Representative Agreement in a form reasonably satisfactory to the Company. Each NonAccredited Investor may be a party to one and the same Purchaser Representative Agreement. Notwithstanding the foregoing, satisfaction of the conditions set forth in this Section 6.8 shall not be a condition precedent to the Company's obligations hereunder if the Merger Shares are to be issued pursuant to a registration statement filed under the Securities Act.

     6.9 Dissenter's Rights. The holders of no more than one percent (1%) of the outstanding shares of Company Common Stock entitled to vote on the Merger shall have exercised or be entitled to exercise dissenter's rights in accordance with Chapter 13 of the CGCL.

     6.10 Lock-Up Agreements. On or prior to the Closing, the Major Parent Stockholder and Gary J. McAdam shall have each executed and delivered to the Company a lock-up agreement in the form of Exhibit G.

     6.11 Consents. All Consents required to be obtained and all filings required to have been made in connection with the Merger pursuant to Section 5.1 and the other transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

     6.12 Legal Opinion. The Company shall have received a legal opinion of counsel to Parent, dated as of the Closing Date, in the form of Exhibit H;

     6.13 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.14 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages that may be material to Parent, Merger Sub or the Company;
(c) seeking to prohibit or limit in any way Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.

     6.15 No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Parent, Merger Sub or the Company: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages that may be material to Parent, Merger Sub or the Company; (c) seeking to prohibit or limit in any way Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.

     6.16 Amendment of Parent's Certificate of Incorporation. Parent shall have amended and restated its Certificate of Incorporation in the form of Exhibit E.

     6.17 OTC Electronic Bulletin Board Listing. The Parent Common Stock shall be listed or quoted for trading on the OTC Electronic Bulletin Board and there shall be no suspension of trading then in effect.

     6.18 Completion of Due Diligence. The Company and Company's counsel shall have completed its due diligence review of the Parent and Merger Sub to the satisfaction of the Company and Company's counsel.

     6.19 Effectiveness of Registration Statement. In the event the Merger Shares are to be issued pursuant to a registration statement filed with the SEC, such registration statement shall have become effective in accordance with the requirements of the Securities Act and no stop order shall have been issued by the SEC with respect to the registration statement. Notwithstanding the foregoing, satisfaction of the condition set forth in this
Section 6.19 shall not be a condition precedent to the Company's obligations hereunder if the Merger Shares are to be issued pursuant to Rule 506 of the Securities Act.

SECTION 7. Conditions Precedent to Obligations of Parent

     7.1 Accuracy of Representations. The representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date.

     7.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     7.3 Compliance Certificate. The Company shall have delivered to Parent a certificate signed by the President of the Company evidencing compliance by the Company with the conditions set forth in Sections 6.1 and 6.2.

     7.4 Shareholder Approval. The terms of the Merger and this Agreement shall have been adopted and approved by the Requisite Vote of the Company's Shareholders.

     7.5 Consents. All Consents required to be obtained and all filings required to have been made in connection with the Merger pursuant to Section 5.1 and the other transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.7 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages that may be material to Parent, Merger Sub or the Company;
(c) seeking to prohibit or limit in any way Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.

     7.8 No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Parent, Merger Sub or the Company: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated thereby; (b) relating to the Merger and seeking to obtain from Parent, Merger Sub or the Company any damages that may be material to Parent, Merger Sub or the Company; (c) seeking to prohibit or limit in any way Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.

SECTION 8. Termination

     8.1  Termination. This Agreement may be terminated prior to the Effective
Date:

          (a) by mutual written consent of Parent and the Company;

          (b) by either party if any of the other party's representations and warranties contained in this Agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in this Agreement shall have been breached;

          (c) either party if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by the Company if the Merger shall not have been consummated by October 31, 1997;

          (e) by the Company if the Company Shareholders' Meeting shall have been held and this Agreement and the Merger shall not have been adopted and approved at such meeting by the Requisite Vote; and

          (f) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or unlikely.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that Section 9 shall survive the termination of this Agreement and shall remain in full force and effect.

SECTION 9. Indemnification

9.1  Survival of Representations

     (a) The representations and warranties made by the Parent, Merger Sub and the Major Parent Stockholder (including the representations and warranties set forth in Section 3 and the representations and warranties of Parent, Merger Sub and the Major Parent Stockholder set forth in any other agreement or instrument provided to the Company in connection with the transactions contemplated by this Agreement) shall survive the Closing. All representations and warranties made by the Company shall terminate and expire as of the Effective Date, and any liability of the Company with respect to such representations and warranties shall thereupon cease.

     (b) The representations, warranties, covenants and obligations of the Parent, Merger Sub and the Major Parent Stockholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Company or any of the Indemnitees or any of their representatives.

     9.2 Indemnification by Major Parent Stockholder. From and after the Effective Date, the Major Parent Stockholder, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by Parent, Merger Sub or the Major Parent Stockholder in Section 3 or in any document provided to the Company in connection with the transactions contemplated by this Agreement, (ii) any breach of any covenant or obligation of Parent, Merger Sub or the Major Parent Stockholder (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by an Indemnitee for the purpose of enforcing any of its rights under this Section
9).

     9.3 No Contribution. Major Parent Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

     9.4 Interest. If Major Parent Stockholder is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages, he shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which the Major Parent Stockholder first receives notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of the Major Parent Stockholder to such Indemnitee is fully satisfied) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Major Parent Stockholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Major Parent Stockholder;

          (b) Major Parent Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Major Parent Stockholder; provided, however, that such consent shall not be unreasonably withheld.

     Parent shall give the Major Parent Stockholder prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Major Parent Stockholder shall not limit any of the obligations of the Major Parent Stockholder under this Section 9.

SECTION 10. Miscellaneous Provisions

     10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.2 Attorneys' Fees. If any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.3 Transaction Costs. The Company shall be liable and shall pay for all costs of the Company (including legal and accounting fees) incurred in connection with and prior to the consummation of the Merger. Major Parent Stockholder shall be liable and shall pay for all costs of Parent and Merger Sub (including legal and accounting fees) incurred in connection with and prior to the consummation of the Merger.

     10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to Parent or Merger Sub:

          Express Capital Concepts, Inc.
          4 West Dry Creek Circle, Suite 140
          Littleton, CO 80120
          Attention: Earnest Mathis, Jr.
          Facsimile: (303) 794-9457
        with a copy to (which shall not constitute notice):

          Law Offices of Gary Agron
          5445 DTC Parkway, Suite 520
          Englewood, CO 80111
          Attention: Gary Agron, Esq.
          Facsimile: (303) 770-7257

        if to Major Parent Stockholder:

          Inverness Investments
          26 West Dry Creek Circle, Suite 600
          Littleton, CO 80120
          Attention: Earnest Mathis, Jr.

        if to the Company:

          GreyStone Technology, Incorporated
          4950 Murphy Canyon Road, Suite 140
          San Diego, CA 92121
          Attention: Joe Russell
          Facsimile: (619) 874-7007

        with a copy to (which shall not constitute notice):

          Cooley Godward LLP
          4365 Executive Drive, Suite 1100
          San Diego, CA 92121
          Attention: Eric J. Loumeau, Esq.
          Facsimile: (619) 453-3555

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

     10.5  Time of the Essence. Time is of the essence of this Agreement.

     10.6  Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in San Diego, California. Each party to this Agreement:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Diego, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

          (ii) agrees that each state and federal court located in California shall be deemed to be a convenient forum; and

          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) Nothing contained in Section 10.6(b) shall be deemed to limit or otherwise affect the right of any Person entitled to indemnification hereunder to commence any legal proceeding or otherwise proceed against the indemnifying party in any other forum or jurisdiction.

     10.7 Successors and Assigns. This Agreement shall be binding upon and shall be enforceable by and inure solely to the benefit of, the parties hereto and their permitted successors and assigns; provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect. None of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.9  Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.12 Entire Agreement. This Agreement, including the exhibits attached hereto, set forth the entire understanding of the parties hereto relating to the subject matter hereof and, supersede all prior and contemporaneous agreements and understandings among or between any of the parties relating to the subject matter hereof.

     10.13 Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. The execution of this Agreement may be evidenced by facsimile signatures.

     The parties hereto have caused this Agreement to be executed and delivered as of August 11, 1997.

                                          EXPRESS CAPITAL CONCEPTS, INC.
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          EXPRESS CAPITAL ACQUISITION CORP.,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          GREYSTONE TECHNOLOGY, INCORPORATED,
                                          a California corporation

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          --------------------------------------
                                          EARNEST MATHIS, JR.

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

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     Agreement of Merger. "Agreement of Merger" shall have the meaning set forth in Section 1.3.

     CGCL. "CGCL" shall mean the California General Corporation Law.

     Closing. "Closing" shall have the meaning set forth in Section 1.3.

     Closing Date. "Closing Date" shall have the meaning set forth in Section
1.3.

     Code. "Code" shall mean the Internal Revenue Code of 1968, as amended.

     Company. "Company" shall mean GreyStone Technology, Incorporated, a California corporation.

     Company Common Stock. "Company Common Stock" shall mean all classes of Company capital stock.

     Company Option. "Company Option" shall mean any option to purchase capital stock of the Company held by any director, officer or employee of, or consultant to, the Company, warrants, convertible notes and any other instruments convertible into shares of Common Stock of the Company.

     Company Shareholders. "Company Shareholders" shall mean those holders of Company Common Stock entitled to receive Merger Shares pursuant to Section 1.5.

     Company Shareholders' Meeting. "Company Shareholders' Meeting" shall have the meaning set forth in Section 5.4.

     Company Stock Certificate. "Company Stock Certificate" shall have the meaning set forth in Section 1.6.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature. Damages shall not include lost profits, lost savings, or other indirect, special, incidental or consequential damages whether such damages are based on tort, contract, or any other legal theory, and even if the Indemnitee has been advised of the possibility of such damages.

     DGCL. "DGCL" shall mean the Delaware General Corporation Law.

     Effective Date. "Effective Date" shall have the meaning set forth in
Section 1.3.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, limited liability company, joint stock company, firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Exchange Ratio. "Exchange Ratio" shall have the meaning set forth in
Section 1.5(b)(i).

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent,
(b) the Company Shareholders, (c) the Surviving Corporation, (d) the respective Representations of the Persons referred to in clauses "(a)", "(b)" and "(c)" above, and (e) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)", "(c)" and "(d)" above.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Major Parent Stockholder. "Major Parent Stockholder" shall mean Earnest Mathis, Jr.

     Material Adverse Effect. A violation of a representation or warranty or any other matter will be deemed to have a "Material Adverse Effect" on the Company or Parent, as the case may be, if such violation or other matter (considered together with all other matters that would constitute exceptions to such representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company or Parent or Merger Sub, as the case may be.

     Merger Shares. "Merger Shares" shall have the meaning set forth in Section 1.5(a)(i).

     Merger Sub. "Merger Sub" shall mean Express Capital Acquisition Corp., a Delaware corporation.

     NASD. "NASD" shall mean the National Association of Securities Dealers,
Inc.

     Parent. "Parent" shall mean Express Capital Concepts, Inc., a Delaware corporation.

     Parent Contract. "Parent Contract" shall have the meaning set forth in
Section 3.5.

     Parent Common Stock. "Parent Common Stock" shall mean Parent's Common Stock, $.0001 par value per share.

     Parent Related Party. "Parent Related Party" shall mean (i) each individual who is, or who has at any time been, an officer or director of Parent or Merger Sub or beneficial holder of more than 10% of the capital stock of Parent; (ii) each individual who is a member of the immediate family of any of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than Parent or Merger Sub) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall be the period between the date of this Agreement and the Closing Date.

     Disclosure Document. "Disclosure Document" shall have the meaning set forth in Section 3.3.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     Requisite Vote. "Requisite Vote" shall mean the vote necessary to approve the Merger pursuant to the CGCL.

     Reverse Split. "Reverse Split" shall have the meaning set forth in Recital
B.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Surviving Corporation. "Surviving Corporation" shall have the meaning set forth in Section 1.1.

     Taxes. "Taxes" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                   EXHIBIT B

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

                                   EXHIBIT C

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

Richard A. Smith    Chairman of the Board, President and Chief Executive Officer
Jon M. Reynolds     Director
Thomas D. Aldern    Director and Vice President, Government Systems
Thomas L. King      Vice President, Finance and Chief Financial Officer
Joe E. Russell      Vice President, Corporate Development, General Counsel and
                    Secretary

                                   EXHIBIT D

                                PARENT CONTRACTS

                                   EXHIBIT E

          AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARENT

                                   EXHIBIT F

                                    RELEASE

                                GENERAL RELEASE

     This GENERAL RELEASE (the "Release") is being executed and delivered as of
August 11, 1997 by             ("Releasor"), to and in favor of Express Capital
Concepts, Inc., a Delaware corporation ("Parent") and GreyStone Technology, Inc., a California corporation (the "Company").

                                    RECITALS

     WHEREAS, reference is made to that certain Agreement and Plan of Merger and Reorganization dated August 11, 1997 (the "Merger Agreement") by and among Parent, Express Capital Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), the Company, Releasor and Gary
J. McAdam, whereby Merger Sub will be merged with and into the Company (the "Merger") and upon consummation of the Merger the Company will become a wholly-owned subsidiary of Parent;

     WHEREAS, Releasor is a stockholder of Parent and serves as Parent's [insert officer position] and as a member of the Board of Directors of Parent; and

     WHEREAS, under Section 6.6 of the Merger Agreement, the Company has required as a condition to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, that the Releasor execute and deliver this Release.

                                   AGREEMENT

     Releasor acknowledges that execution and delivery of this Release is a condition to the Company's obligation to consummate the Merger and the transactions contemplated by the Merger Agreement and that, in order to induce the Company and Parent to consummate the transactions contemplated by the Merger Agreement, Releasor hereby for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, covenants and agrees as follows:

     1. RELEASE. Releasor, for himself and for each of such Releasor's Associated Parties (as defined in Section 2), hereby generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined in Section 2) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 2). Notwithstanding the foregoing, this Release shall not be deemed to supersede or release the Company from its obligations under that certain Indemnification Agreement dated August 11, 1997 between Releasor and the Company.

     2. DEFINITIONS.

     (a) "Associated Party" when used herein with respect to Releasor, shall mean and include: (i) Releasor's executors, administrators, heirs and estate;
(ii) Releasor's past, present and future assigns, agents and representatives;
(iii) each entity that Releasor has the power to bind (by such Releasor's acts or signature) or over which such Releasor directly or indirectly exercises control; and (iv) each entity of which such Releasor owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

     (b) "Releasees" shall mean and include: (i) Parent, (ii) each of the direct and indirect subsidiaries of Parent, (iii) the Company, (iv) the Surviving Corporation (as defined in the Merger Agreement), and (v) the successors, and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses (i) through (iv) of this sentence, other than Releasors.

     (c) "Claims" shall mean and include all past, present and future disputes, claims, damages, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, in equity or otherwise, whether known, unknown, suspected, unsuspected, disclosed or undisclosed.

     (d) "Released Claims" shall mean and include each and every Claim that Releasor or any Associated Party of Releasor may have had in the past, may now have or may have in the future against any of the

Releasees, and that has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this Release (excluding only such Releasor's rights, if any, under the Merger Agreement).

     3. REPRESENTATIONS AND WARRANTIES. Releasor represents and warrants that:

          (a) Releasor has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

          (b) to the best of Releasor's knowledge, no other person or entity has any interest in any of the Released Claims;

          (c) no Associated Party of Releasor has had any Claim against any of the Releasees;

          (d) no Associated Party of Releasor will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this Release;

          (e) this Release has been duly and validly executed and delivered by Releasor;

          (f) this Release is a valid and binding obligation of Releasor and Releasor's Associated Parties, and is enforceable against such Releasor and each of such Releasor's Associated Parties in accordance with its terms;

          (g) there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending, or to the best knowledge of Releasor, threatened against such Releasor or any of such Releasor's Associated Parties that challenges or would challenge the execution and delivery of this Release or the taking of any of the actions required to be taken by such Releasor under this Release;

          (h) neither the execution and delivery of this Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which Releasor or any of such Releasor's Associated Parties is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Releasor or any of Releasor's Associated Parties is subject; and

          (i) no authorization, instruction, consent or approval of any person or entity is required to be obtained by Releasor or any of Releasor's Associated Parties in connection with the execution and delivery of this Release or the performance hereof.

          (j) this release contains the entire agreement between the parties with respect to the matters addressed herein and Releasor is not relying on any representation or warranty of any party other than those contained herein in the execution and delivery of this Release.

     4. CIVIL CODE SECTION 1542. Releasor represents, warrants and agrees that he has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State if California. Releasor expressly waives and relinquishes all rights and benefits under that section and any similar law or common law principle of similar effect of any state or territory of the United States with respect to the claims released hereby. Section 1542 reads as follows:

        "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially effected his settlement with the debtor."

     5. INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, Releasor shall indemnify, defend and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys' fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, (b) the assertion or purported assertion of any of the Released Claims by Releasor or any of Releasor's Associated Parties, or (c) any conduct or action of Releasor or Parent occurring or taken prior to the date of this Release.

     6. MISCELLANEOUS.

     (a) This Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between Releasor and any Releasees relating to the subject matter hereof.

     (b) If any provision of this Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdictions shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release. If any provision of this Release or any part of such provision is held to be unenforceable against Releasor, then the unenforceability of such provision or any part thereof against Releasor shall not affect the enforceability thereof against any other Releasor. Each provision of this Release is separable from every other provision of this Release, and each part of each provision of this Release is separable from every other part of such provision.

     (c) This Release shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

     (d) Any legal action or other legal proceeding relating to this Release or the enforcement of any provision of this Release may be brought or otherwise commenced by any Releasee in any state or federal court located in the State of California. Releasor expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of California in connection with any such legal proceeding. Releasor agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum. Releasor agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of California, any claim that such Releasor is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Release or the subject matter of this Release may not be enforced in or by such court. Nothing contained in this Release shall be deemed to limit or otherwise affect the right of any Releasee (1) to commence any legal proceeding or to otherwise proceed against Releasor or any other person or entity in any other forum or jurisdiction, or (2) to raise this Release as a defense in any legal proceeding in any other forum or jurisdiction.

     (e) Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this Release.

     (f) This Release shall be interpreted and construed mutually in accordance with the plain meaning of the language contained herein and shall not be preemptively construed against the drafters.

     (g) If any legal action or other legal proceeding relating to this Release or the enforcement of any provision hereof is brought by Releasor or any Releasee, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of August 11, 1997.

                                          --------------------------------------

                                   EXHIBIT G

                               LOCK-UP AGREEMENTS

                               LOCK-UP AGREEMENT

     THIS LOCK-UP AGREEMENT dated as of August 11, 1997 (the "Agreement") is entered into by and between Express Capital Concepts, Inc., a Delaware
corporation ("Parent"),             , a stockholder of Parent (the
"Stockholder") and GreyStone Technology, Inc., a California corporation (the "Company"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

                                    RECITALS

     WHEREAS, reference is made to that certain Agreement and Plan of Merger and Reorganization dated August 11, 1997 (the "Merger Agreement") among Parent, Express Capital Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), the Company and Stockholder;

     WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger") and the issuance of shares of Common Stock of Parent to the shareholders of the Company;

     WHEREAS, in connection with the Merger and the issuance of shares of Common Stock of Parent to the shareholders of the Company, Parent and the Company believe that it would be in the best interest of the respective stockholders and shareholders of Parent and the Company to impose certain restrictions on the Disposition (as defined below) of the shares of Common Stock of Parent held by certain existing stockholders of Parent.

     WHEREAS, as of the date hereof, Stockholder holds 9,550,000 shares of Common Stock of Parent (all of such shares being referred to herein as the "Parent Shares") and agrees that, subsequent to and contingent upon the consummation of the Merger, the Parent Shares will be subject to certain restrictions on Disposition (as defined below) as more fully set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     1. RESTRICTIONS ON DISPOSITION. As an inducement to and in consideration of the Parent's and the Company's agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, receipt of which is hereby acknowledged, Stockholder hereby agrees, except as permitted in this Section 1 and in Section 2 below, not to, directly or indirectly, offer to sell, contract to sell, transfer, assign, cause to be redeemed or otherwise sell or dispose of any of the Parent Shares (collectively, a "Disposition"). Stockholder hereby agrees and consents to the entry of stop transfer instructions with Parent's transfer agent against the transfer of the Parent Shares except in compliance with this Agreement. Notwithstanding the foregoing, Stockholder may pledge, hypothecate or otherwise grant a security interest in all or a portion of the Parent Shares during the term of this Agreement; provided, however, that any person or entity receiving such shares in pledge or hypothecation or granted a security interest in such shares, shall be subject to all of the restrictions on Disposition of such shares imposed by this Agreement to the same extent as Stockholder.

     2. PERMITTED DISPOSITIONS. During each three-month period occurring subsequent to the Closing Date, Stockholder may effect one or more Dispositions of that number of Parent Shares that, taken together with any other Dispositions effected during such three-month period, does not exceed one percent (1%) of the total number of shares of Common Stock of Parent outstanding as of the Closing Date (after giving effect to the issuance by Parent of the Merger Shares). None of the restrictions on Disposition contained herein shall apply to a bona fide gift or gifts, or to transfers to family members of Stockholder, of the Parent Shares, provided the donee, donees or transferees thereof agree to be bound by the restrictions on Disposition contained in this Agreement.

     3. EXPIRATION OF LOCK-UP. On the day that is 180 days after the Closing Date, all restrictions on Disposition imposed hereunder shall expire and shall not apply to any of the Parent Shares.

     4. MISCELLANEOUS.

     (a) Expiration of Agreement. This Agreement shall expire and be of no further force or effect on the day immediately following the first anniversary of the Closing Date.

     (b) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to principles of conflicts of laws.

     (c) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day first set forth above.

                                          --------------------------------------

                                          EXPRESS CAPITAL CONCEPTS, INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          GREYSTONE TECHNOLOGY, INC.
                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   EXHIBIT H

                          OPINION OF COUNSEL TO PARENT

                                                                         ANNEX B

                             CERTIFICATE OF MERGER
                                       OF
                    GREYSTONE TECHNOLOGY, INCORPORATED INTO
                       EXPRESS CAPITAL ACQUISITION CORP.
                        (PURSUANT TO SECTION 252 OF THE
                       DELAWARE GENERAL CORPORATION LAW)

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

                           NAME                             STATE OF INCORPORATION
                           ----                             ----------------------
GREYSTONE TECHNOLOGY, INCORPORATED                                California
EXPRESS CAPITAL ACQUISITION CORP                                    Delaware


     SECOND: That an Agreement and Plan of Merger and Reorganization, dated as of August 11, 1997 as amended as of October 1, 1998 and September 29, 1999, by and among EXPRESS CAPITAL ACQUISITION CORP. and GREYSTONE TECHNOLOGY, INCORPORATED has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with the requirements of
Section 252(c) of the General Corporation Law of the State of Delaware.


     THIRD: That the name of the surviving corporation of the merger is Express Capital Acquisition Corp.

     FOURTH: That the surviving corporation of the merger is a Delaware corporation.

     FIFTH: That the Certificate of Incorporation of the surviving corporation is the Certificate of Incorporation of Express Capital Acquisition Corp.

     SIXTH: That the executed Agreement and Plan of Merger and Reorganization is on file at the principal place of business of Express Capital Acquisition Corp. located at 26 West Dry Creek Circle, Suite 600, Littleton, Colorado, 80120.

     SEVENTH: That a copy of the Agreement and Plan of Merger and Reorganization will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

     EIGHTH: That the authorized capital stock of GreyStone Technology, Incorporated, a California corporation, is 50,000,000 shares of Common Stock, no par value.


     IN WITNESS WHEREOF, Express Capital Acquisition Corp. has caused this Certificate of Merger to be signed by its President and Chief Executive Officer
on                  1999.


                                          EXPRESS CAPITAL ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                                    Earnest Mathis, Jr.
                                               President and Chief Executive
                                                           Officer

                                                                         ANNEX C

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         EXPRESS CAPITAL CONCEPTS, INC.

     Express Capital Concepts, Inc., a corporation incorporated in the State of Delaware, hereby certifies as follows:

     1. The original Certificate of Incorporation of this corporation was filed in the office of the Secretary of State of the State of Delaware on May 18, 1988 under the name "Express Capital Concepts, Inc."

     2. That the amendment and restatement of the Certificate of Incorporation set forth in paragraph 3 hereof has been duly adopted in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") by the affirmative vote of the holders of not less than a majority of the outstanding capital stock of the corporation entitled to vote thereon by written consent of
the stockholders dated           , 1998, following adoption by the Board of
Directors of a resolution setting forth and declaring the advisability of the proposed amendment and restatement, all in accordance with Section 242 of the DGCL.

     3. That the Board of Directors of said corporation at a meeting duly called, convened and held, duly adopted a resolution proposing and declaring advisable the following restatement of the Certificate of Incorporation:

     RESOLVED, that the Certificate of Incorporation of this corporation be restated in its entirety as follows:

                                       I.

     The name of this corporation is GreyStone Digital Technology, Inc.

                                      II.

     The address of the registered office of the corporation in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

                                      IV.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Thirty Three Million (33,000,000) shares. Thirty Million (30,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Three Million (3,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

     Effective at the time of filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each 41.66667 shares of the corporation's Common Stock, par value $.0001 per share, then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted into one (1) share of Common Stock, par value $.001 per share, of the corporation. No fractional shares shall be issued and any fractional shares shall be rounded up to the nearest whole share.

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the DGCL, to fix or alter from time to time the designation, powers, preferences and rights and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A.

     1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

     2. BOARD OF DIRECTORS

     a. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and during such time or times that the corporation is not subject to Section 2115(b) of the California General Corporation Law (the "CGCL"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption of this Amended and Restated Certificate of Incorporation (assuming the corporation is not subject to Section 2115(b) of the CGCL), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of this Amended and Restated Certificate of Incorporation (assuming the corporation is not subject to Section 2115(b) of the CGCL), the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of this Amended and Restated Certificate of Incorporation (assuming the corporation is not subject to Section 2115(b) of the CGCL), the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders (assuming the corporation is not subject to sec. 2115(b) of the CGCL), directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     b. In the event that the corporation is subject to Section 2115(b) of the CGCL at any time, or from time to time, Section A. 2. a. of this Article V shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

     c. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless at the time of such election the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

     Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     3. REMOVAL OF DIRECTORS

     a. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

     b. At any time or times that the corporation is not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section A. 3.
a. above shall no longer apply and removal shall be as provided in Section 141(k) of the DGCL.

     B. BYLAW AMENDMENTS

     Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

     2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

     3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws; provided, however, that after the corporation's capital stock is listed for trading on a national securities exchange, or the Nasdaq National Market no action shall be taken by the stockholders by written consent.

     At any time or times that the corporation is subject to Section 2115(b) of the CGCL, stockholders holding more than five percent (5%) of the outstanding shares of the corporation shall have the right to call a special meeting of stockholders as set forth in Article V, B., 3 herein.

     4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

     B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL or Section 145 of the Delaware General Corporation Law, subject, at any time or times the corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL.

     C. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

     IN WITNESS WHEREOF, Express Capital Concepts, Inc. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Earnest Mathis, Jr., its President and Chief
Executive Officer on this      day of           , 1998.

                                          --------------------------------------
                                                   Earnest Mathis, Jr.
                                            President, Chief Executive Officer
                                                      and Secretary

                                                                         ANNEX D

                                     BYLAWS
                                       OF
                      GREYSTONE DIGITAL TECHNOLOGY, INC.,
                  (FORMERLY, "EXPRESS CAPITAL CONCEPTS, INC.")
                             A DELAWARE CORPORATION

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                            ARTICLE I
OFFICES.....................................................   D-1
  SECTION  1.  Registered Office............................   D-1
  SECTION  2.  Other Offices................................   D-1

                            ARTICLE II
CORPORATE SEAL..............................................   D-1
  SECTION  3.  Corporate Seal...............................   D-1

                           ARTICLE III
STOCKHOLDERS' MEETINGS......................................   D-1
  SECTION  4.  Place Of Meetings............................   D-1
  SECTION  5.  Annual Meetings..............................   D-1
  SECTION  6.  Special Meetings.............................   D-2
  SECTION  7.  Notice Of Meetings...........................   D-3
  SECTION  8.  Quorum.......................................   D-3
  SECTION  9.  Adjournment And Notice Of Adjourned
     Meetings...............................................   D-4
  SECTION 10.  Voting Rights................................   D-4
  SECTION 11.  Joint Owners Of Stock........................   D-4
  SECTION 12.  List Of Stockholders.........................   D-4
  SECTION 13.  Action Without Meeting.......................   D-4
  SECTION 14.  Organization.................................   D-4

                            ARTICLE IV
DIRECTORS...................................................   D-5
  SECTION 15.  Number And Term Of Office....................   D-5
  SECTION 16.  Powers.......................................   D-5
  SECTION 17.  Classes of Directors.........................   D-5
  SECTION 18.  Vacancies....................................   D-6
  SECTION 19.  Resignation..................................   D-6
  SECTION 20.  Removal......................................   D-6
  SECTION 21.  Meetings.....................................   D-7
  SECTION 22.  Quorum And Voting............................   D-7
  SECTION 23.  Action Without Meeting.......................   D-8
  SECTION 24.  Fees And Compensation........................   D-8
  SECTION 25.  Committees...................................   D-8
  SECTION 26.  Organization.................................   D-9

                            ARTICLE V
OFFICERS....................................................   D-9
  SECTION 27.  Officers Designated..........................   D-9
  SECTION 28.  Tenure And Duties Of Officers................   D-9

                                                              PAGE
                                                              ----
  SECTION 29.  Delegation Of Authority......................  D-10
  SECTION 30.  Resignations.................................  D-10
  SECTION 31.  Removal......................................  D-10

                            ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES
  OWNED BY THE CORPORATION..................................  D-10
  SECTION 32.  Execution Of Corporate Instruments...........  D-10
  SECTION 33.  Voting Of Securities Owned By The
     Corporation............................................  D-11

                           ARTICLE VII
SHARES OF STOCK.............................................  D-11
  SECTION 34.  Form And Execution Of Certificates...........  D-11
  SECTION 35.  Lost Certificates............................  D-11
  SECTION 36.  Transfers....................................  D-11
  SECTION 37.  Fixing Record Dates..........................  D-12
  SECTION 38.  Registered Stockholders......................  D-12

                           ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION.........................  D-12
  SECTION 39.  Execution Of Other Securities................  D-12

                            ARTICLE IX
DIVIDENDS...................................................  D-13
  SECTION 40.  Declaration Of Dividends.....................  D-13
  SECTION 41.  Dividend Reserve.............................  D-13

                            ARTICLE X
FISCAL YEAR.................................................  D-13
  SECTION 42.  Fiscal Year..................................  D-13

                            ARTICLE XI
INDEMNIFICATION.............................................  D-13
  SECTION 43.  Indemnification Of Directors, Employees And
     Other Agents...........................................  D-13

                           ARTICLE XII
NOTICES.....................................................  D-16
  SECTION 44.  Notices......................................  D-16

                           ARTICLE XIII
AMENDMENTS..................................................  D-17
  SECTION 45.  Amendments...................................  D-17

                           ARTICLE XIV
LOANS TO OFFICERS...........................................  D-17
  SECTION 46.  Loans To Officers............................  D-17

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                       GREYSTONE DIGITAL TECHNOLOGY, INC.
                  (FORMERLY "EXPRESS CAPITAL CONCEPTS, INC.")
                             A DELAWARE CORPORATION

                                   ARTICLE I

                                    OFFICES

     SECTION 1. Registered Office. The registered office of the corporation in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is the Prentice Hall Corporation System, Inc.

     SECTION 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II

                                 CORPORATE SEAL

     SECTION 3. Corporate Seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, "Corporate Seal-Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE III

                             STOCKHOLDERS' MEETINGS

     SECTION 4. Place Of Meetings. Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 2 hereof.

     SECTION 5. Annual Meetings.

     (a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

     (b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

     (c) Only persons who are nominated in accordance with the procedures set forth in this paragraph (c) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this Section 5. Such stockholder's notice shall set forth
(i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (b) of this Section 5. At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (c). The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

     (d) For purposes of this Section 5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

     SECTION 6. Special Meetings.

     (a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors, shall fix.

     At any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"), stockholders holding five percent (5%) or more of the outstanding shares shall have the right to call a special meeting of stockholders as set forth in Section 18(c) herein.

     (b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty
(120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. If the notice is not given within sixty
(60) days after the receipt of the request, the person or persons properly requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

     SECTION 7. Notice Of Meetings. Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

     SECTION 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

     SECTION 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty
(30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     SECTION 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

     SECTION 11. Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the Delaware General Corporation Law, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

     SECTION 12. List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of meeting during the whole time thereof and may be inspected by any stockholder who is present.

     SECTION 13. Action Without Meeting.

     (a) No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws or by written consent of stockholders in accordance with these Bylaws; provided, however, that after the corporation's capital stock is listed for trading on a national securities exchange or the Nasdaq National Market, no action shall be taken by the stockholders by written consent.

     SECTION 14. Organization.

     (a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

     (b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

                                   ARTICLE IV

                                   DIRECTORS

     SECTION 15. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

     SECTION 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

     SECTION 17. Classes of Directors.

     (a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and during such time or times that the corporation is not subject to sec. 2115(b) of the CGCL, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date of adoption of these Amended and Restated Bylaws (assuming the corporation is not subject to sec. 2115(b) of the CGCL), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of adoption of these Amended and Restated Bylaws (assuming the corporation is not subject to sec. 2115(b) of the CGCL), the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of adoption of these Amended and Restated Bylaws (assuming the corporation is not subject to sec. 2115(b) of the CGCL), the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders (assuming the corporation is not subject to sec. 2115(b) of the CGCL), directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     (b) In the event that the corporation is subject to sec. 2115(b) of the CGCL at any time, or from time to time, Section 17(a) of these Bylaws shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

     (c) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to sec. 2115(b) of the CGCL. During such time or times that the corporation is subject to sec. 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

     Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     SECTION 18. Vacancies.

     (a) Unless otherwise provided in the Certificate of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

     (b) If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the Delaware General Corporation Law.

     (c) At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

          (1) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

          (2) The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with
     Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

     SECTION 19. Resignation. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

     SECTION 20. Removal.

     (a) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the
                                       D-6
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affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire
Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

     (b) Following any date on which the corporation is no longer subject to
Section 2115(b) of the CGCL and subject to any limitations imposed by law,
Section 20(a) above shall no longer apply and removal shall be as provided in
Section 141(k) of the Delaware General Corporation Law.

     SECTION 21. Meetings.

     (a) Annual Meetings. The annual meeting of the Board of Directors shall be held immediately before or after the annual meeting of stockholders and at the place where such meeting is held. No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

     (b) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors. No formal notice shall be required for regular meetings of the Board of Directors.

     (c) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any two of the directors

     (d) Telephone Meetings. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

     (e) Notice of Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each director by first class mail, charges prepaid, at least three
(3) days before the date of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     (f) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

     SECTION 22. Quorum And Voting.

     (a) Unless the Certificate of Incorporation requires a greater number and except with respect to indemnification questions arising under Section 43 hereof, for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

     (b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

     SECTION 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     SECTION 24. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

     SECTION 25. Committees.

     (a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

     (b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

     (c) Term. Each member of a committee of the Board of Directors shall serve a term on the committee coexistent with such member's term on the Board of Directors. The Board of Directors, subject to any requirements of any outstanding series of preferred Stock and the provisions of subsections (a) or
(b) of this Bylaw, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     (d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

     SECTION 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

                                   ARTICLE V

                                    OFFICERS

     SECTION 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

     SECTION 28. Tenure And Duties Of Officers.

     (a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

     (b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

     (c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

     (d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

     (e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties given him in these Bylaws and other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

     (f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

     SECTION 29. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

     SECTION 30. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

     SECTION 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

                                   ARTICLE VI

                       EXECUTION OF CORPORATE INSTRUMENTS
               AND VOTING OF SECURITIES OWNED BY THE CORPORATION

     SECTION 32. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

     All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

     Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

     SECTION 33. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

                                  ARTICLE VII

                                SHARES OF STOCK

     SECTION 34. Form And Execution Of Certificates. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

     SECTION 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

     SECTION 36. Transfers.

     (a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

     (b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the Delaware General Corporation Law.
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

     SECTION 37. Fixing Record Dates.

     (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     (b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     SECTION 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

                                  ARTICLE VIII

                      OTHER SECURITIES OF THE CORPORATION

     SECTION 39. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

                                   ARTICLE IX

                                   DIVIDENDS

     SECTION 40. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

     SECTION 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE X

                                  FISCAL YEAR

     SECTION 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                                   ARTICLE XI

                                INDEMNIFICATION

     SECTION 43. Indemnification Of Directors, Employees And Other Agents.

     (a) Directors. The corporation shall indemnify its directors to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors; and, provided, further, that the corporation shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless
(i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

     (b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such or other persons as the Board of Directors shall determine.

     (c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

     Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

     (d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director. Any right to indemnification or advances granted by this Bylaw to a director shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

     (e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law, or by any other applicable law.

     (f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (g) Insurance. To the fullest extent permitted by the Delaware General Corporation Law or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

     (h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

     (i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director to the full extent under any other applicable law.

     (j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

          (1) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

          (2) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

          (3) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (4) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          (5) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

                                  ARTICLE XII

                                    NOTICES

     SECTION 44. Notices.

     (a) Notice To Stockholders. Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, it shall be given in writing, timely and duly deposited in the United States mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent.

     (b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

     (c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

     (d) Time Notices Deemed Given. All notices given by mail or by overnight delivery service, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex or telegram shall be deemed to have been given as of the sending time recorded at time of transmission.

     (e) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

     (f) Failure To Receive Notice. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

     (g) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

     (h) Notice To Person With Undeliverable Address. Whenever notice is required to be given, under any provision of law or the Certificate of Incorporation or Bylaws of the corporation, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.

                                  ARTICLE XIII

                                   AMENDMENTS

     SECTION 45. Amendments. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                                  ARTICLE XIV

                               LOANS TO OFFICERS

     SECTION 46. Loans To Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until                    , all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement in connection with specific actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Express Capital's amended and restated Certificate of Incorporation provides that Express Capital is authorized to indemnify agents for breach of duty to the corporation and its shareholders in excess of the indemnification otherwise permitted by applicable law. Express Capital's amended Bylaws provide that Express Capital will indemnify its directors and officers, and may indemnify any of its employees and agents, to the fullest extent not prohibited by applicable law. Express Capital's amended Bylaws further provide, among other things, that Express Capital may modify the extent of such indemnification by individual contracts with its directors and that, subject to certain exceptions. Express Capital will not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such director.

     The Delaware General Corporation Law, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Express Capital's amended and restated Certificate of Incorporation provides that the liability of directors for monetary damages is eliminated to the fullest extent under applicable law.

     In connection with the merger, GreyStone has agreed to indemnify, defend and hold harmless, Mr. Mathis and his representatives from damages arising out of (i) the issuance by GreyStone of any securities of GreyStone prior to the effective date of the merger, (ii) any claims for rescission, breach of a representation or warranty, fraud, and breach of contract in connection with the issuance of any securities of GreyStone prior to the effective date of the merger, and (iii) any liability imposed under federal or state securities laws in connection with the issuance of any securities of GreyStone prior to the effective date of the merger. GreyStone has also agreed that it will reimburse Mr. Mathis for any damages he suffers in connection with any portion of this Registration Statement other than the sections related entirely to Express Capital.

     At present, there is no pending litigation or proceeding involving a director, officer or key employee of Express Capital as to which indemnification is being sought nor is Express Capital aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT
      NO.                        DESCRIPTION OF DOCUMENT
    -------                      -----------------------
       2.1     Agreement and Plan of Merger and Reorganization by and among
               Express Capital Concepts, Inc., Express Capital Acquisition
               Corp., GreyStone Technology, Incorporated and Mr. Earnest
               Mathis, Jr., dated as of August 11, 1997. See Annex A
               attached hereto.
       2.2     Amendment to Agreement and Plan of Merger and Reorganization
               dated as of October 1, 1998 by and among Registrant, Express
               Capital Acquisition Corp., GreyStone Technology,
               Incorporated and Mr. Earnest Mathis, Jr. See Annex A
               attached hereto.
       2.3     Second Amendment to Agreement and Plan of Merger and
               Reorganization. See Annex A attached hereto.
      *2.4     Indemnification Agreement dated as of October 19, 1998 by
               and between Mr. Earnest Mathis, Jr., Express Capital
               Concepts, Inc. and GreyStone Technology, Incorporated.
      *3.1     Certificate of Incorporation of the Registrant.
      *3.2     Bylaws of the Registrant.
       3.3     Amended and Restated Certificate of Incorporation of
               Registrant, to be effective after consummation of the
               proposed Merger. See Annex C attached hereto.
       3.4     Amended and Restated Bylaws of the Registrant, to be
               effective after consummation of the proposed Merger. See
               Annex D attached hereto.
      *4.1     Form of Common Stock Certificate of the Registrant.
      *4.2     Form of warrant to be issued to Chathams Rowe Venture
               Partners.
      *4.3     Form of Common Stock Certificate of the Registrant, to be
               used after amendment restatement of Registrants Certificate of Incorporation.
      *5.1     Legal Opinion of Mitchell Silberberg & Knupp LLP.
      *8.1     Tax Opinion of J.H. Cohn LLP.
      23.1     Consent of Angell & Deering.
      23.2     Consent of J.H. Cohn LLP.
     *23.3     Consent of Mitchell Silberberg & Knupp LLP (included in
               Exhibit 5.1).
      27.1     Financial Data Schedule of Registrant.
      27.2     Financial Data Schedule of GreyStone.
     *99.1     GreyStone form of proxy card.
     *99.2     Exchange Documentation with Chathams Rowe Venture Partners.


---------------
* Previously filed.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

          (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if. in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on November 12, 1999.


                                          EXPRESS CAPITAL CONCEPTS, INC.

                                          By:      /s/ EARNEST MATHIS
                                            ------------------------------------
                                                  President and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                 /s/ EARNEST MATHIS                         President, Secretary,       November 12, 1999
-----------------------------------------------------      Treasurer and Director

                                 EXHIBIT INDEX


    EXHIBIT
      NO.                        DESCRIPTION OF DOCUMENT
    -------                      -----------------------
       2.1     Agreement and Plan of Merger and Reorganization by and among
               Express Capital Concepts, Inc., Express Capital Acquisition
               Corp., GreyStone Technology, Incorporated and Mr. Earnest
               Mathis, Jr., dated as of August 11, 1997. See Annex A
               attached hereto.
       2.2     Amendment to Agreement and Plan of Merger and Reorganization
               dated as of October 1, 1998 by and among Registrant, Express
               Capital Acquisition Corp., GreyStone Technology,
               Incorporated and Mr. Earnest Mathis, Jr. See Annex A
               attached hereto.
       2.3     Second Amendment to Agreement and Plan of Merger and
               Reorganization. See Annex A attached hereto.
      *2.4     Indemnification Agreement dated as of October 19, 1998 by
               and between Mr. Earnest Mathis, Jr., Express Capital
               Concepts, Inc. and GreyStone Technology, Incorporated.
      *3.1     Certificate of Incorporation of the Registrant.
      *3.2     Bylaws of the Registrant.
       3.3     Amended and Restated Certificate of Incorporation of
               Registrant, to be effective after consummation of the
               proposed Merger. See Annex C attached hereto.
       3.4     Amended and Restated Bylaws of the Registrant, to be
               effective after consummation of the proposed Merger. See
               Annex D attached hereto.
      *4.1     Form of Common Stock Certificate of the Registrant.
      *4.2     Form of warrant to be issued to Chathams Rowe Venture
               Partners.
      *4.3     Form of Common Stock Certificate of the Registrant, to be
               used after amendment restatement of Registrants Certificate of Incorporation.
      *5.1     Legal Opinion of Mitchell Silberberg & Knupp LLP.
      *8.1     Tax Opinion of J.H. Cohn LLP.
      23.1     Consent of Angell & Deering
      23.2     Consent of J.H. Cohn LLP.
     *23.3     Consent of Mitchell Silberberg & Knupp LLP (included in
               Exhibit 5.1).
      27.1     Financial data schedule of Registrant.
      27.2     Financial data schedule of GreyStone.
     *99.1     GreyStone form of proxy card.
     *99.2     Exchange documentation with Chathams Rowe Venture Partners.


---------------
 *  Previously filed.